Exhibit 2.1

SECURITIES AND ASSET PURCHASE AGREEMENT

by and among

KAR AUCTION SERVICES, INC.

CARVANA GROUP, LLC

and

CARVANA CO.

solely for purposes of Section 10.15, as the Guarantor

Dated as of February 24, 2022

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i

(continued)
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Section 5.6	Tax Refunds	70
Section 5.7	Tax Returns.	71
Section 5.8	Section 336(e) and 338 Elections	71
Section 5.9	Tax Sharing Agreements	72
Section 5.10	Disregarded Entity Conversions	72
Section 5.11	Overlap	72

Article 6

Conditions Precedent

Section 6.1	Conditions to Obligations of Buyer and Seller	72
Section 6.2	Conditions to Obligations of Buyer	73
Section 6.3	Conditions to Obligations of Seller	73

Article 7

Termination

Section 7.1	Termination	74
Section 7.2	Effect of Termination	75

Article 8

Indemnification

Section 8.1	Survival	75
Section 8.2	Indemnification by Seller	76
Section 8.3	Indemnification by Buyer	76
Section 8.4	Limitations on Indemnity	76
Section 8.5	Notification of Claims; Third-Party Claims	77
Section 8.6	Exclusive Remedy	79
Section 8.7	Tax Treatment	79

Article 9

Definitions

Section 9.1	Certain Terms	79
Section 9.2	Construction	98

Article 10

Miscellaneous

Section 10.1	Notices	99

(continued)
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Exhibit A:	Accounting Principles
Exhibit B:	Pre-Closing Steps Principles
Exhibit C:	Form of Transition Services Agreement
Exhibit D:	Form of Commercial Agreement
Exhibit E:	Allocation Principles
Exhibit F:	Intellectual Property Assignment Agreement

SECURITIES AND ASSET PURCHASE AGREEMENT

This SECURITIES AND ASSET PURCHASE AGREEMENT, dated as of February 24, 2022 (this “Agreement”), is made by and among KAR Auction Services, Inc., a Delaware corporation (“Seller”), Carvana Group, LLC, a Delaware limited liability company (“Buyer”), and Carvana Co., a Delaware corporation, solely for purposes of Section 10.15 (the “Guarantor”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 9.1.

R E C I T A L S:

WHEREAS, Seller is engaged, directly and indirectly, in the Business;

WHEREAS, in connection with the transactions contemplated hereby, Seller will cause certain Pre-Closing Steps to be completed prior to the Closing, including forming a Delaware limited liability company (the “Company”) for the purposes of holding, directly or indirectly through the Transferred Subsidiaries, all of the Transferred Assets and Assumed Liabilities;

WHEREAS, following completion of the Pre-Closing Steps, (i) the Company will hold, directly or indirectly through the Transferred Subsidiaries, all of the Transferred Assets and Assumed Liabilities, and (ii) Seller or certain of its Controlled Affiliates will hold all of the Excluded Assets and Retained Liabilities;

WHEREAS, as of immediately prior to Closing, Seller will own all of the issued and outstanding equity interests of the Company (the “Equity Interests”);

WHEREAS, Seller wishes to sell, directly or indirectly, the Equity Interests, and Buyer wishes to purchase the Equity Interests, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the transactions contemplated hereby, at the Closing, Seller or certain of its Controlled Affiliates, on the one hand, and the Company or Buyer (or certain of its Controlled Affiliates), on the other hand, will enter into the Ancillary Agreements.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound hereby, do agree as set forth herein:

Article 1

Sale and Purchase of Equity Interests

Section 1.1         Closing. The closing of the sale and purchase of the Equity Interests (the “Closing”) shall take place by conference call and electronic (i.e., email of PDF documents) delivery of documents, at 10:00 a.m. Eastern Standard Time on the date that is three (3) Business Days after the conditions set forth in Article 6 have been satisfied or waived (other than those conditions which by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties; provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions which by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), then the Closing shall occur instead on the date that is the earlier to occur of (a) any Business Day as may be specified by Buyer on no less than three (3) Business Days’ prior notice to Seller and (b) the first (1st) Business Day following the final day of the Marketing Period. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”. The Closing shall be effective as of 12:01 a.m. Eastern Standard Time on the Closing Date.

(a)            Transfer of Equity Interests. At the Closing, Seller shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Buyer, all of the Equity Interests free and clear of all Liens, other than Liens arising under applicable securities Laws or this Agreement.

(b)            Estimated Purchase Price. At the Closing, Buyer shall pay, or cause to be paid, to Seller or other Persons designated by Seller, by wire transfer of immediately available funds to such account(s) as Seller shall designate in writing to Buyer not less than three (3) Business Days prior to the Closing Date (the “Seller Designated Account(s)”), an aggregate amount in cash equal to (i) the Estimated Purchase Price less (ii) the Specified Consents Holdback Amount.

(c)            Indebtedness. Seller shall arrange for the Company and each applicable Transferred Subsidiary to be released, prior to or at the Closing, from all Liens and other guarantee and collateral obligations under the Credit Facilities, the Existing Notes and any other Indebtedness of Seller or its Subsidiaries (other than Indebtedness of the Company and the Transferred Subsidiaries incurred following the Closing at the direction of Buyer), and deliver to Buyer customary documentation (including, as applicable, payoff letters and other documentation required to release any Liens relating thereto) reasonably acceptable to Buyer to effectuate such release (the “Indebtedness Release Documentation”). No later than three (3) Business Days prior to the Closing Date, Seller shall use reasonable best efforts to provide to Buyer drafts of such Indebtedness Release Documentation.

(d)            Transaction Expenses. At or as promptly as practicable following the Closing on the Closing Date, Buyer shall pay, or cause to be paid, on behalf of Seller and its Controlled Affiliates (including the Company and the Transferred Subsidiaries), as applicable, the Transaction Expenses (based on the estimates provided by Seller pursuant to Section 1.2(b)) by wire transfer of immediately available funds as directed by Seller, in each case pursuant to invoices and wire instructions provided by Seller from the Persons to whom such amounts are owed that are delivered to Buyer not less than three (3) Business Days prior to the Closing Date.

Section 1.2         Purchase Price.

(a)            Final Purchase Price. The aggregate consideration for the Equity Interests shall be an amount in cash equal to (i) the Enterprise Value, plus (ii) the Final Closing Date Cash, minus (iii) the Final Closing Date Indebtedness, minus (iv) the Final Transaction Expenses, plus (v) the Final Net Working Capital Adjustment Amount (which may be a positive or negative number) (the calculation resulting from clauses (i), (ii), (iii), (iv) and (v), the “Final Purchase Price”).

(b)            Estimated Purchase Price. No later than five (5) Business Days prior to the Closing Date, Seller shall provide to Buyer a statement (the “Estimated Closing Statement”) setting forth an estimate of the Final Purchase Price which shall be based upon (i) the Enterprise Value and (ii) good-faith estimates of the Closing Date Cash, the Closing Date Indebtedness, the Closing Date Net Working Capital, the Net Working Capital Adjustment Amount and the Transaction Expenses (the “Estimated Purchase Price”), in each case, delivered with reasonable supporting detail with respect to the calculation of such amounts. Seller shall consider in good faith any proposed changes to the Estimated Closing Statement proposed by Buyer no later than three (3) Business Days prior to the Closing Date and update the Estimated Closing Statement if and to the extent so agreed with Buyer in response to such comments; provided, that if Seller disagrees with any such changes, the position of Seller with respect to such changes shall control for purposes of calculation of the Estimated Purchase Price; provided, further, that such failure to agree shall not prejudice or limit Buyer’s rights pursuant to Section 1.2(c).

(c)            Post-Closing Adjustments.

(i)            Post-Closing Adjustment. As soon as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth Buyer’s calculation of (A) the Closing Date Cash, (B) the Closing Date Indebtedness, (C) the Transaction Expenses, (D) Closing Date Net Working Capital, (E) the Net Working Capital Adjustment Amount and (F) based thereon, Buyer’s calculation of the Final Purchase Price (such calculations, collectively, the “Proposed Purchase Price Calculations”), together with reasonable supporting detail with respect to the calculation of such amounts (the “Closing Statement”).

(ii)           Within sixty (60) days of receipt of the Closing Statement, Seller may provide written notice to Buyer disputing all or a part of the Proposed Purchase Price Calculations (such notice, a “Purchase Price Dispute Notice”). If Seller does not provide a Purchase Price Dispute Notice to Buyer within such sixty (60)-day period, then the parties agree that the Proposed Purchase Price Calculations set forth in the Closing Statement shall become final and binding on the parties. If a Purchase Price Dispute Notice is provided to Buyer within such sixty (60)-day period, then Seller and Buyer shall use reasonable best efforts in good faith to resolve the disputed items during the thirty (30)-day period commencing on the date of Buyer’s receipt of the Purchase Price Dispute Notice (the “Resolution Period”) and all such discussions related thereto shall, unless otherwise agreed by Seller and Buyer, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule).

(iii)          If Seller and Buyer do not agree upon a final resolution with respect to any disputed items within the Resolution Period, then the remaining items in dispute shall be submitted immediately to the dispute resolution group of Ernst & Young LLP, or, if such firm declines to be retained to resolve the dispute, the dispute resolution group of another nationally recognized, independent accounting firm reasonably acceptable to Seller and Buyer (in either case, the “Accounting Firm”). The parties agree to instruct the Accounting Firm to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between Seller and Buyer, and any associated engagement fees shall be initially borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer; provided that such fees shall ultimately be borne by Seller and Buyer in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the disputed items. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. In resolving the disputed items, the Accounting Firm (A) shall be bound by the terms of this Agreement, (B) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value claimed for such item by either Seller or Buyer in the Closing Statement or Purchase Price Dispute Notice, (C) shall rely solely on the written submissions of the parties and shall not conduct an independent investigation, (D) shall limit its decision to such items as are in dispute and to only those adjustments as are necessary for the Proposed Purchase Price Calculations to comply with the provisions of this Agreement, including the Accounting Principles and (E) shall act as an expert and not as an arbitrator. Such determination of the Accounting Firm shall be conclusive and binding upon the parties absent manifest error. No ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed. For the avoidance of doubt, the Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Purchase Price Dispute Notice. At any time, including following the Resolution Period, Buyer and Seller may agree to settle any disputed item, including any disputed item submitted to the Accounting Firm, which agreement shall be in writing and final and binding on the parties with respect to the subject matter of such disputed item so resolved; provided that, if an Accounting Firm has been engaged, the parties shall promptly provide a copy of such agreement to the Accounting Firm and instruct the Accounting Firm not to resolve such disputed item, it being agreed that if the Accounting Firm nonetheless resolves such disputed item for any reason, the agreement of the parties shall control.

(iv)          The parties agree that they will, and agree to cause their respective independent accountants and their respective Controlled Affiliates to, cooperate and assist in the calculation of the Final Purchase Price and in the conduct of the review by the other party and its Representatives or, if applicable, the Accounting Firm of any proposed calculations of the Final Purchase Price or the components thereof, including the making available, to the extent necessary, of books, records, work papers and personnel; provided, however, that the independent accountants of Seller or Buyer shall not be obligated to make any working papers available to the other party or the Accounting Firm unless and until the recipient has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountant.

(v)           Within five (5) Business Days after the date on which the Final Purchase Price is finally determined pursuant to this Section 1.2(c):

(1)           if the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay, or cause to be paid, to Seller or other Persons designated by Seller, a cash amount equal to such excess by wire transfer of immediately available funds to the Seller Designated Account(s) (or such other accounts as Seller shall designate in writing to Buyer not less than three (3) Business Days prior to such transfer), or

(2)           if the Estimated Purchase Price is greater than the Final Purchase Price, Seller or its designees shall pay to Buyer or other Persons designated by Buyer a cash amount equal to such excess, by wire transfer of immediately available funds to an account that Buyer designates in writing to Seller not less than three (3) Business Days prior to such transfer.

(vi)          Any amount paid pursuant to Section 1.2(c)(v) shall be treated as an adjustment to the Final Purchase Price for Tax purposes to the extent permitted by applicable Law.

(d)            Accounting Procedures. The Estimated Purchase Price, the Proposed Purchase Price Calculations, the Final Purchase Price, the Estimated Closing Statement and the Closing Statement and the calculations contained therein shall be determined in accordance with the definitions contained herein (including for purposes of calculating Closing Date Net Working Capital, including only those line items as the sample calculations set forth in the Accounting Principles).

Section 1.3          Specified Consents. Following the Closing, with respect to any Specified Consent not obtained by, or not remaining in full force and effect at, as applicable, the Closing (and correspondingly included in the calculation of Specified Consents Holdback Amount) that is then obtained at any time on or prior to the date that is the two (2) year anniversary of the Closing Date, Buyer shall, within five (5) Business Days of the receipt by Buyer of such Specified Consent, make, or cause to be made, a one-time payment in respect of such Specified Consent to Seller in the amount of $7,000,000, by wire transfer of immediately available funds to the Seller Designated Account(s) (or another account that Seller designates in writing to Buyer prior to the date of such payment). For the avoidance of doubt, Seller shall not be entitled to receive more than a single payment pursuant to this Section 1.3 per Specified Consent obtained, and the aggregate amount paid pursuant to this Section 1.3 shall not exceed the Specified Consents Holdback Amount. No payment shall be made pursuant to this Section 1.3 in respect to any Specified Consent obtained and in full force and effect prior the Closing or after the date that is the two (2) year anniversary of the Closing Date. From the date hereof until the date that is the two (2) year anniversary of the Closing Date (or, if earlier, with respect to any Specified Consent that has been received, until such receipt), Buyer shall not, without the prior written consent (not to be unreasonably withheld, conditioned, or delayed) or participation of Seller, engage in any material and substantive oral or written communications (including any material and substantive meetings, telephone calls, discussions or written communications), to the extent relating to a Contract for which a Specified Consent is being sought hereunder, regarding Seller, any Specified Consent, this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, with any counterparty to a Contract with respect to which such Specified Consent is being sought. Without limiting the foregoing, to the extent relating to a Contract for which a Specified Consent is being sought hereunder, Buyer shall (i) keep Seller reasonably informed with respect to any substantive meetings, telephone calls or discussions with, or written communications to or from, any counterparty to a Contract with respect to which such Specified Consent is being sought hereunder, and (ii) not agree to participate in any substantive meetings, telephone calls or discussions with, or written communications with, any such counterparty in respect of Seller, any Specified Consent, this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, unless Buyer provides Seller with the opportunity to participate in all such substantive meetings, telephone calls or discussions with, or written communications with, and consults with Seller in advance with respect to any such substantive meetings, telephone calls, discussions or written communications and considers in good faith Seller’s comments with respect thereto.

Section 1.4          Withholding. Buyer, Seller and their respective Controlled Affiliates may withhold from amounts otherwise payable pursuant to this Agreement such amount as is required, or is reasonably believed to be required, to be deducted and withheld with respect to such payment under applicable Law or governmental administrative policy or practice. Any amounts so withheld shall be promptly paid over to the appropriate Governmental Authority. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If a party intends to withhold (except for payments of bonuses and other compensatory amounts to Persons who are receiving such payments in their capacity as employees), such party shall use reasonable best efforts to provide notice as promptly as practicable to the party in respect of whom such payment is to be made, and such parties shall cooperate with each other to take commercially reasonable steps to minimize or eliminate such withholding or deduction in accordance with applicable Law or governmental administrative policy or practice.

Article 2

Representations and Warranties of Seller

Except as set forth in any report, form, statement or other document filed with, or furnished to, the SEC by Seller and publicly available from January 1, 2021 until the date that is two Business Days prior to the date hereof (to the extent the relevant of any such disclosure with respect to any section of this Article II is reasonably apparent on its face) (but excluding any forward-looking disclosure set forth in any section titled “Risk Factors” or “forward-looking statements” (or similarly captioned section) or in any other section to the extent the disclosure is a forward-looking statement or predictive, cautionary or forward-looking in nature) or the Seller Disclosure Letter, Seller represents and warrants to Buyer, assuming for the purposes of such representations and warranties that the Pre-Closing Steps have occurred prior to the execution and delivery of this Agreement, as follows:

Section 2.1         Organization and Power. Each of Seller and the Company, and each of the Transferred Subsidiaries, is an entity duly organized, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the laws of its jurisdiction of organization, except, solely with respect to the Transferred Subsidiaries, where the failure to be in good standing would not, individually or in the aggregate, be (or reasonably be expected to be) (A) material to the Business, taken as a whole or (B) materially adverse to Seller’s and its applicable Controlled Affiliates’ ability to consummate the transactions contemplated hereby. Each of the Company and each of the Transferred Subsidiaries has all requisite corporate, limited liability company or other entity power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted, except where the absence of such power to conduct its business would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole. Each of the Company, and each of the Transferred Subsidiaries, is duly qualified or licensed to do business and is in good standing (or the equivalent thereof, where such concept is recognized) in the jurisdictions in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to (a) have, individually or in the aggregate, a Material Adverse Effect or (b) be, individually or in the aggregate, materially adverse to Seller’s and its applicable Controlled Affiliates’ ability to consummate the transactions contemplated hereby. Seller has provided to Buyer true, correct and complete copies of the Company’s and each of the Transferred Subsidiaries’ Organizational Documents, which are each in full force and effect.

Section 2.2         Authorization.

(a)            Seller and its Controlled Affiliates have all requisite corporate, limited liability company or other entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Seller or any of its Controlled Affiliates is a party, as applicable, and to consummate the transactions contemplated hereby and thereby. The execution, delivery or performance of this Agreement and the Ancillary Agreements to which Seller or any of its Controlled Affiliates is a party by Seller or such Controlled Affiliates and the consummation of the transactions contemplated hereby and thereby, including the Pre-Closing Steps, by Seller or any Controlled Affiliate of Seller, as applicable, have been duly authorized by all requisite corporate, limited liability company or other entity power action of Seller or such Controlled Affiliate of Seller, as applicable. No vote or approval of the holders of any class or series of capital stock of Seller or its Controlled Affiliates is necessary for the execution, delivery or performance by Seller or any Controlled Affiliate of Seller of this Agreement or the Ancillary Agreements to which Seller or any Controlled Affiliate of Seller is a party or the consummation by Seller or its Controlled Affiliates of the transactions contemplated hereby or thereby. This Agreement has been (and the execution, delivery or performance of each of the Ancillary Agreements to which Seller or any Controlled Affiliate of Seller will be a party will be) duly and validly executed and delivered by Seller (and, in the case of the Ancillary Agreements, by Seller or the applicable Controlled Affiliate of Seller) and constitutes (and each such Ancillary Agreement when so executed and delivered by Seller or the applicable Controlled Affiliate of Seller will constitute) a valid, legal and binding agreement of Seller (and in the case of the Ancillary Agreements, Seller or Controlled Affiliates of Seller party thereto) (assuming that this Agreement has been, and the Ancillary Agreements to which Seller or any Controlled Affiliate of Seller is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Seller (and in the case of the Ancillary Agreements, Seller or Controlled Affiliates of Seller party thereto) in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

(b)            Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 3.2(a), no notices to, filings with or authorizations, registrations, declarations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance by Seller or any Controlled Affiliate of Seller of this Agreement or the Ancillary Agreements to which Seller or any Controlled Affiliate of Seller is a party or the consummation by Seller or its Controlled Affiliates of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) compliance with, and any notices, filings with or authorizations, registrations, declarations, consents or approvals required in connection with, any Permits and (iii) those the failure of which to obtain or make would not, individually or in the aggregate, be (or reasonably be expected to be) (A) material to the Business, taken as a whole, or (B) materially adverse to Seller’s and its applicable Controlled Affiliates’ ability to consummate the transactions contemplated hereby.

Section 2.3         Non-Contravention. The execution, delivery and performance by Seller and its Controlled Affiliates of this Agreement and the Ancillary Agreements to which Seller or any Controlled Affiliate of Seller is a party and the consummation of the transactions contemplated hereby and thereby (including, for the avoidance of doubt, the Pre-Closing Steps) do not (a) conflict with or result in any breach of any provision of the Organizational Documents of Seller or any applicable Controlled Affiliate of Seller, or violate any applicable Law of any Governmental Authority having jurisdiction over Seller or any applicable Controlled Affiliate of Seller, assuming compliance with the items described in clauses (i)-(iii) of Section 2.2(b), (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, modification or acceleration under, any of the terms, conditions or provisions of any Material Contract or any Lease, or (c) except as contemplated by this Agreement, result in the creation or imposition of any Lien other than Permitted Liens on any Transferred Asset, except, in the case of clauses (b) and (c), as would not reasonably be expected to (A) have, individually or in the aggregate, a Material Adverse Effect, or (B) be, individually or in the aggregate, materially adverse to Seller’s and its applicable Controlled Affiliates’ ability to consummate the transactions contemplated hereby

Section 2.4         Capitalization; Title to Equity Interests; Operations of the Company.

(a)            The Equity Interests, collectively, constitute, or immediately prior to the Closing will constitute, all of the equity securities of the Company. Seller is, or immediately prior to the Closing will be, the holder of record and beneficially owns all of the Equity Interests, and has, or immediately prior to the Closing will have, good and valid title to such Equity Interests, free and clear of all Liens (other than Liens securing the obligations under the Credit Facilities, which Liens shall be released at Closing, or arising under applicable securities Laws or this Agreement). All of the Equity Interests have been, or immediately prior to the Closing will have been, duly authorized, validly issued and are fully paid and non-assessable and are owned free and clear of any Liens (other than Liens securing the obligations under the Credit Facilities, which Liens shall be released at Closing, or arising under applicable securities Laws or this Agreement). Effective as of the Closing, good and valid title to the Equity Interests will pass to Buyer, free and clear of all Liens (other than Liens arising under applicable securities Laws or this Agreement).

(b)            Other than the Equity Interests, there are no outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for equity securities of the Company, (iii) options, restricted equity units, warrants or other rights to acquire from the Company or obligations of the Company to issue, any equity securities or securities convertible into or exchangeable or exercisable for equity securities of the Company or (iv) equity appreciation, phantom equity, profit participation or similar rights with respect to any equity securities of the Company.

(c)            Neither Seller nor any of its Controlled Affiliates is party to any right of first refusal, right of first offer, proxy, voting agreement, registration rights agreement, equityholders agreement or any other Contract with respect to the sale, repurchase, redemption, transfer or voting of equity securities of the Company or any securities of the Company of the type referenced in Section 2.4(b) above.

(d)            The Company has been, or will have been at and after its formation at all times until immediately prior to the Closing, formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Ancillary Agreements and, as of the Closing, will not have engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and thereby.

Section 2.5         Transferred Subsidiaries.

(a)            Section 2.5(a) of the Seller Disclosure Letter contains a complete and accurate list of the Subsidiaries of the Company as of immediately prior to the Closing (collectively, the “Transferred Subsidiaries”), including, for each of such Subsidiaries, (i) its name, (ii) its jurisdiction of organization and (iii) all shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into (including options, restricted equity units, warrants or other equity or equity-based awards), or rights to purchase or subscribe to, shares of capital stock of or other voting or equity interests in) such Subsidiaries (such interests, collectively, the “Transferred Subsidiaries Interests”).

(b)            The Transferred Subsidiaries Interests, collectively, constitute all of the shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into (including options, restricted equity units, warrants or other equity or equity-based awards), or rights to purchase or subscribe to, shares of capital stock of or other voting or equity interests in) the Transferred Subsidiaries. The Company is, or immediately prior to the Closing will be, the holder of record and beneficially owns, or immediately prior to the Closing will own, all of the Transferred Subsidiaries Interests, and has, or immediately prior to the Closing will have, good and valid title to such Transferred Subsidiaries Interests, free and clear of all Liens (other than Liens arising under applicable securities Laws or this Agreement). All of the Transferred Subsidiaries Interests have been duly authorized, validly issued and are fully paid and non-assessable and are owned free and clear of any Liens (other than Liens arising under applicable securities Laws or this Agreement). Effective as of the Closing, good and valid title to the Transferred Subsidiaries Interests will indirectly pass to Buyer through its ownership of the Equity Interests, free and clear of all Liens (other than Liens arising under applicable securities Laws or this Agreement). Neither the Company nor any of the Transferred Subsidiaries owns any interest or investment (whether equity or debt) in any Person, other than a Transferred Subsidiary.

(c)            Other than the Transferred Subsidiaries Interests, there are no outstanding (i) shares of capital stock of or other voting or equity interests in the Transferred Subsidiaries, (ii) securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in the Transferred Subsidiaries, (iii) options, restricted equity units, warrants or other rights to acquire from the Transferred Subsidiaries or obligations of the Transferred Subsidiaries to issue, any equity securities or securities convertible into or exchangeable or exercisable for Transferred Subsidiaries Interests or (iv) equity appreciation, phantom equity, profit participation or similar rights with respect to any Transferred Subsidiaries Interests.

(d)            Neither Seller nor any of its Controlled Affiliates is party to any right of first refusal, right of first offer, proxy, voting agreement, registration rights agreement, equityholders agreement or any other Contract with respect to the sale, repurchase, redemption, transfer or voting of any Transferred Subsidiaries Interests.

Section 2.           Financial Statements.

(a)            Section 2.6(a) of the Seller Disclosure Letter contains true, correct and complete copies of the management-prepared unaudited trial balances that include all accounts of the Business that would be utilized in the financial statements of the Business as of and for the twelve months ended December 31, 2019, December 31, 2020 and December 31, 2021 (collectively, the “Trial Balances”).

(b)            The Trial Balances (i) have been prepared based on the books and records of Seller and its Controlled Affiliates, which are maintained in accordance with GAAP, and (ii) are derived from Seller’s and its Controlled Affiliates’ consolidated audited financial information. The Trial Balances have been prepared in accordance with Seller’s regular reporting and accounting policies, practices and methodologies and in accordance with GAAP, consistently applied. The Trial Balances fairly present in all material respects the financial condition, assets and liabilities, results of operations and cash flow of the Business as of the respective dates and for the respective periods presented, except (i) as may be noted therein, (ii) subject to normal and recurring year-end adjustments which are not, individually or in the aggregate, material to the Company, the Transferred Subsidiaries and the Business, taken as a whole, (iii) the absence of footnote disclosures and (iv) exclusions and reconciliations to reflect the Transferred Assets and Assumed Liabilities; provided that the Trial Balances and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and has received certain allocated charges and credits which do not necessarily reflect amounts which would have resulted from arms-length transactions or which the Business would incur on a standalone basis.

(c)            Seller maintains a system of internal accounting controls appropriate to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements of the Business in accordance with GAAP, (ii) that receipts and expenditures of the Business are being made in accordance with appropriate authorizations of management of the Business, and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Business.

(d)            All of the accounts receivable of the Business (i) have been validly recorded in all material respects in accordance with GAAP, (ii) are valid and existing accounts receivable made from bona fide sales in the Ordinary Course of Business, (iii) are not subject to any setoffs or counterclaims, and (iv) are owned free and clear of any Liens (other than Permitted Liens); provided, that in each case accounts receivable balances are subject to applicable reserves recorded in the Trial Balances.

Section 2.7         Other Liabilities. There are no obligations, claims, Indebtedness or other Liabilities of the Business of any nature or kind whatsoever (whether accrued, known or unknown, absolute, contingent or otherwise), except (i) Liabilities disclosed in the Trial Balances, (ii) Liabilities incurred in the Ordinary Course of Business since December 31, 2021 (none of which arises from any tort, violation of Law, breach of Contract, infringement or misappropriation) that would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole, (iii) Liabilities incurred pursuant to or in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (iv) Indebtedness under the Credit Facilities and Existing Notes, (v) Liabilities that are Retained Liabilities and (vi) other Liabilities that would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole.

Section 2.8         Absence of Certain Changes. Since December 31, 2021, there has not occurred any Material Adverse Effect. During the period beginning on December 31, 2021 and ending on the date of this Agreement, (a) the Business has been conducted in the Ordinary Course of Business, except (i) as contemplated by this Agreement (including Section 4.9 and Section 4.10) and (ii) to the extent arising out of, relating to or resulting from COVID-19 or any Pandemic Measure, and (b) neither the Business nor Seller or any of its Controlled Affiliates (with respect to the Company, the Transferred Subsidiaries or the Business) has taken any of the actions set forth in clauses (a), (c), (d), (e), (m) and (p) of Section 4.1, or clause (v) of Section 4.1 (to the extent related to the foregoing), that would otherwise require the consent of Buyer following the date hereof.

Section 2.9         Material Contracts.

(a)            Section 2.9 of the Seller Disclosure Letter lists, as of the date hereof, the following Contracts which are primarily related to the Business to which Seller or any of its Controlled Affiliates is a party and have not been entirely fulfilled or performed as of the date hereof, except for (x) this Agreement, (y) any Benefit Plan and (z) any purchase orders or invoices entered into or received in the Ordinary Course of Business (collectively, whether or not listed, the “Material Contracts”):

(i)            any Contract relating to any incurrence, assumption or guarantee of indebtedness for borrowed money by the Company or any Transferred Subsidiary, or with respect to the Business, in excess of $2,000,000;

(ii)           any material joint venture agreement or partnership agreement or other similar material Contract or arrangements with a third party;

(iii)          any material Contract or series of related Contracts, including any option agreement, relating to the acquisition or disposition of any business, capital stock or other equity securities or assets of any Person (whether by merger, consolidation or other business combination, sale of stock or other securities, sale of assets or otherwise);

(iv)          any material Contract under which the Company, a Transferred Subsidiary or the Business has an obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(v)           any Contract that contains exclusivity obligations, most favored nation obligations, or non-competition obligations or restrictions binding on the Business, the Company or any Transferred Subsidiary, in each case unless de minimis;

(vi)          any Contract providing for payments in excess of $2,000,000 per annum, or $4,000,000 over the life of such Contract, in each case other than any such Contract terminable by the Company for any reason upon less than thirty (30) days’ notice and without incurring any Liability;

(vii)         any Contract containing covenants that (A) restrict or purport to restrict the Company or any of the Transferred Subsidiaries (or any of their Affiliates) from (1) any solicitation, hiring or engagement of any Person or (2) the solicitation of any customer or (B) limit or purport to limit the freedom of the Company or any of the Transferred Subsidiaries (or any of their Affiliates) to engage in any line of business, compete with any Person or operate in any geographic areas or markets, in the case of the foregoing clause (A)(i), material to the operations of the Business, taken as a whole;

(viii)            any Contract (A) included in the Transferred Assets, to which the Company or a Transferred Subsidiary is a party, or to which Seller or one of its Controlled Affiliates is a party where such Contract is exclusively related to the Business, pursuant to which the signatory party receives a license from a third party to any material Intellectual Property used in the Business, other than (i) licenses to commercially available or open sourced software or licenses granted in connection with the purchase or lease of IT Systems or IT services for annual fees of $500,000 or less, (ii) licenses for Intellectual Property used by Seller or its Controlled Affiliates to provide services or perform their obligations under the Commercial Agreement or the Transition Services Agreement), and (iii) non-exclusive licenses granted under non-disclosure agreements for evaluative purposes, (B) pursuant to which Transferred Intellectual Property is licensed to a third party other than licenses granted in the Ordinary Course of Business in connection with the sale or licensing of products or services of the Business, (C) under which any Person has developed or has been engaged to develop any material Transferred Intellectual Property for the Business (excluding Contracts with employees and contractors entered into in the Ordinary Course of Business on standard forms of Contract under which such employees and contractors assign rights in all developed material Intellectual Property to the Company or a Transferred Subsidiary) or under which the Seller or one of its Controlled Affiliates has been engaged to develop any material Intellectual Property for any Person in relation to the Business, or (D) entered into to settle or resolve any Intellectual Property-related dispute with respect to the Business, including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements;

(ix)          any Labor Agreement covering any Business Employees;

(x)           any settlement, conciliation or similar Contract with any Person pursuant to which the Business, the Company or any Transferred Subsidiary will have any material outstanding obligation after the date of this Agreement;

(xi)          any Contract involving a remaining commitment by the Business to pay capital expenditures in excess of $1,000,000;

(xii)         any Contract to sell or otherwise dispose of any capital assets having a fair market value in excess of $1,000,000;

(xiii)        any material Contract relating to any interest rate, derivatives or hedging transactions;

(xiv)        any material Contract with a Governmental Authority;

(xv)         any Contract that provides for the procurement of services or supplies from a top fifteen (15) supplier to the Business by Seller or any of its Controlled Affiliates or provides for sales to a top fifteen (15) customer to the Business by Seller or any of its Controlled Affiliates, respectively, measured by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, during the calendar year 2021;

(xvi)        any Affiliate Contract;

(xvii)       any Lease with an annual rent of at least $250,000;

(xviii)      any Contract for the engagement or employment of, or provision of individual services by, any director, officer, or other service provider that provides for (A) annual compensation in excess of $250,000 or (B) any severance benefits that are not required by Law and/or any change in control or similar payments; and

(xix)        any material Contract under which the Company, a Transferred Subsidiary or the Business has an obligation to conduct automotive reconditioning work on behalf of third-parties (for the avoidance of doubt, other than Ordinary Course of Business automotive reconditioning work done on vehicles prior to such vehicles being sold in an auction conducted by the Business).

(b)            (i) Each Material Contract is in full force and effect and is a valid and binding agreement of the Company or a Transferred Subsidiary, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally, (ii) neither the Company nor any Transferred Subsidiary nor, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under (or is alleged in writing to be in default or breach in any material respect under) the terms of has provided or received any written notice of any intention to terminate, any such Material Contract, and (iii) to the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder, except, in each case of clauses (i) – (iii), as would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole. Neither Seller nor any of its Controlled Affiliates has received any written notice of the intention of any party to terminate any Material Contract. Neither Seller nor any of its Controlled Affiliates has served notice on a counterparty to a Material Contract in respect of a breach of a material nature by such counterparty. Prior to the date hereof, Seller has made available to Buyer true, correct and complete copies of the Material Contracts as of the date hereof, together with all material modifications and amendments thereto.

Section 2.10       Properties.

(a)            Owned Real Property. Section 2.10(a) of the Seller Disclosure Letter sets forth all real property and interests in real property owned by Seller or its Controlled Affiliates that are primarily used or primarily intended to be used in, or otherwise primarily related to, the Business (the “Owned Real Property”). Seller has good, valid and marketable fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens. Except as set forth on Section 2.10(a) of the Seller Disclosure Letter or terminable by Seller or its Controlled Affiliates upon ninety (90) days’ prior written notice, Seller has not (i) leased, subleased or otherwise granted to any Person the right to use or occupy the Owned Real Property, and there are no outstanding agreements with any leasing agents in respect of leasing space in any Owned Real Property; (ii) granted to any third party any outstanding option, right of first offer or right of first refusal to purchase any Owned Real Property or any portion thereof or interest therein; (iii) there is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Knowledge of Seller, threatened, affecting any Owned Real Property or any portion thereof or interest therein; and (iv) Seller is not a party to any Contract to purchase any real property or interest therein.

(b)            Real Property Leases. Section 2.10(b) of the Seller Disclosure Letter sets forth the address of all real property leased, subleased, licensed or otherwise occupied (but not owned) by Seller or its Controlled Affiliates that are primarily used or primarily intended to be used in, or otherwise primarily related to, the Business (the “Leased Real Property”) and a true and complete list of all leases, subleases, licenses or other agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) pursuant to which the Seller or its Controlled Affiliates holds any Leased Real Property (collectively, the “Leases”). Seller has a valid, binding and enforceable leasehold estate or lease interest in all Leased Real Property, free and clear of all Liens, other than Permitted Liens. Seller has delivered to Buyer a true and complete copy of the Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). Seller’s possession and quiet enjoyment of the Leased Real Property under each Lease has not been disturbed, and to the Knowledge of Seller, there are no disputes with respect to the Leases. Neither Seller or its Controlled Affiliates nor, to the Knowledge of Seller, any other party to a Lease is in default or breach in any material respect under (or is alleged in writing to be in default or breach in any material respect under) the terms of has provided or received any written notice of any intention to terminate, such Lease, and, to the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder, except as would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole. The Leases governing the Leased Real Property are in full force and effect, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally. Except as set forth on Section 2.10(b) of the Seller Disclosure Letter or terminable by Seller or its Controlled Affiliates upon ninety (90) days’ prior written notice, Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof. Seller has not assigned or granted any security interest in any Lease or any interest therein.

(c)            Improvements. Except as set forth on Section 2.10(c) of the Seller Disclosure Schedule, and to the Knowledge of Seller, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof; heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems; environmental control, remediation and abatement systems; sewer, storm and waste water systems; irrigation and other water distribution systems; parking facilities; fire protection, security and surveillance systems; and telecommunications, computer, wiring and cable installations, included in the Transferred Real Property (collectively, the “Improvements”) are in good condition and repair, ordinary wear and tear excepted, and sufficient for the operation of the Business. Except as set forth on Section 2.10(c) of the Seller Disclosure Schedule, and to the Knowledge of Seller, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

(d)            Compliance with Laws. To the Knowledge of Seller, the Transferred Real Property is in compliance with all applicable building, zoning, subdivision and other land use Laws, including the Americans with Disabilities Act of 1990, and all insurance requirements affecting the Transferred Real Property (collectively, the “Real Property Laws”), and, to the Knowledge of Seller, the current use or occupancy of the Transferred Real Property or operation of the Business thereon does not violate any Real Property Laws. To the Knowledge of Seller, neither Seller nor any of its Controlled Affiliates (including the Company and the Transferred Subsidiaries) has received any written notice of violation of any Real Property Law and, to the Knowledge of Seller, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(e)            Access. Each parcel of Transferred Real Property has direct access to a public street adjoining the Transferred Real Property, and such access is not dependent on any land or other real property interest which is not included in the Transferred Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Transferred Real Property.

(f)            Availability of Utility Services. To the Knowledge of Seller, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Transferred Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon, and all hook-up fees or other similar fees or charges have been paid in full. Each such utility service enters the Transferred Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Transferred Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Transferred Real Property.

(g)            Personal Property. The Company or the applicable Transferred Subsidiary has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease or similar contractual arrangement, all of the material tangible assets constituting Transferred Assets and that are material to the conduct of the Business, in each case, free and clear of any Liens (other than Permitted Liens). To the Knowledge of Seller, the material tangible assets of the Company and each of the Transferred Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted, and are reasonably fit and usable for the particular purposes for which they are used, and are free from material defects in all material respects. Such assets have been maintained in material compliance with applicable Laws and industry standards.

Section 2.11     Intellectual Property; IT Systems; Data Privacy and Security.

(a)            Section 2.11(a) of the Seller Disclosure Letter lists all registrations or issuances for, and pending applications for registrations and issuances of, patents, trademarks, service marks, industrial designs, domain names and copyrights, in each case included in the Transferred Intellectual Property. The issued patents, registered trademarks, registered industrial designs and registered copyrights set forth in Section 2.11(a) of the Seller Disclosure Letter are valid and enforceable, and the Company or the applicable Transferred Subsidiary exclusively owns (or, with respect to domain names, is the exclusive registrant of) each of the items set forth in Section 2.11(a) of the Seller Disclosure Letter free and clear of all Liens except for Permitted Liens, and all such registrations and applications are subsisting and in full force and effect. The Transferred Intellectual Property, together with the covenants, services and grants of rights made available or otherwise offered by Seller or its Controlled Affiliates to Buyer or its Controlled Affiliates under the Ancillary Agreements or pursuant to Section 4.16 constitute all of the Intellectual Property owned by Seller or its Controlled Affiliates that is primarily related to the Business.

(b)            Neither Seller nor any of its Controlled Affiliates has received any written notice or claim (i) that the Business is infringing on or has, since January 1, 2020, misappropriated or otherwise violated the trademark, patent, design, copyright or trade secret rights of any Person or (ii) challenging Seller’s or its Controlled Affiliates ownership or use of, or the validity, enforceability, or registrability of, any Transferred Intellectual Property.

(c)            (i) The operation of the Business does not infringe, misappropriate, or otherwise violate, and since January 1, 2020 has not infringed, misappropriated, or otherwise violated, the Intellectual Property of any third Person and (ii) to the Knowledge of Seller, no Person is infringing or misappropriating any of the Transferred Intellectual Property.

(d)            Seller and its Controlled Affiliates take commercially reasonable steps with respect to the Business (i) to maintain the confidentiality of trade secrets and confidential information of the Business and of third parties to which the Business owes a duty of confidentiality, and (ii) to secure ownership of Intellectual Property developed solely on behalf of the Business. All material Transferred Intellectual Property developed by past or current employees, consultants, or independent contractors of the Business in the scope of their employment or engagement either vested in Seller or one of its Controlled Affiliates by operation of applicable Law or has been assigned to Seller or one of its Controlled Affiliates under a written agreement. Each Person with access to trade secrets or material confidential information of the Business has signed an agreement with reasonable confidentiality obligations and use restrictions or is under a legally-binding duty of confidentiality with respect to the same, and to the Knowledge of Seller, no such Person is in violation of any such agreement.

(e)            The IT Systems operate and run in a reasonable business manner and are sufficient for the current needs of the Business including as to capacity and ability to meet current peak volumes, except as would not, individually or in the aggregate, have (or reasonably be expected to have) a material adverse impact on the Business, taken as a whole. There have been no failures, breakdowns, outages, or unavailability of any of the IT Systems since January 1, 2020 that caused a material disruption to the Business. To the Knowledge of Seller, the IT Systems do not contain any virus or malware that would reasonably be expected to interfere with the conduct of the Business or to present a risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Information.

(f)            Seller and its Controlled Affiliates, with respect to the Business, maintain policies and procedures regarding data collection, security, privacy, storage, transfer and use that are reasonably designed to ensure that the operation of the Business is in compliance with all applicable Laws and industry and self-regulatory standards to which Seller and its Controlled Affiliates are bound or otherwise hold themselves out as compliant with (including the Payment Card Industry Data Security Standard, to the extent applicable). The conduct of the Business as currently conducted and as conducted since January 1, 2020 is and has been in compliance in all material respects with all such policies and procedures, applicable Laws, industry or self-regulatory standards, and with all other legal and contractual requirements pertaining to data privacy, data security, and consumer protection, including Seller’s and its Controlled Affiliates’ internal and external-facing privacy policies. None of Seller nor any of its Controlled Affiliates has, with respect to the Business, been required to give notice to any customer, supplier, financial institution, Governmental Authority, data subject, or other Person of any actual or alleged data security breaches, incidents, or failures or any material noncompliance pursuant to any applicable Laws or applicable provisions of any Contract with respect to data privacy, data security, or consumer protection. Since January 1, 2020, there has been no alleged or actual material unauthorized access to or use of, or breach of the security of, any Personal Information, payment card information or other confidential or proprietary data collected, maintained or stored by or on behalf of the Business (or any material acquisition, use, loss, destruction, compromise or disclosure thereof, in each case without authorization).

Section 2.12     Litigation. Since January 1, 2020 through the date hereof, there is (a) no Litigation pending or, to the Knowledge of Seller, threatened in writing by or against the Company, any of the Transferred Subsidiaries, the Business or, with respect to the Business, Seller or any other Controlled Affiliates thereof, and (b) no outstanding order, writ, judgment, injunction, decision, ruling, award or decree issued against the Company, any of the Transferred Subsidiaries, the Business or, with respect to the Business, Seller or any other Controlled Affiliates thereof, except in each case of clauses (a) and (b) that would not, individually or in the aggregate, be (or would reasonably be expected to be), (i) material to the Business, taken as a whole, or (ii) materially adverse to Seller’s and its applicable Controlled Affiliates’ ability to consummate the transactions contemplated hereby.

Section 2.13     Compliance with Laws; Licenses and Permits.

(a)            The Company, the Transferred Subsidiaries, the Business and, with respect to the Business, Seller and Controlled Affiliates are, and since January 1, 2019 have been, in compliance with all applicable Laws, except for instances of non-compliance that have been fully resolved or would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole.

(b)            Seller and its Controlled Affiliates hold all Permits necessary for the lawful conduct of the Business as conducted as of the date hereof, except as would not, individually or in the aggregate, be (or reasonably be expected to be) material to Business, taken as a whole. Section 2.13(b) of the Seller Disclosure Letter sets forth a true and complete list of all material Permits primarily relating to, or used or held for use in the operation or conduct of, or in connection with, the Business as conducted as of the date hereof, including special use or conditional Permits relating to zoning requirements (collectively, the “Business Permits”), and the legal owner of such Business Permits. The Business Permits are valid and in full force and effect, neither Seller nor any of its Controlled Affiliates is in default under the Business Permits, and no suspension, revocation, cancellation or material modification of any Business Permit is pending or, to the Knowledge of Seller, has been threatened, except for any default pursuant to any such Business Permit or proceeding to suspend, revoke, cancel or modify any such Business Permit as would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole. Except as set forth on Section 2.13(b) of the Seller Disclosure Letter, none of the Business Permits will be terminated as a result of the transactions contemplated by this Agreement or the Ancillary Agreements.

(c)            Since January 1, 2019, none of the Company, the Transferred Subsidiaries or, with respect to the Business, Seller or any other Controlled Affiliates thereof, nor any of their respective directors, officers, managers, or employees in their capacity as such, or, to the Knowledge of Seller, any agents acting on behalf of the Company, the Transferred Subsidiaries or, with respect to the Business, Seller or any other Controlled Affiliates thereof, with respect to any matter relating to the Company, any of the Transferred Subsidiaries or the Business, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) offered, promised, made or authorized any unlawful payment of anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of any Anticorruption Law.

(d)            Neither the Company, the Transferred Subsidiaries nor, with respect to the Business, Seller or any other Controlled Affiliates thereof, nor any of their respective directors, officers, managers, or employees in their capacity as such, or, to the Knowledge of Seller, any agents acting on behalf of the Company, the Transferred Subsidiaries or, with respect to the Business, Seller or any other Controlled Affiliates thereof, is currently, or at any time since January 1, 2019 has been: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions, whether directly or indirectly, with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of sanctions Laws, export/import Laws or U.S. anti-boycott Laws.

(e)            To the Knowledge of Seller, since January 1, 2019, none of the Company, the Transferred Subsidiaries nor, with respect to the Business, Seller or any other Controlled Affiliates thereof, nor any of their respective directors, officers, managers, or employees in their capacity as such, or to the Knowledge of Seller, any agent thereof, has been the subject of any allegation, internal or external investigation, Litigation, action or proceeding or Governmental Authority inquiry related to any Anticorruption Law, sanctions Laws, export/import Laws or U.S. anti-boycott Laws.

Section 2.14     Environmental Matters.

(a)            The Company, the Transferred Subsidiaries and the Business are, and since January 1, 2019, have been, in compliance with all applicable Environmental Laws, except for instances of non-compliance that would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole.

(b)            The Company, the Transferred Subsidiaries and the Business have obtained, maintained, and are, and since January 1, 2019 have been, in compliance with all Permits that are required pursuant to Environmental Laws for the operation of the Business as currently conducted, except for the failure to have, maintain or comply with any such Permit that would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole.

(c)            Neither the Company or the Transferred Subsidiaries nor, with respect to the Business, Seller or its other Controlled Affiliates, has received from any Governmental Authority or any other Person any written notice alleging any material violation of or material Liability under any Environmental Law, excluding any such matter that has been fully resolved with no further liability or obligation.

(d)            Neither the Company nor the Transferred Subsidiaries nor, with respect to the Business, Seller or its other Controlled Affiliates (nor any other Person whose Liability any of the aforementioned parties has by Contract assumed or provided an indemnity with respect thereto (excluding customary indemnities in ordinary course Contracts such as leases, subleases, credit agreements, or agreements with consultants and contractors)) has Released, disposed or arranged for the disposal of, or exposed any person to, any Hazardous Substances, or owns, leases or operates, or has owned, leased or operated, any real property, including any Transferred Real Property, that has been contaminated by Hazardous Substances or where there has been a Release of Hazardous Substances, in each case so as to give rise to Liabilities of the Company, the Transferred Subsidiaries or the Business under Environmental Laws that individually or in the aggregate, would be (or reasonably expected to be) material to the Business, taken as a whole.

(e)            The consummation of the transaction contemplated by this Agreement and the Ancillary Agreements will not require a filing to be made under the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations promulgated pursuant thereto, N.J.A.C. 7:26B 1.1 et seq.

(f)            Seller has made available to Buyer all material environmental, health or safety assessments, audits and reports and all other material environmental, health, or safety documents bearing on material unresolved Liabilities of the Company, the Transferred Subsidiaries or the Business relating to the current or former facilities (including the Transferred Real Property) or operations of the Company, the Transferred Subsidiaries or the Business, in each case in its possession or reasonable control.

Section 2.15     Employees, Labor Matters, etc.

(a)            Section 2.15(a) of the Seller Disclosure Letter sets forth a true and correct list with the employee ID, job title, work location, W-2 employer entity, hourly rate or annual base salary (as applicable), hire date, employment status as active or on leave (including type of leave and anticipated date of return), classification as exempt or non-exempt, vacation or paid-time-off balance, and current year annual incentive compensation opportunity (whether payable in cash or equity) of each current Business Employee. As of the Closing Date, each Business Employee, who is employed by Seller or an Affiliate of Seller as of immediately prior to the Closing, will be employed by the Company or a Transferred Subsidiary. Other than any Excluded Employees, Seller or its Controlled Affiliates (other than the Transferred Subsidiaries) do not employ any individuals whose regular employment duties or responsibilities are primarily dedicated or primarily related to the Business who are not listed on Section 2.15(a) of the Seller Disclosure Letter.

(b)            The Company, the Transferred Subsidiaries and, with respect to the Business, Seller or any other Controlled Affiliates thereof, are neither party to nor otherwise bound by any Labor Agreements and there are no labor unions or other labor organizations or groups representing any Business Employee. Except as would not, individually or in the aggregate, be (or reasonably be expected to be) material to Business, taken as a whole, there is, and since January 1, 2019, there has been, no pending or, to the Knowledge of Seller, threatened labor arbitration, unfair labor practice charge, material labor grievance, strike, handbilling, slowdown, picketing, work stoppage, lockout, or other similar labor activity or dispute by, against or affecting the Company, the Transferred Subsidiaries, the Business or, with respect to the Business, Seller or any other Controlled Affiliates. Since January 1, 2019, no labor union, works council, other labor organization, or group of Business Employees has made a demand for recognition or certification which would cover the Business or any Business Employees, and there are no such representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Seller, since January 1, 2019, there have been no labor organizing activities with respect to any Business Employees. The Company, the Transferred Subsidiaries, Seller and any other Controlled Affiliates thereof have no notice or consultation obligations to any labor union, labor organization or works council in connection with the execution, delivery and performance by Seller and its Controlled Affiliates of this Agreement and the Ancillary Agreements to which Seller or any Controlled Affiliate of Seller is a party and the consummation of the transactions contemplated hereby and thereby.

(c)            Except as would not, individually or in the aggregate, be (or reasonably be expected to be) material to Business, taken as a whole, the Company, the Transferred Subsidiaries, the Business and, solely with respect to the Business, Seller and its other Controlled Affiliates, are, and since January 1, 2019 have been, in compliance with all applicable Laws respecting labor, employment, and employment practices including those relating to terms and conditions of employment, employee and worker classification (including the classification of independent contractors and exempt and non-exempt employees), the payment and withholding of employment Taxes, immigration (including the completion of Forms I-9 and the proper confirmation of employee visas), collective bargaining, labor relations, health and safety, harassment, discrimination, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including WARN), employee trainings and notices, workers’ compensation, employee leave issues, COVID-19, affirmative action, unemployment insurance, and wages and hours. Except as would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole: (i) the Company, the Transferred Subsidiaries, the Business and, solely with respect to the Business, Seller and any other Controlled Affiliates thereof have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy; and (ii) each individual who is providing or since January 1, 2019 has provided services to the Company, the Transferred Subsidiaries, the Business or, solely with respect to the Business, Seller or any other Controlled Affiliates thereof and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes.

(d)            To the Knowledge of Seller, no current Business Employee is in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, or other restrictive covenant obligation: (i) owed to the Company, the Transferred Subsidiaries, the Business or, with respect to the Business, Seller or its Controlled Affiliates; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company, the Transferred Subsidiaries, the Business or, with respect to the Business, Seller or any other Controlled Affiliates thereof, except in each case as would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole.

(e)            To the Knowledge of Seller, no current Business Employee with annualized base compensation at or above $150,000, has communicated in writing to his or her applicable employer an intent to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(f)            To the Knowledge of Seller, the Company, the Transferred Subsidiaries or, with respect to the Business, Seller or one of its other Controlled Affiliates, as applicable, has investigated all sexual harassment or other discrimination, retaliation or similar policy violation allegations, in each case, involving Business Employees at the level of Vice President or above that were raised in accordance with the applicable reporting policy of the Company, the Transferred Subsidiaries, Seller or its other Controlled Affiliates, as applicable, since January 1, 2019. With respect to each such allegation with potential merit (as determined in the reasonable discretion of the Company, the Transferred Subsidiaries, Seller or one of its other Controlled Affiliates (as applicable) based on applicable Law), the Company, the Transferred Subsidiaries, Seller or one of its other Controlled Affiliates (as applicable) has taken corrective action that is reasonably calculated to prevent further improper action. The Company, the Transferred Subsidiaries, Seller and its other Controlled Affiliates (as applicable) do not reasonably expect any such allegations to be (or reasonably be expected to be), individually or in the aggregate, material to Business, taken as a whole.

(g)            Except as set forth on Section 2.15(g) of the Seller Disclosure Letter, no employee mass layoff, facility closure or shutdown, material reduction-in-force, material furlough, temporary mass layoff, material work schedule change, material reduction in hours or material reduction in salary or wages affecting Business Employees is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, directive, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19. Except as would not, individually or in the aggregate, be (or reasonably be expected to be) material to Business, taken as a whole, the Company, the Transferred Subsidiaries and, solely with respect to the Business, Seller and its other Controlled Affiliates have not otherwise experienced any employment-related liability with respect to COVID-19.

Section 2.16     Employee Benefit Plans and Related Matters; ERISA.

(a)            Section 2.16(a)(i) of the Seller Disclosure Letter lists all material Transferred Plans. Section 2.16(a)(ii) of the Seller Disclosure Letter lists all material Seller Plans. With respect to each material Transferred Plan, Seller has made available to Buyer true, correct and complete copies (to the extent applicable) of (i) the plan, trust documents and material ancillary documents (with all amendments thereto), including any insurance Contracts, and for any unwritten plan, a summary of the material terms, (ii) the most recent summary plan descriptions and all summaries of material modification thereto, (iii) the most recent annual report (Form 5500 series) with all schedules and attachments thereto, (iv) the most recent IRS determination or opinion letter received from the IRS, and (v) any non-routine correspondence with any Governmental Authority related to a Transferred Plan. With respect to each material Seller Plan, Seller has made available to Buyer true, correct and complete copies (to the extent applicable) of the plan document (or a summary of the material terms of such Seller Plan) and any non-routine correspondence with any Governmental Authority related to a Seller Plan to the extent it could affect any Business Employee.

(b)            No Benefit Plan is, and neither the Company or the Transferred Subsidiaries nor Seller or any Controlled Affiliates thereof sponsors, maintains, contributes to, has any obligation to contribute to, or has any other current or contingent liability or obligation under or with respect to: (i) a Multiemployer Plan, (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 412 or 430 of the Code, or Section 302 or Title IV of ERISA, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) a plan that provides post-termination, post-ownership, or retiree health or other welfare benefits to Business Employees, current or former employees of any Transferred Subsidiary or other individual service providers of the Business other than health continuation coverage pursuant to Section 4980B of the Code or other applicable Laws (“COBRA”) for which the covered Person pays the full cost of coverage.

(c)            Except as would not reasonably be expected to result in a material Liability to the Company, any of the Transferred Subsidiaries or the Business, each Benefit Plan has been sponsored, maintained, funded, operated and administered in accordance with its terms, and in compliance with the applicable requirements of ERISA, the Code and any other applicable Law, and nothing has occurred and no condition exists with respect to any Benefit Plan that could result in a material Tax, penalty or other Liability or obligation of the Company, any of the Transferred Subsidiaries or the Business, including with respect to Sections 6055, 6056, 4980B, 4980D, or 4980H of the Code. Each Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a current favorable determination or opinion letter from the IRS and, to the Knowledge of Seller, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Benefit Plan or result in any revocation of, or a change to, such determination or opinion letter.

(d)            Except as would not reasonably be expected to result in a material Liability to the Company, any of the Transferred Subsidiaries or the Business, other than routine claims for benefits, there are no pending or, to the Knowledge of Seller, threatened claims, actions or Litigations by or on behalf of any participant in any of the Benefit Plans, or otherwise involving any Benefit Plan or the assets of any Benefit Plan, and there is no fact or circumstance that could give rise to any such claim, action or Litigation.

(e)            The execution, delivery and performance by Seller and its Controlled Affiliates of this Agreement and the Ancillary Agreements to which Seller or any Controlled Affiliate of Seller is a party and the consummation of the transactions contemplated hereby and thereby, either alone or in combination with any other event, would not (i) result in any payment or benefit becoming due to any Business Employee or other individual service provider of the Business; (ii) increase any compensation or material benefits under any Benefit Plan or otherwise with respect to any Business Employee or other individual service provider of the Business; (iii) result in the acceleration of the time of payment, vesting or funding or increase the amount of, any compensation or benefit due to any Business Employee or other individual service provider of the Business, or result in the forgiveness of any such individual’s indebtedness; or (iv) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code) or result in the imposition on any person of an excise tax under Section 4999 of the Code.

(f)            Neither Seller, the Company nor any of their Controlled Affiliates (including the Transferred Subsidiaries) has any obligation to gross-up, indemnify, reimburse or otherwise make whole any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code.

(g)            Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or is expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

(h)            The Company and the Transferred Subsidiaries have no material Liability by reason of an individual who performs or performed services for the Company or the Transferred Subsidiaries in any capacity being improperly excluded from participating in any Benefit Plan or any person being improperly allowed to participate in any Benefit Plan.

Section 2.17     Tax Matters.

(a)            Filing and Payment. All material Tax Returns required to be filed by the Company or the Transferred Subsidiaries or, in connection with the operation of the Business, by Seller or any other Controlled Affiliates thereof, have been duly and timely filed (taking into account any extensions of time within which to file), and all Tax Returns filed by the Company or the Transferred Subsidiaries or, in connection with the operation of the Business, Seller or any other Controlled Affiliates thereof, are true, complete and correct in all material respects. All material Taxes (whether or not shown as due on such Tax Returns) required to be paid by the Company or the Transferred Subsidiaries or with respect to, or that could give rise to a Lien on the assets of, the Business have been duly and timely paid in full. All material Taxes required to be collected or withheld by the Company or the Transferred Subsidiaries or, in connection with the operation of the Business, Seller or any other Controlled Affiliates thereof, have been duly and timely collected or withheld, and such collected or withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(b)            Secondary Liability. None of the Company or any of the Transferred Subsidiaries (i) has been a member of an affiliated group filing a consolidated, unitary, combined or similar Tax Return (other than a group the common parent of which was Seller), or (ii) has liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than a customary commercial Contract the principal subject matter of which does not relate to Taxes), or otherwise.

(c)            Procedure and Compliance.

(i)            No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes is currently in effect with respect to the Company or the Transferred Subsidiaries or, in connection with the operation of the Business, Seller or any other Controlled Affiliates thereof, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority.

(ii)            No material Taxes or material Tax Returns of the Company or the Transferred Subsidiaries or, in connection with the operation of the Business, Seller or any other Controlled Affiliates thereof, are under audit, examination, investigation or other proceeding by any Governmental Authority.

(iii)            No Governmental Authority has asserted in writing any deficiency, adjustment or claim with respect to material Taxes against the Company or the Transferred Subsidiaries or, in connection with the operation of the Business, Seller or any other Controlled Affiliates thereof, with respect to any taxable period for which the period of assessment or collection remains open.

(iv)            There are no Liens for Taxes on the Transferred Assets, the Transferred Subsidiaries Interests or any property or assets of the Company or any Transferred Subsidiary, other than Liens for Taxes, assessments or other governmental charges not yet due and payable or due and payable but not delinquent.

(v)            The Company and each of the Transferred Subsidiaries have (A) to the extent applicable, properly complied with all applicable Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (B) to the extent applicable, properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (C) not sought and do not intend to seek (nor has any of their Controlled Affiliates sought or intends to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(vi)            No written claim has been made in the last three years by any Governmental Authority in a jurisdiction where a Transferred Subsidiary or, in connection with the operation of the Business, Seller or any other Controlled Affiliates thereof, does not file Tax Returns that it is or may be subject to Taxation by, or required to file Tax Returns in, that jurisdiction.

(d)            Closing Agreements. Neither the Company nor the Transferred Subsidiaries nor, in connection with the operation of the Business, Seller nor any other Controlled Affiliates thereof, has received or applied for a material Tax ruling or entered into a material closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local Law), in either case that would be binding upon the Company, the Transferred Subsidiaries or any of their respective Affiliates (including, after the Closing, Buyer) after the Closing Date.

(e)            Certain Events.

(i)            Neither the Company, the Transferred Subsidiaries nor any of their respective Affiliates (including, after the Closing, Buyer) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in or improper use of a method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Income Tax Law), (ii) prepaid amount received or deferred revenue accrued prior to the Closing, (iii) deferred intercompany gain described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Income Tax Law) or (iv) installment sale or open transaction disposition made on or prior to the Closing Date.

(ii)            Neither the Company nor any of the Transferred Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date hereof.

(f)            Listed Transactions. Neither the Company or any of the Transferred Subsidiaries nor, in connection with the operation of the Business, Seller or any other Controlled Affiliates thereof, has participated in or been a party to, or promoter of, a transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g)            Tax Classification. The Company is and has been since its date of formation treated as a disregarded entity for U.S. federal (and applicable state and local) Income Tax purposes. Section 2.17(g) of the Seller Disclosure Letter lists the U.S. federal Income Tax classification of each of the Transferred Subsidiaries. Except as indicated on Section 2.17(g) of the Seller Disclosure Letter, each such entity has had such classification for U.S. federal Income Tax purposes since its formation.

Section 2.18     Insurance. Section 2.18 of the Seller Disclosure Letter sets forth a list of all material insurance policies maintained by (or for the benefit of) the Business. Except as would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole, Seller and its Controlled Affiliates are in compliance with all current property and liability insurance policies covering the Company, the Transferred Subsidiaries and the Business (and all premiums due and payable thereon have been paid in full on a timely basis), and, as of the date hereof, no written notice of cancellation, termination or revocation has been received by Seller or its Controlled Affiliates. To the Knowledge of Seller, as of the date hereof, there is no material pending claim related to the Company, the Transferred Subsidiaries or the Business or under any insurance policy set forth on Section 2.18 of the Seller Disclosure Letter to which coverage has been denied or issued a reservation of rights notice by the underwriters or issuers thereof.

Section 2.19     Finders’ Fees. No broker, finder, financial advisor or investment banker, other than Goldman Sachs & Co., whose fees shall be included in the Transaction Expenses or otherwise paid at Closing by Seller or its Controlled Affiliates (other than the Company or any of the Transferred Subsidiaries), is entitled to any broker’s, finder’s, financial advisors, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Seller or any Controlled Affiliates thereof (including the Company and any of the Transferred Subsidiaries) with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 2.20     Contracts with Affiliates. Section 2.20 of the Seller Disclosure Letter lists all material Contracts to which the Company, any of the Transferred Subsidiaries or the Business, on the one hand, and Seller or any of its Controlled Affiliates (other than the Company, the Transferred Subsidiaries or the Business), directors or officers (other than any employment, severance, bonus and similar arrangements concerning the compensation of directors or officers in the Ordinary Course of Business), on the other hand, are parties or are otherwise bound or affected (each such Contract, an “Affiliate Contract”).

Section 2.21     Sufficiency of Assets. Except as set forth on Section 2.21 of the Seller Disclosure Letter and the rights and covenants under Section 4.16, upon (a) the purchase and acquisition of the Equity Interests in accordance with this Agreement, (b) the receipt by Buyer or its Controlled Affiliates of the services and benefits available or otherwise offered by Seller or its Controlled Affiliates to Buyer or its Controlled Affiliates under the Ancillary Agreements and access to the assets specified therein or made available thereunder, (c) the receipt of the benefits of the Divided Commingled Contracts and (d) the receipt of any necessary third-party consents, approvals and Permits required in connection with consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, Buyer shall have, directly or indirectly (including by means of ownership of rights to use pursuant to licenses or other Contracts), immediately following the Closing, the assets and properties and services and rights necessary to conduct the Business in substantially the same manner as conducted in all material respects as of the date of this Agreement and as of immediately prior to the Closing; provided that this Section 2.21 shall not be deemed to be breached as a result of any action (i) that Seller or any of its Controlled Affiliates is expressly required to take pursuant to this Agreement or the Ancillary Agreements, or (ii) for which Buyer has expressly consented in writing (including pursuant to Section 4.1).

Section 2.22     No Additional Representations and Warranties. Seller acknowledges and agrees that, in entering into this Agreement, Seller has relied solely upon its own investigation and analysis and the representations and warranties set forth in Article 3, any certificate or other instrument delivered pursuant to this Agreement, and the Ancillary Agreements to be entered into at or prior to the Closing, and Seller acknowledges that (i) neither Buyer or any Affiliate of Buyer nor any of their respective Representatives makes or has made any representation or warranty, either express or implied, at law or in equity, with respect any matter and (ii) it has not been induced by or relied upon any representation, warranty or other statement, express or implied, made by Buyer or any Affiliate of Buyer or any of their respective Representatives or any other Person, except in the case of clause (i) or clause (ii) for the representations and warranties set forth in Article 3, any certificate or other instrument delivered pursuant to this Agreement, and the Ancillary Agreements to be entered into at or prior to the Closing.

Section 2.23     No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 2, any certificate or other instrument delivered pursuant to this Agreement, and the Ancillary Agreements to be entered into at or prior to the Closing, neither Seller nor any Affiliate of Seller nor any of their respective Representatives nor any other Person makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, on behalf of Seller or any Affiliate of Seller, and each of Seller and its Affiliates by this Agreement disclaims any such representation or warranty, whether by Seller, any Affiliate of Seller or any of their respective Representatives or any other Person, notwithstanding the delivery or disclosure to Buyer or any of its Representatives or any other Person of any documentation or other information by Seller or any Affiliate of Seller or any of their respective Representatives or any other Person with respect to any one or more of the foregoing.

Article 3

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

Section 3.1     Organization and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite company power and authority to carry on its business as presently conducted, except where the absence of such power to conduct its business would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 3.2     Authorization.

(a)            Buyer has all requisite company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer or any of its Controlled Affiliates is a party by Buyer or such Controlled Affiliates and the consummation of the transactions contemplated hereby and thereby by Buyer or such Controlled Affiliates have been duly authorized by all requisite corporate, limited liability company or other entity action of Buyer or such Controlled Affiliates, as applicable. No vote or approval of the holders of any class or series of capital stock of Guarantor is necessary for the execution, delivery or performance by Buyer or its Controlled Affiliate of this Agreement or the Ancillary Agreements, as applicable, to which Buyer or such Controlled Affiliate is a party or the consummation by Buyer or its Controlled Affiliates of the transactions contemplated hereby or thereby. This Agreement has been (and the execution, delivery and performance of each of the Ancillary Agreements to which Buyer or any of its Controlled Affiliates will be a party will be) duly and validly executed and delivered by Buyer (and, in the case of the Ancillary Agreements, by Buyer or the applicable Controlled Affiliate) and constitutes (and each such Ancillary Agreement when so executed and delivered by Buyer or the applicable Controlled Affiliates will constitute) a valid, legal and binding agreement of Buyer (and in the case of Ancillary Agreements, Buyer or its Controlled Affiliates party thereto) (assuming that this Agreement has been, and the Ancillary Agreements to which Buyer or its applicable Controlled Affiliates is a party will be, duly and validly authorized, executed and delivered by the other Persons parties thereto), enforceable against Buyer (and in the case of the Ancillary Agreements, Buyer or its Controlled Affiliates party thereto) in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

(b)            Assuming the truth and accuracy of the representations and warranties of Seller contained in Section 2.2(b), no notices to, filings with or authorizations, registrations, declarations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance by Buyer or any of its Controlled Affiliates of this Agreement or the Ancillary Agreements to which Buyer or any of its Controlled Affiliates is a party or the consummation by Buyer or its Controlled Affiliates of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) applicable requirements and filings under the Exchange Act or the Securities Act and (iii) those the failure of which to obtain or make would not, individually or in the aggregate, be (or reasonably be expected to be) materially adverse to Buyer’s and its applicable Controlled Affiliates’ ability to consummate the transactions contemplated hereby.

Section 3.3     Non-Contravention. The execution, delivery and performance by Buyer and its Controlled Affiliates of this Agreement and the Ancillary Agreements to which Buyer or any of its Controlled Affiliates is a party, and the consummation of the transactions contemplated hereby and thereby do not (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of Buyer or any of its applicable Controlled Affiliates, (b) assuming compliance with the matters referred to in Section 3.2(a), violate any applicable Law of any Governmental Authority having jurisdiction over Buyer or any of its applicable Controlled Affiliates or (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which Buyer is a party or by which any of them or any of their respective properties or assets may be bound, except in the case of clauses (b) and (c), as would not reasonably be expected to be, individually or in the aggregate, materially adverse to Buyer’s and its applicable Controlled Affiliates’ ability to consummate the transactions contemplated hereby.

Section 3.4     Debt Financing. Buyer has delivered to Seller a true, correct and complete copy of the (x) an executed debt commitment letter dated as of the date hereof (including the exhibits, annexes and schedules thereto, as amended, modified, supplemented, waived, extended or replaced in accordance with Section 4.22, the “Debt Commitment Letter”), from the Debt Financing Sources party thereto pursuant to which such Debt Financing Sources have committed, subject to the terms and conditions expressly set forth therein, to provide the amounts set forth therein to Buyer for the purposes set forth therein, including funding the transactions contemplated by this Agreement (the “Debt Financing”) and (y) executed fee letters related to the Debt Financing (as amended, modified, supplemented, waived, extended or replaced in accordance with Section 4.22, the “Fee Letters” and, together with the Debt Commitment Letter, the “Commitment Letter”) (except that fee amounts, pricing caps, “flex” provisions and other economic terms set forth in the Fee Letters may be redacted in a customary manner; provided that, none of the redacted terms would (a) reduce the amount of the Debt Financing below the amount that, together with Buyer’s other available sources of funding that will be available at the Closing, is required to pay the Funding Obligations, (b) impose any new condition or otherwise adversely amend, modify or expand any conditions precedent to the Debt Financing that would delay, impede or prevent the Closing from occurring or (c) affect the enforceability or termination of, impair the validity of, or prevent or delay the consummation of the Debt Financing at the Closing). As of the date hereof, the Commitment Letter is the legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, of the Debt Financing Sources party thereto (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law). As of the date of this Agreement, the Commitment Letter is in full force and effect and has not been withdrawn or terminated, and no withdrawal, termination, amendment or modification to the Commitment Letter or Debt Financing is contemplated. Except as set forth in the Commitment Letter, there are no side letters, understandings or other agreements or arrangements relating to the Debt Financing that would reasonably be expected to delay the availability of or reduce the aggregate amount of the Debt Financing below the amount that, together with Buyer’s other available sources of funding that will be available at the Closing, is required to pay the Funding Obligations. There are no conditions precedent related to funding of the Debt Financing other than as expressly set forth in Debt Commitment Letter. As of the date hereof, assuming the conditions in Section 6.1 and Section 6.3 are satisfied as the Closing, (x) Buyer is not nor, to the knowledge of Buyer, is any other party to the Commitment Letter, in default in the performance, observation or fulfilment of any obligation, covenant or condition contained in the Commitment Letter and (y) no event has occurred or circumstance exists which, with or without notice, lapse of time or both, (i) constitutes or results in a default under or breach on the part of Buyer, or, to the knowledge of Buyer, on the part of any other party under the Commitment Letter, (ii) constitutes or results in a failure by Buyer or, to the knowledge of Buyer, any other party to the Commitment Letter to satisfy, or any material delay in the satisfaction of, any condition to the full funding of the Debt Financing under the Commitment Letter or (iii) otherwise results in any portion of the Debt Financing to be unavailable on a timely basis, and in any event, not later than the Closing (such that Buyer would not have sufficient cash proceeds to fulfil its Funding Obligations). Buyer has fully paid any and all commitment fees or other fees required by the terms of the Commitment Letter to be paid on or before the date hereof. The aggregate proceeds from the Debt Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect of the maximum amount of “flex” (including any original issue discount flex provided for under the Debt Financing) are sufficient, together with Buyer’s other available sources of funds, to provide Buyer with the funds necessary for it to fund all of the Final Purchase Price, the Transaction Expenses and all other amounts earned, due and payable under this Agreement and with respect to the Debt Facility on the Closing Date (collectively, the “Funding Obligations”). Notwithstanding anything contained in this Agreement to the contrary, Buyer affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that Buyer obtain financing (including the Debt Financing) for any of the transactions contemplated by this Agreement.

Section 3.5      Solvency. Assuming (i) the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, or the waiver of such conditions, (ii) the representations and warranties set forth in Article 2 are accurate in all material respects and (iii) the latest projections provided to Buyer have been prepared on assumptions that were (when made) and continue to be fair and reasonable, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Debt Financing), Buyer and its Controlled Affiliates on a consolidated basis will be Solvent. For purposes of this Section 3.5, “Solvent” means, with respect to any Person, that the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount of such Person’s Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with applicable accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), such Person shall be able to pay its debts and obligations in the Ordinary Course of Business as they become due, and such Person shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

Section 3.6      Purchase for Investment. Buyer is purchasing the Equity Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Equity Interests have not been registered under the Securities Act or any state securities Laws, and agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 3.7      Litigation. As of the date hereof, there is no Litigation pending against, or, to the knowledge of Buyer, threatened in writing by or against or affecting, Buyer or any of its Controlled Affiliates before any court or arbitrator or any Governmental Authority that would reasonably be expected to cause a Buyer Material Adverse Effect.

Section 3.8      Finders’ Fees. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by and on behalf of Buyer or any of its Controlled Affiliates for which Seller or any of its Controlled Affiliates may become liable.

Section 3.9      No Additional Representations and Warranties; Inspection. Buyer is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and purchase of companies and assets such as the Company and the Transferred Subsidiaries, including the Transferred Assets and Assumed Liabilities as contemplated hereunder. Buyer acknowledges and agrees that it (a) has conducted its own independent review and analysis that it has deemed adequate and sufficient of, and, based thereon, has formed an independent judgment concerning, the Business and the assets, condition, operations, prospects and liabilities of the Company and the Transferred Subsidiaries, including the Transferred Assets and Assumed Liabilities, and (b) has been furnished with or given access to information that it has deemed adequate and sufficient about the Business, the Transferred Assets, the Assumed Liabilities, the Company and the Transferred Subsidiaries. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties set forth in Article 2, any certificate or other instrument delivered pursuant to this Agreement, and the Ancillary Agreements to be entered into at or prior to the Closing, and Buyer acknowledges that (i) neither Seller or any Affiliate of Seller nor any of their respective Representatives makes or has made any representation or warranty, either express or implied, at law or in equity, (A) as to the accuracy or completeness of any of the information provided or made available to Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective Representatives or any other Person prior to the execution of this Agreement or (B) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company, the Transferred Subsidiaries or the Business heretofore or hereafter delivered to or made available to Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective Representatives or any other Person and (ii) it has not been induced by or relied upon any representation, warranty or other statement, express or implied, made by Seller or any Affiliate of Seller or any of their respective Representatives or any other Person, except in the case of clause (i)(A) or clause (ii) for the representations and warranties set forth in Article 2, any certificate or other instrument delivered pursuant to this Agreement, and the Ancillary Agreements to be entered into at or prior to the Closing. Any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Buyer or any of its Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of Seller in connection with the transactions contemplated hereby or in connection with presentations by Seller’s management, are not and shall not be deemed to be or include representations or warranties, except for the representations and warranties expressly set forth in Article 2, any certificate or other instrument delivered pursuant to this Agreement, and the Ancillary Agreements to be entered into at or prior to the Closing.

Section 3.10      No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 3, any certificate or other instrument delivered pursuant to this Agreement, and the Ancillary Agreements to be entered into at or prior to the Closing, neither Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective Representatives or any other Person makes or shall be deemed to make any representation or warranty to Seller or any Affiliate of Seller or any of their respective Representatives, express or implied, at law or in equity, on behalf of Buyer or any of its Affiliates, and Buyer, its Affiliates and any of Buyer’s and its Affiliates’ respective Representatives disclaim any such representation or warranty, whether by Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective Representatives or any other Person, notwithstanding the delivery or disclosure to Seller or any Affiliate of Seller or any of their respective Representatives or any other Person of any documentation or other information by Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective Representatives or any other Person with respect to any one or more of the foregoing.

Article 4

Certain Covenants

Section 4.1      Conduct of the Business. From the date hereof until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, except (i) as required by Law, (ii) as expressly provided by Section 4.10, the Ancillary Agreements or as set forth in Section 4.1 of the Seller Disclosure Letter or (iii) as otherwise requested or consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, Seller shall use its commercially reasonable efforts to cause the Business to be conducted in the Ordinary Course of Business and shall use its commercially reasonable efforts to preserve, in all material respects, the Business’s present relationships with key customers, suppliers, employees and other Persons with which the Business has material business relations. Without limiting the generality of the foregoing, from the date hereof until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, except (i) as required by Law, (ii) as expressly provided by Section 4.10, the Ancillary Agreements or as set forth in Section 4.1 of the Seller Disclosure Letter or (iii) as otherwise requested or consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, Seller shall not permit the Company or any of the Transferred Subsidiaries to, and with respect to the Business, Seller shall not, and shall not permit its other Controlled Affiliates to:

(a)          amend the certificate of incorporation or by-laws (or other comparable organizational documents) of (i) the Company or (ii) in any manner adverse to Buyer, any of the Transferred Subsidiaries;

(b)          except as may be required under applicable Law or by the terms of any Benefit Plan in existence as of the date of this Agreement and set forth on Section 2.16(a) of the Seller Disclosure Letter, (i) grant, increase or decrease, or take any action to accelerate the payment, vesting or funding of, any compensation or benefit, including change in control, incentive, retention severance, termination pay, to any Business Employee or other individual service provider of the Business, other than compensation increases in the Ordinary Course of Business for any Business Employee or individual service provider of the Business whose annual compensation does not exceed $175,000 or (ii) adopt, establish, enter into, amend, modify or terminate any Benefit Plan (or any other benefit or compensation plan, policy, program, agreement or arrangement that would be a Benefit Plan if in effect as of the date hereof) other than (A) any such action in respect of a Seller Plan that no Business Employees or other individual service providers of the Business participate in and that would not cause any change to the compensation or benefits of any Business Employee or other individual service providers of the Business, or (B) changes to any Benefit Plan that is a group health or welfare plan during the plan’s annual renewal or open enrollment process in the Ordinary Course of Business;

(c)          issue, sell or grant any Equity Interests or any Transferred Subsidiaries Interests, or any other shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into (including options, restricted equity units, warrants or other equity or equity-based awards), or rights to purchase or subscribe to, shares of capital stock of or other voting or equity interests in) the Company or any of the Transferred Subsidiaries, or enter into any arrangement or Contract with respect to the issuance, sale or grant thereof;

(d)          change in any material respect the accounting policies or practices presently used by the Company, the Transferred Subsidiaries or the Business, except as required by GAAP or applicable Law;

(e)          effect any merger, consolidation recapitalization, reclassification, stock split or like change in its capitalization of the Company or any of the Transferred Subsidiaries;

(f)           (i) negotiate, modify, extend, or enter into any Labor Agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Business Employees;

(g)          implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could require notices under WARN to any Business Employees;

(h)          other than in response to internal job postings (which job postings are not specifically targeted at Business Employees or any employee with annual base compensation in excess of $150,000), or to fill a vacancy as permitted by Section 4.1(i), as a result of a termination of employment permitted by Section 4.1(i) or a death or disability, in each case, in the Ordinary Course of Business, reassign the duties of (i) any Business Employee such that he or she is no longer a Business Employee or (ii) any other employee of Seller or its Controlled Affiliates such that he or she would be a Business Employee;

(i)           hire, engage, furlough, temporarily lay off, or terminate (without cause) any Business Employee or individual service provider who provides services primarily dedicated or primarily related to the Business, in each case, with annual base compensation in excess of $150,000 (except for, after prior consultation with Buyer, the hiring of employees to fill vacancies in existing roles in the Ordinary Course of Business on terms and conditions substantially similar to similarly-situated employees of Seller);

(j)           waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Business Employee or individual independent contractor, in each case with respect to the Business and outside of the Ordinary Course of Business;

(k)          amend or modify in any material respect or terminate any Material Contract in a manner adverse to Buyer or adopt or enter into a new Contract that would have been a Material Contract if adopted or entered into prior to the date hereof, in each case (other than with respect to any Contract of the type described in clause (v), (vii) or (xvi) of the definition of Material Contract in Section 2.9(a)) other than in the Ordinary Course of Business;

(l)           incur, create, assume or otherwise become liable for any indebtedness for borrowed money to a third party in excess of $500,000, other than any indebtedness for borrowed money (including under the Credit Facilities, the Existing Notes and any refinancing thereof) that will be repaid, settled, and/or as to which the Company or the Transferred Subsidiaries, as applicable, will be released from obligations thereunder at or prior to the Closing;

(m)         except in connection with the implementation of the Pre-Closing Steps, sell, assign, transfer, convey, lease or otherwise dispose of (i) any material tangible properties, rights or assets (other than Transferred Real Property) of the Company, any Transferred Subsidiary or the Business, other than (A) in the Ordinary Course of Business and (B) any transfer of Cash by and among Seller and any of its Controlled Affiliates; or (ii) Transferred Real Property;

(n)          sell, assign, transfer, convey, license, abandon, lapse or otherwise dispose of any material Transferred Intellectual Property or material Intellectual Property owned by Seller or any of its Controlled Affiliates and used in the Business, other than non-exclusive licenses granted in the Ordinary Course of Business;

(o)          make any capital expenditures or commitments for capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than in the Ordinary Course of Business, or in accordance with the budget of the Company and Transferred Subsidiaries set forth on Section 4.1(o) of the Seller Disclosure Letter;

(p)          acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any Person or business or division thereof;

(q)          settle or compromise any Litigation, or enter into any consent decree or settlement agreement with any Governmental Authority, against or affecting the Business, in each case, other than settlements or compromises of any Litigation where the amount actually paid in settlement or compromise by Seller or its Controlled Affiliates (net of any amounts to which Seller or its Controlled Affiliates is entitled pursuant to insurance policies) does not exceed $1,000,000 individually or $5,000,000 in the aggregate;

(r)           cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the Ordinary Course of Business) or fail to renew (on substantially similar terms) any material insurance policy held by or for the benefit of the Company, any of the Transferred Subsidiaries or the Business, including that certain Premises Pollution Liability Portfolio Insurance Policy issued to KAR Auction Services, Inc. by Illinois Union Insurance Company (Chubb) on October 3, 2021 (the “Environmental Insurance Policy”);

(s)          discount any accounts receivable, accelerate the collection of any accounts receivable or delay the payment of any accounts payable, in each case, in any material respect and outside the Ordinary Course of Business;

(t)           fail to maintain the Transferred Real Property, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, demolish or remove any of the existing material Improvements, or erect new material improvements on the Transferred Real Property or any portion thereof;

(u)          (i) make, change or revoke any material Tax election, (ii) amend any material Tax Return, (iii) adopt or change any Tax accounting period or material method of Tax accounting, (iv) settle any action in respect of material Taxes with a Governmental Authority, (v) enter into any voluntary disclosure or closing agreement with respect to any Tax, or (vi) consent to any extension or waiver of any statute of limitations with respect to Taxes, in each case, if such action could reasonably be expected to have the effect of increasing the Tax liability of the Company and the Transferred Subsidiaries in any taxable period (or portion thereof) beginning after the Closing Date; or

(v)          agree, resolve or commit to do any of the foregoing.

Notwithstanding anything to the contrary in this Agreement (including this Section 4.1), Seller may, in response to COVID-19, take actions as a response to any Pandemic Measure deemed by Seller acting reasonably to be advisable, necessary or prudent (in the context of seeking to preserve the Business to the extent reasonably practicable) in connection with or in response to COVID-19 and any such action shall not be deemed a breach of this Section 4.1; provided that Seller shall provide Buyer with notice of any such action taken that would have any material impact with respect to the Business as soon as reasonably practicable thereafter (and in no event later than ten (10) Business Days after such action is taken). Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller’s or any of its Affiliates’ (including the Company’s or the Transferred Subsidiaries’) business or operations.

Section 4.2      Access to Information; Confidentiality; Books and Records.

(a)          Subject to Section 4.2(b), from the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable notice, Seller shall provide to Buyer and its authorized Representatives, during normal business hours at the reasonable prior request of Buyer in connection with the transactions contemplated hereby, reasonable access to all properties, books, records (excluding any data relating to the skill and development training, performance, active medical restriction forms, fitness for duty and disciplinary actions of employees) and Contracts of the Company, the Transferred Subsidiaries and the Business (which materials will include, to the extent in the possession of Seller, copies of any existing title insurance policies and surveys of the Transferred Real Property), and appropriate senior-level officers and employees of Seller and its Controlled Affiliates (including the Company and the Transferred Subsidiaries), provided that any such access shall be conducted at Buyer’s expense, in accordance with applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues) and subject to reasonable restrictions caused by Pandemic Measures, under the supervision of Seller’s or its Controlled Affiliates’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of Seller and its Controlled Affiliates (including the Company and the Transferred Subsidiaries), the Business and the other businesses of Seller and its Controlled Affiliates. Buyer may conduct, at its discretion, Phase I environmental site assessments with respect to the Transferred Real Property, but may not conduct any sampling or testing without the prior written consent of Seller, which consent may be provided or not at Seller’s sole discretion.

(b)         Notwithstanding anything to the contrary in Section 4.2(a), Seller may withhold any document (or portions thereof) or information (i) to the extent disclosure would violate the terms of an existing non-disclosure agreement with a third party, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege or (iii) if the provision of access to such document (or portion thereof) or information, as determined by such party’s counsel, would reasonably be expected to conflict with applicable Laws; provided, that Seller and Buyer shall work in good faith to make alternative arrangements to allow for such access or disclosures in a manner that does not result in the events set out in clauses (i) through (iii) above.

(c)          All information provided to Buyer pursuant to this Section 4.2 prior to the Closing shall be held by Buyer as confidential under the terms of that certain Confidentiality and Nondisclosure Agreement, dated as of August 15, 2021, by and between Guarantor and Seller (the “Confidentiality Agreement”), and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Buyer and Seller agree that, if the Closing occurs, the Confidentiality Agreement shall automatically terminate effective upon the Closing. For a period of three (3) years following the Closing Date, (i) Seller shall, and shall cause its Controlled Affiliates to keep confidential, and not disclose or use, except as otherwise expressly permitted herein or as required for the performance of the Ancillary Agreements, all Business Confidential Information and (ii) Buyer shall, and shall cause its Controlled Affiliates (including the Company) to keep confidential, and not disclose or use, except as otherwise expressly permitted herein or as required for the performance of the Ancillary Agreements, all Excluded Confidential Information; provided that Seller and its Controlled Affiliates may disclose Business Confidential Information and Buyer and its Controlled Affiliates may disclose Excluded Confidential Information, in each case (A) to the extent requested or required under any Law, rule or regulation applicable to such party, including reporting required under the Exchange Act, or (B) to their respective Controlled Affiliates and their and their respective Controlled Affiliates’ directors, offices, employees, agents and advisors (including auditors, legal counsel and insurance providers) who need to know such information and who are bound by obligations of confidentiality to the disclosing party or one of its Controlled Affiliates with respect to such information; provided, that, in the event of any such request or requirement, to the extent permitted by Law, the party requested or required to make such disclosure (1) give Buyer (in the case of Business Confidential Information) or Seller (in the case of Excluded Confidential Information) prompt written notice of such request or requirement and reasonably consult with Buyer or Seller, as applicable, regarding the timing and content of such disclosure, (2) use commercially reasonable efforts (at Buyer’s or Seller’s, as applicable, expense) to cooperate with Buyer or Seller, as applicable, to obtain a protective order or other remedy and (3) with respect to any such disclosure, use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to the information being disclosed. It is understood that the foregoing shall not restrict Seller, Buyer or their respective Controlled Affiliates from making such disclosure as Seller, Buyer or their respective Controlled Affiliates, as applicable, deem appropriate in their reasonable judgment (x) in connection with any issuance, incurrence or refinancing of any Indebtedness (including in any relevant offering documents or information memoranda), including the Debt Financing and the Bond Financing, (y) in connection with any repayment or repurchase offer to the holders of Indebtedness under the Credit Facilities or any other Indebtedness of Seller, Buyer or their respective Controlled Affiliates pursuant to the terms thereof or (z) pursuant to applicable reporting obligations under the Credit Facilities or the terms of any other Indebtedness of Seller, Buyer or their respective Controlled Affiliates, in each case so long as the recipients of such information are bound by customary confidentiality obligations with respect to such information.

(d)          Buyer acknowledges and agrees that Seller and its Affiliates shall have the right to retain copies of books and records of the Company, the Transferred Subsidiaries or the Business relating to periods ending on or prior to the Closing Date (i) as may be required by applicable Law, (ii) as may be necessary for Seller or its Affiliates to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements or (iii) constituting an Excluded Asset (such retained books, data, files, information and records, collectively, the “Retained Information”). After the Closing Date, Seller and its Affiliates shall, until the sixth (6th) anniversary of the Closing Date, (A) make the Retained Information (other than any such Retained Information constituting an Excluded Asset) available for inspection and copying by Buyer or its Controlled Affiliates (at Buyer’s expense) and (B) use reasonable best efforts to cause the employees, counsel and financial advisors of Seller and its Affiliates to reasonably cooperate with Buyer and its Affiliates in connection with their ongoing financial reporting, accounting, regulatory filings or other similar purpose related to Buyer’s ownership of the Business after the Closing, during normal business hours, upon reasonable request and upon reasonable notice; provided that Seller and its Affiliates may, prior to the sixth (6th) anniversary, elect to destroy any such Retained Information so long as Seller notifies Buyer in writing at least sixty (60) days prior to the destruction of any such material Retained Information and gives Buyer a reasonable opportunity (at Buyer’s expense) to obtain possession thereof.

(e)          After the Closing Date, Buyer shall, and shall cause the Company to, until the sixth (6th) anniversary of the Closing Date, (i) retain all material books and records pertaining to the Business that are in existence on the Closing Date and make the same available for inspection and copying by Seller and its Affiliates (at Seller’s expense) to the extent necessary in connection with Seller’s and its Affiliates’ ongoing financial reporting, accounting, regulatory filings, Tax Returns or other similar purpose related to Seller and its Affiliates ownership of the Business prior to the Closing or to the extent necessary to defend against any pending or threatened Litigation, claim or demand asserted by a third party (excluding Buyer or its Controlled Affiliates) against Seller or its Controlled Affiliates relating to pre-Closing matters of the Business, and (ii) use reasonable best efforts to cause the employees, counsel and financial advisors of Buyer and its Controlled Affiliates to reasonably cooperate with Seller and its Affiliates in connection with such purposes, in each case during normal business hours, upon reasonable request and upon reasonable notice and in a manner so as to not unduly interfere with the normal business operations of Buyer and any of its Controlled Affiliates; provided that Buyer and the Company may, prior to the sixth (6th) anniversary, elect to destroy any such information so long as Buyer notifies Seller in writing at least sixty (60) days prior to the destruction of any such information and give Seller a reasonable opportunity to obtain possession thereof.

(f)           Notwithstanding anything to the contrary in Section 4.2(d) and Section 4.2(e), Seller or Buyer, as applicable, may withhold any document (or portions thereof) or information (i) to the extent disclosure would violate the terms of an existing non-disclosure agreement with a third party, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege, or (iii) if the provision of access to such document (or portion thereof) or information, as determined by such party’s counsel, would reasonably be expected to conflict with applicable Laws; provided, that Seller and Buyer shall work in good faith to make alternative arrangements to allow for such access or disclosures in a manner that does not result in the events set out in clauses (i) through (iii) above.

(g)          For up to six (6) years following the Closing, upon reasonable advance written request by Buyer, Seller shall, and shall cause its Controlled Affiliates to use reasonable best efforts to make available, at reasonable times, the Retained Information and such employees and agents of Seller or its Controlled Affiliates for fact finding, consultation, and interviews and as witnesses to the extent that any such Person may reasonably be requested by Buyer in connection with any pending or threatened Litigation, claim or demand asserted by a third party (excluding Seller or their Controlled Affiliates) against Buyer or its Controlled Affiliates relating to pre-Closing matters of the Business. Buyer shall promptly reimburse Seller and/or its Controlled Affiliates for any and all reasonable out-of-pocket costs in complying with its obligations under this Section 4.2(g).

Section 4.3      Governmental Approvals.

(a)          Subject to the terms and conditions herein provided, Buyer shall, and shall cause its Controlled Affiliates to, and Seller shall, and shall cause its Controlled Affiliates to, use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable, and not take any actions that would reasonably be expected to prevent, materially delay, impair, or impede, the transactions contemplated by this Agreement. Buyer shall, and shall cause its Controlled Affiliates to, and Seller shall, and shall cause its Controlled Affiliates to, use reasonable best efforts to promptly obtain consents of all Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Each party shall make an appropriate response as promptly as practicable to any request by a Governmental Authority for information and documentary material in connection with this Agreement or the consummation of the transactions contemplated hereby pursuant to the HSR Act. Without limiting the foregoing, Buyer and its Controlled Affiliates, and Seller and its Controlled Affiliates, shall not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(b)          Each of Buyer and Seller will (i) promptly notify the other party of any written communication made to or received by either Buyer or any of its Controlled Affiliates or Seller or any of its Controlled Affiliates, as the case may be, from any Governmental Authority regarding any of the transactions contemplated hereby, (ii) permit the other party to review in advance any proposed written communication to any such Governmental Authority and consider in good faith the other party’s reasonable comments thereto, (iii) not agree to participate in any meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (iv) furnish the other party with copies of all correspondence, filings and written communications (and summaries of any oral communications which a Governmental Authority does not permit the other party to attend) between them and their respective Controlled Affiliates and Representatives on the one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, that any of the documents or information required to be provided pursuant to this Section 4.3 may be provided on an “outside counsel only” basis; provided, further, that materials may also be redacted (A) to remove references concerning the valuation of the Company or the Business, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Buyer and Seller shall consult with each other prior to taking any material position in discussions with or filings to be submitted to any Governmental Authority.

(c)          In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby, in each case, in order to permit the consummation of the transactions contemplated hereby in accordance with the terms hereof.

(d)          Buyer agrees that, prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 7.1, it shall not, and shall ensure that none of its Controlled Affiliates shall, consummate, enter into any agreement providing for, or authorize, announce, commit to, or approve any acquisition, divestiture, business combination or other transaction that would reasonably be expected to materially delay, materially impede or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.4      Employees and Employee Benefits.

(a)          Prior to the Closing Date, Seller or its Controlled Affiliates shall (i) transfer the employment of any active Business Employee who is not employed by the Company or a Transferred Subsidiary as of the date of this Agreement (unless such Person has ceased to be employed by Seller or its Controlled Affiliates) to, and each such employee shall become an employee of, the Company or a Transferred Subsidiary, without any interruption of employment, terms and conditions of employment or break in service; (ii) transfer the employment of each Excluded Employee who is employed by the Company or a Transferred Subsidiary to a Controlled Affiliate of Seller (other than the Company or any Transferred Subsidiary); and (iii) transfer all applicable employment-related liabilities, including any accrued, but unused paid time off (to the extent permitted by applicable Law), of all Excluded Employees to a Controlled Affiliate of Seller (other than the Company or any Transferred Subsidiary). Each Business Employee employed by the Company or the Transferred Subsidiaries immediately following the Closing shall be referred to herein as a “Transferred Business Employee”. As of the Closing Date, or such other date as set forth in the Transition Services Agreement, Seller shall cause Transferred Business Employees to cease accruing any benefits under any Seller Plan with respect to services rendered or compensation paid on or after the Closing Date and for the Company and the Transferred Subsidiaries to cease being participating employers under such Seller Plans. Except as specifically assumed by Buyer under this Section 4.4, Seller shall retain any and all liabilities associated with any Benefit Plan, other than a Transferred Plan, regardless of whether the liability arose prior to, on or following the Closing Date.

(b)          Notwithstanding anything to the contrary in this Section 4.4, Seller shall (i) not transfer the employment of any Business Employee from Seller or its Controlled Affiliates to the Company or the Transferred Subsidiaries, and (ii) transfer the employment of any Business Employee from the Company or the Transferred Subsidiaries to Seller or its Controlled Affiliates, in each case, who is receiving or is eligible to receive short-term or long-term disability benefits as of the Closing Date pursuant to a Seller Plan (each a “Disabled Employee”). Buyer or one of its Controlled Affiliates shall offer employment to each Disabled Employee on terms and conditions consistent with those applicable to Transferred Business Employees generally under this Section 4.4, effective upon the date such Disabled Employee is available for and able to return to active work with or without a reasonable accommodation, within six (6) months following the Closing Date or such later date as required by Law, by no later than thirty (30) days prior to such Disabled Employee’s anticipated date of return to active work with or without reasonable accommodation (such anticipated date, the “Anticipated Return Date”) or, if the Anticipated Return Date is not known at least thirty (30) days in advance of such Anticipated Return Date, then no later than five (5) days following the date on which the Anticipated Return Date becomes known; provided that Seller notifies Buyer (i) of the Anticipated Return Date and (ii) that such Disabled Employee has provided Seller or its Controlled Affiliates with medical certification that he or she is able to perform the essential functions of his or her job with or without a reasonable accommodation as of the Anticipated Return Date. Seller or its Controlled Affiliates shall terminate the employment of any such Disabled Employee who accepts an offer of employment from Buyer or any of its Controlled Affiliates, effective upon the date immediately prior to the date such Disabled Employee is available for and able to return to active work with or without a reasonable accommodation. Each Disabled Employee who is offered employment, accepts such offer of employment and actually commences employment with Buyer or its Controlled Affiliates (including the Company or the Transferred Subsidiaries) shall become a Transferred Business Employee for purposes of this Agreement. For the avoidance of doubt, Seller and its Controlled Affiliates (other than the Company and the Transferred Subsidiaries) shall be solely responsible for the provision of compensation and benefits to, and all Liabilities and obligations arising in connection with, all Disabled Employees (unless and until any such Disabled Employee becomes a Transferred Business Employee).

(c)          Prior to the Closing, Seller shall use commercially reasonable efforts to transfer and assign the sponsorship of each Benefit Plan set forth on Section 4.4(c) of the Seller Disclosure Letter to the Company or any Transferred Subsidiary and such plan shall be a Transferred Plan as of the date of such transfer or assignment.

(d)          Buyer and its Affiliates will have no obligations or other Liabilities under this Agreement with respect to any Excluded Employee or any Person who does not become a Transferred Business Employee in accordance with Section 4.4(a) or Section 4.4(b) (any such employee, a “Non-Transferred Employee”). Seller and its Affiliates (other than the Company and any Transferred Subsidiaries) shall be exclusively responsible for all Liabilities arising from the employment of any such Non-Transferred Employee or the termination of such Non-Transferred Employee’s employment (including any severance and other similar costs). Notwithstanding the foregoing, (i) Seller and its Affiliates shall not be responsible for, and Buyer and its Controlled Affiliates (including, following the Closing, the Company and the Transferred Subsidiaries) shall be responsible or otherwise indemnify Seller and its Affiliates for Liabilities incurred by Seller or any of its Affiliates for, the employment or termination of employment of any Non-Transferred Employee with respect to whom Buyer or any of its Controlled Affiliates (x)  breaches the terms of this Section 4.4, (y)  violates applicable Law with respect to the hiring of such Persons to the extent such Persons are Business Employees, or (z)  undertakes a material action that deprives Seller or its Affiliates of the benefits of the provisions of this Section 4.4; and (ii) Buyer and its Affiliates (including, following the Closing, the Company and the Transferred Subsidiaries) shall not be responsible for, and Seller and its Controlled Affiliates shall be responsible or otherwise indemnify Buyer and its Affiliates for all Liabilities incurred by Buyer or any of its Affiliates for, the employment or termination of employment of any Non-Transferred Employee with respect to whom Seller or any of its Controlled Affiliates (x)  breaches the terms of this Section 4.4, (y)  violates applicable Law with respect to the terminations of employment of such Persons to the extent such Persons are Business Employees, or (z) undertakes a material action that deprives Buyer or its Affiliates of the benefits of the provisions of this Section 4.4.

(e)          During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (or until the termination of employment of the relevant Transferred Business Employee, if sooner) (the “Continuation Period”), Buyer shall provide (or cause to be provided) each Transferred Business Employee with (i) a base wage rate or cash base salary, as applicable, no less favorable than the base wage rate or cash base salary in effect for such Transferred Business Employee immediately prior to the Closing, (ii) target annual cash incentive compensation that is no less favorable than the target annual cash incentive compensation in effect for such Transferred Business Employee immediately prior to the Closing, taking into account any payments made pursuant to Section 4.4(h), and (iii) other compensation and employee benefits (excluding, in each case, any equity or equity-based, nonqualified deferred compensation, retention, change in control or transaction compensation or arrangement or defined benefit plan benefits, retiree medical or retiree welfare benefits) that are substantially comparable in the aggregate value to either (A) those provided to such Transferred Business Employee immediately prior to the Closing under the Benefit Plans set forth on Section 2.16(a)(i) of the Seller Disclosure Letter or (B) those provided to similarly situated employees of Buyer. Without limiting the generality of the foregoing, with respect to any Transferred Business Employee whose employment is involuntarily terminated by Buyer without “cause” (and not due to the Transferred Business Employee’s death or “disability”) during the Continuation Period, Buyer shall provide (or cause to be provided) cash severance benefits that are no less favorable in the aggregate to such Transferred Business Employee than the cash severance benefits that such Transferred Business Employee would have been entitled to receive upon such termination prior to Closing pursuant to the terms of the applicable Seller Plan as in effect for such Transferred Business Employee as of the date of this Agreement or as set forth on Section 4.4(d) of the Seller Disclosure Letter, provided that any such severance may be conditioned upon such Transferred Business Employee becoming party to a nonrevocable separation agreement and release of claims used by Buyer in the Ordinary Course of Business. Notwithstanding anything to the contrary in this Section 4.4(e), Buyer shall not, and shall cause the Company and the Transferred Subsidiaries not to, make any change to any paid time off plan or benefit entitlements for as long as such paid time off and benefits are administered by Seller pursuant to the Transition Services Agreement. Notwithstanding the foregoing, Buyer shall not be prohibited by this Section 4.4(d) from terminating the employment of any Transferred Business Employee on or following the Closing Date.

(f)           During the Continuation Period, Buyer shall cause the Company and the applicable Transferred Subsidiaries to give each Transferred Business Employee full credit for purposes of vesting and eligibility to participate under each employee benefit plan, policy or arrangement, maintained or made available for the benefit of Transferred Business Employees as of and after the Closing by Buyer or any of its Controlled Affiliates, for such Transferred Business Employee’s service prior to the Closing with Seller and its applicable Controlled Affiliates (including the Company and the Transferred Subsidiaries) and their respective predecessors, to the same extent and for the same purposes as such service is recognized by Seller and its applicable Controlled Affiliates (including the Company and the Transferred Subsidiaries) under the Benefit Plans in which such Transferred Business Employee participated immediately prior to the Closing; provided that such credit shall not be given for purposes of benefit accrual under any defined benefit pension plan or to the extent that it would result in a duplication of benefits for the same period of service. In addition, Buyer shall cause its applicable Controlled Affiliate to (i) use commercially reasonable efforts to cause to be waived all pre-existing condition exclusions and actively at work requirements, eligibility waiting periods and evidence of insurability requirements under any employee benefit plan maintained for the benefit of Transferred Business Employees as of the Closing by Buyer or any of its Controlled Affiliates in which any of the Transferred Business Employees commence to participate following the Closing Date (any such plan, a “New Plan”) to the extent waived or satisfied by a Transferred Business Employee under the comparable Benefit Plan in which such Transferred Business Employee participated immediately prior to the Closing, and (ii) during the plan year in which the Closing occurs, cause any deductible, co-insurance and covered out-of-pocket expenses paid under any Benefit Plan in the plan year in which commencement of participation in the New Plan occurs by any Transferred Business Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under any applicable New Plan in the year of initial participation.

(g)          From and after the Closing Date, to the extent reflected in Closing Date Net Working Capital, Buyer shall cause the Company and the Transferred Subsidiaries to honor all vacation and other paid time off days accrued or earned but not yet taken by each Transferred Business Employee as of the Closing Date.

(h)          Seller shall, immediately prior to the Closing, pay a pro-rata share of any annual or quarterly cash bonus compensation (including short-term sales commissions) outstanding as of the Closing (determined based upon the assumption of the target level of performance) that may become payable to each Transferred Business Employee under any Benefit Plan set forth on Section 2.16(a) of the Seller Disclosure Letter in respect of the calendar year in which the Closing occurs, provided such Transferred Business Employee remains through the Closing.

(i)           Buyer and Seller acknowledge and agree that, with effect from the Closing Date, the Transferred Business Employees shall cease to be eligible to contribute to Seller’s and its Controlled Affiliates’ defined contribution savings plan(s) that are qualified under Section 401(a) of the Code (“Seller’s Savings Plans”). Prior to the Closing Date, Seller shall take all actions necessary to cause Seller’s Savings Plans to fully vest, effective as of the Closing Date, the unvested accounts balances of the Transferred Business Employees under Seller’s Savings Plans and shall make all employer contributions for such Transferred Business Employees for all periods up to and including the Closing Date without regard to any last day of the year or hours requirement. Buyer shall, or shall cause one of its Controlled Affiliates to, establish or designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement under Section 401(k) of the Code that is sponsored by Buyer or one of its Controlled Affiliates (the “Buyer 401(k) Plan”) that will cover Transferred Business Employees effective as of, or as soon as administratively practicable following, the Closing Date. In connection with the transactions contemplated by this Agreement, each Transferred Business Employee shall be given the opportunity to receive a distribution of his or her account balance (in cash, but also including any promissory notes for associated participant loans) from Seller’s Savings Plans and elect to roll over such account into the Buyer 401(k) Plan. Buyer shall take reasonable efforts to cause the Buyer 401(k) Plan to accept from Seller’s Savings Plans the “direct rollover” of the account balance (including, subject to the next sentence, the in-kind rollover of promissory notes evidencing all outstanding loans) of each Transferred Business Employee who participated in a Seller’s Savings Plan prior to the Closing Date and who elects such direct rollover in accordance with the terms of Seller’s Savings Plans and the Code. Seller and Buyer shall cooperate in good faith to work with Seller’s Savings Plans and the Buyer 401(k) Plan third-party administrators to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from Seller’s Savings Plans to the Buyer 401(k) Plan. In the event that a process and procedure acceptable to Seller’s Savings Plans and the Buyer 401(k) Plan third-party administrator for effecting the in-kind rollover of loan promissory notes is agreed upon, Seller and Buyer shall take commercially reasonable actions needed to permit each Transferred Business Employee with an outstanding loan balance under Seller’s Savings Plans as of the Closing Date to continue to make scheduled loan payments to Seller’s Savings Plans following the Closing, pending the distribution and in-kind rollover of such promissory notes evidencing such loans, so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(j)           Seller shall be solely responsible for any obligations arising under COBRA with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9.

(k)          Nothing contained in this Agreement is intended to prevent Buyer, the Company or any of their Controlled Affiliates from amending, modifying or terminating any Transferred Plan in accordance with its terms after the Closing.

(l)           During the period prior to the Closing, Seller shall use commercially reasonable efforts to (i) make introductions and coordinate discussions between the Buyer and individual natural person independent contractors who provide services primarily dedicated or primarily related to the Business and who are engaged by Seller or its Controlled Affiliates, and (ii) provide to Buyer contact information for third-party service providers providing contingent personnel primarily dedicated to the Business and reasonably cooperate in identifying and transferring such contingent work force to the extent related to the Business and requested by Buyer; provided, however, in each case, that to the extent Buyer engages in discussions with such individual natural person independent contractors or third-party service providers, Buyer shall provide Seller with a reasonable opportunity to participate in such discussions; provided, further, however, in each case, that Buyer shall not intentionally preclude any such Person from providing any non-Business-related services to Seller or any of its Controlled Affiliates or otherwise intentionally cause any such Person to cease providing or materially diminish any non-Business-related services provided to Seller or any of its Controlled Affiliates.

(m)         Seller shall use commercially reasonable efforts to ensure that any foreign national Business Employee who has work authorization pursuant to a non-immigrant visa status in order to work for the Company or any of the Transferred Subsidiaries in his or her current position may continue to work in such position as a Transferred Business Employee for Buyer or its applicable Controlled Affiliates on the Closing Date. To the extent required by Law, Buyer shall and shall cause its Controlled Affiliates (including, following the Closing, the Company and the Transferred Subsidiaries) to employ any foreign national Transferred Business Employees under terms and conditions such that Buyer and its Affiliates, as applicable, qualify as a “successor employer” under applicable United States immigration laws effective as of the Closing Date. Notwithstanding anything to the contrary in this Section 4.4, in the event any such Business Employee is not authorized to work for the Company, the Transferred Subsidiaries, Buyer or its Controlled Affiliates pursuant to a non-immigrant visa status as of the Closing Date, Seller or its Controlled Affiliates shall continue to employ such Business Employees until such visa is obtained, and Seller and its Controlled Affiliates, in conjunction with Buyer and its Controlled Affiliates, shall use reasonable commercial efforts to cause any such visa to be obtained as soon as reasonably practicable thereafter and shall make the services of such Business Employees reasonably available to Buyer or its applicable Controlled Affiliates to assist with the operation of the Business until the applicable visa is obtained on the same basis as such Business Employee provided services to the Business immediately prior to the Closing.

(n)          Seller and its Controlled Affiliates agree that, notwithstanding the terms of any noncompetition, nonsolicitation, noninterference, nondisclosure, nondisparagement, or similar restrictive covenant obligation owed by any Transferred Business Employee to Seller or any of its Controlled Affiliates, such Transferred Business Employee shall be permitted to provide services to Buyer and its Controlled Affiliates (including the Company and the Transferred Subsidiaries) following the Closing, and Seller and any of its Controlled Affiliates will not seek to enforce the terms of any such restrictive covenant following the Closing solely to the extent related to the Business.

(o)           Section 4.4(o) of the Seller Disclosure Letter sets forth, by termination date (and if applicable, return date) and work location and the employee ID number of each Business Employee who will suffer an “employment loss” (including as a result of a furlough or reduction in hours) under WARN within the ninety (90) days immediately preceding the Closing Date, and Seller will update Section 4.4(o) of the Seller Disclosure Letter on the Closing Date. For a period of ninety (90) days after the Closing Date, Buyer shall not, and shall cause its Affiliates not to, engage in any conduct that would result in an employment loss or layoff for a sufficient number of employees of Buyer or any of its Affiliates which, if aggregated with any such conduct on the part of Seller prior to the Closing Date, would trigger WARN.

(p)           Buyer shall and shall cause the Company or the Transferred Subsidiaries to honor the terms of each Labor Agreement covering Transferred Business Employees until such Labor Agreement otherwise expires pursuant to its terms or is modified by the parties thereto. Seller shall timely satisfy any notice, information, consultation or bargaining obligations owed to any Business Employees who are subject to any Labor Agreement or their representatives with respect to the transactions contemplated by this Agreement and the Ancillary Agreements under applicable Law and any Labor Agreement. Seller shall, unless prevented by any legally binding duty of confidentiality, keep Buyer reasonably informed of the status of, and take all reasonably necessary or appropriate actions with respect to, any discussions or negotiations with the collective bargaining or other labor representatives of the Business Employees as may be required by applicable Law or any applicable Contract. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Transferred Business Employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement subject to the expiration, modification or termination of such Labor Agreement in accordance with its terms or applicable Law.

(q)           As soon as practicable following the Closing Date, Buyer shall make a long-term incentive award to the Business Employees set forth on Section 4.4(q) of the Seller Disclosure Letter, in the amounts and with the terms and conditions set forth on such schedule.

(r)            This Section 4.4 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing contained in this Section 4.4 or any other provision of this Agreement or any other related Contract, expressed or implied, is intended to or shall confer upon any Person any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with Buyer or any of its Affiliates for any period. In addition, except as otherwise expressly provided herein, the provisions of this Agreement, including this Section 4.4, are solely for the benefit of the parties to this Agreement and no current or former employee shall be regarded for any purpose as a third-party beneficiary of this Agreement or otherwise entitled to enforce the provisions of this Section 4.4.

Section 4.5         Public Announcements. Buyer shall not, and shall not permit any of its Affiliates or Representatives to, and Seller shall not, and shall not permit any of its Affiliates or Representatives to, make any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law, including reporting required of Buyer or Seller under the Exchange Act or stock exchange rules (and only to the extent so required), or (b) as may be reasonably pertinent in connection with a Litigation in which Buyer or Seller or any of their respective Affiliates are a party; provided that no such prior written consent, and no prior notice, shall be required in connection with any public announcement to the extent the content of which is consistent with that of any prior or contemporaneous public announcement in compliance with this Section 4.5. It is understood that the foregoing shall not restrict (i) Seller or its Affiliates from making any announcement or communication of information to its employees, customers, suppliers and other business relations, to the extent the content of which is consistent with that of any prior public announcement made in compliance with this Section 4.5, and (ii) Buyer, Seller or their respective Affiliates from making disclosure as Buyer, Seller or their respective Affiliates, as applicable, deem appropriate in their respective reasonable judgment (A) in connection with any issuance, incurrence or refinancing of any Indebtedness (including in any relevant offering documents or information memoranda), including the Debt Financing and the Bond Financing, (B) in connection with any repayment or repurchase offer to the holders of indebtedness for borrowed money under the Credit Facilities or any other indebtedness for borrowed money of Buyer, Seller or their respective Affiliates pursuant to the terms thereof or (C) pursuant to applicable reporting obligations under the Credit Facilities or the terms of any other Indebtedness of Buyer, Seller or their respective Affiliates, in each case so long as the recipients of such information are bound by customary confidentiality obligations with respect to such information.

Section 4.6         D&O Indemnification.

(a)           From and after the Closing Date until six (6) years from the Closing Date, Buyer shall or shall cause the Company or the Transferred Subsidiaries (as applicable) to indemnify, defend and hold harmless to the fullest extent permitted under Law, the individuals who on or prior to the Closing Date were directors, officers, trustees, members or managers (each, a “D&O Indemnified Person”) of the Company or the Transferred Subsidiaries (as applicable) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or the Transferred Subsidiaries (if applicable) at any time on or prior to the Closing Date. In addition, Buyer shall or shall cause the Company or the Transferred Subsidiaries (as applicable) to pay or reimburse any expenses of any D&O Indemnified Persons entitled to indemnification hereunder as incurred to the fullest extent permitted under applicable Law; provided that the D&O Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. If any D&O Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 4.6 that is denied by the Company or any of the Transferred Subsidiaries, and a court of competent jurisdiction determines that the D&O Indemnified Person is entitled to such indemnification, then Buyer shall, or shall cause the Company or the Transferred Subsidiaries (as applicable) to, pay such D&O Indemnified Person’s reasonable, documented and out-of-pocket costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Company or the Transferred Subsidiaries (as applicable), subject to the receipt of a written undertaking by or on behalf of such D&O Indemnified Person to repay such costs and expenses if it is ultimately determined under applicable Law that such D&O Indemnified Person is not entitled to be indemnified.

(b)           The certificates of incorporation, by-laws and all other organization documents of the Company and the Transferred Subsidiaries shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or at any time prior to the Closing Date were D&O Indemnified Persons of the Company or the Transferred Subsidiaries. The rights of the D&O Indemnified Persons under this Section 4.6 shall be in addition to any rights such D&O Indemnified Persons may have under the certificates of incorporation, by-laws and all other organization documents of the Company and the Transferred Subsidiaries, or under any applicable Law.

(c)           Buyer shall obtain, at Buyer’s sole cost and expense, with effect from the Closing Date and shall maintain in effect for six (6) years after the Closing Date a “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy for the Company with respect to matters occurring prior to the Closing and having coverage limits in at least the same aggregate amount as provided in the current policy for such six (6)-year period and terms and conditions otherwise no less advantageous in the aggregate to the indemnitees than the terms and conditions of the current policy for the Company; provided that in no event shall Buyer be required to expend an aggregate premium amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy.

(d)           If after the Closing the Company or any of the Transferred Subsidiaries or Buyer or any of their respective successors or assigns shall (i) amalgamate, consolidate with or merge or wind-up into any other Person and, if applicable, shall not be the continuing or surviving corporation or entity, or (ii) transfer all or substantially all of its properties and assets to any Person or Persons, then, and in each such case, proper provisions shall be made so that the successors, assigns and transferees of such Company, Transferred Subsidiary or Buyer, as the case may be, shall assume all of the obligations set forth in this Section 4.6.

(e)           The provisions of this Section 4.6 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person entitled to indemnification under this Section, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

Section 4.7         R&W Insurance. At its election, on or prior to the Closing, Buyer may procure a buyer-side representation and warranty insurance policy, which provides coverage for the benefit of Buyer or its designee as the named insured for breaches of any of the representations and warranties of Seller set forth in Article 2 (the “R&W Insurance Policy”), at Buyer’s sole cost and expense (including with respect to the premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines taxes and fees). Any such R&W Insurance Policy shall include a provision whereby the insurer under the R&W Insurance Policy expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Seller or its Affiliates or any former or current Representatives of Seller or its Affiliates in connection with this Agreement and the transactions contemplated hereby with respect to any claim made by an insured thereunder, except in the case of Fraud by any such Person in connection with this Agreement. Buyer shall not waive, amend or modify such subrogation provision, or allow such subrogation provision to be waived, amended or modified, without the prior written consent of Seller. Buyer acknowledges and agrees that, as between Seller and the Buyer Indemnitees, the Buyer Indemnitees bear all risk of (a) the failure of Buyer to procure any R&W Insurance Policy, (b) the insolvency of, or breach of any R&W Insurance Policy by, any insurer thereunder, (c) the failure of the Buyer Indemnitees to file notices or claims that are timely and sufficient under any R&W Insurance Policy, or (d) the failure by any insurer under any R&W Insurance Policy to make any payments to any of the Buyer Indemnitees under such R&W Insurance Policy, or to deny coverage, for any reason, under such R&W Insurance Policy. Prior to Closing, at Buyer’s sole cost and expense, Seller shall cooperate with Buyer and use commercially reasonable efforts with respect to any reasonable requests made by Buyer in connection with Buyer’s procurement of the R&W Insurance Policy, including responding to and facilitating any additional reasonable diligence investigation and providing to Buyer and its Representatives, as well as the applicable insurers, any additional diligence information reasonably requested in connection with binding such policy on or prior to the Closing and/or removing and/or limiting any exclusions under the R&W Insurance Policy.

Section 4.8         Resignations. On the Closing Date, unless instructed otherwise in writing by Buyer, Seller shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of all of the directors and officers of the Company and the Transferred Subsidiaries in office as of the Closing Date, or shall take such other action as is necessary to cause such persons to no longer be directors or officers of the Company or the Transferred Subsidiaries, as the case may be, immediately after the Closing.

Section 4.9         Affiliate Agreements; Intercompany Balances.

(a)           Prior to the Closing Date, Seller shall cause all Affiliate Contracts to be settled or terminated prior to the Closing without any Liability on the part of Buyer or any of its Affiliates, the Company or any of the Transferred Subsidiaries (including Liability arising from such termination), except for this Agreement, the Ancillary Agreements, as contemplated by Section 4.10, those Contracts or other transactions set forth on Section 4.9(a) of the Seller Disclosure Letter and, to the extent Seller elects not to fully or partially settle any such accounts prior to the Closing, accounts receivable and accounts payable related to Ordinary Course of Business trading activities between Seller and its Affiliates (other than the Company and the Transferred Subsidiaries) and the Company and the Transferred Subsidiaries (which shall be included in the calculation of the Closing Date Net Working Capital and settled post-closing in the Ordinary Course of Business).

(b)           From and after the Closing, Buyer, the Company and the Transferred Subsidiaries, jointly and severally, shall indemnify and hold harmless Seller and its Affiliates against any Losses of Seller or any of its Affiliates to the extent arising out of (i) Seller or any of its Affiliates making payment under, being required to pay or reimburse the issuer of, any Substituted Guarantee, (ii) any claim or demand for payment made on Seller or any of its Affiliates with respect to any of the Substituted Guarantees or (iii) any Litigation by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Substituted Guarantees, and shall reimburse Seller for any reasonable and documented out-of-pocket expenses incurred in connection with any of the foregoing.

(c)           Without limiting Section 4.9(b) in any respect, Buyer shall use its reasonable best efforts, at its sole expense, to, and to cause its Subsidiaries (including the Company and the Transferred Subsidiaries), to be substituted in all respects for Seller and any of its Affiliates, and for Seller and its Affiliates to be released, effective as of the Closing, in respect of, or otherwise terminate (and cause Seller and its Affiliates to be released in respect of), all obligations of Seller and any of its Affiliates under each of the guarantees, indemnities, letters of credit or letters of comfort to the extent related to the Business that are set forth on Section 4.9(c) of the Seller Disclosure Letter (collectively, the “Substituted Guarantees”). For any of the Substituted Guarantees for which Buyer or any of its Subsidiaries (including the Company and the Transferred Subsidiaries), as applicable, is not substituted in all respects for Seller and its Affiliate (or for which Seller and its Affiliate are not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Affiliates to be released in respect thereof), Buyer shall continue to use its reasonable best efforts and shall cause its Subsidiaries (including the Company and the Transferred Subsidiaries) to use their reasonable best efforts to effect such substitution or termination and release after the Closing.

Section 4.10        Pre-Closing Steps. Subject to Section 4.11(g), prior to the Closing, Seller shall, and shall cause its applicable Controlled Affiliates to, take all actions necessary to effect and carry out the steps set forth in Exhibit B and in the pre-closing steps plan to be finalized in good faith between Buyer and Seller as promptly as practicable following the date hereof (the “Pre-Closing Steps Plan” and collectively with the terms set forth in Exhibit B, the “Pre-Closing Steps”), as the same may be amended by mutual agreement between Seller and Buyer; provided, that Seller may make de minimis changes to the Pre-Closing Steps Plan that do not adversely affect Buyer or its Controlled Affiliates.

Section 4.11        Permits; Required Use Instruments; Third-Party Consents.

(a)           Seller shall use reasonable best efforts to have transferred, assigned, or revoked and reissued, or assist Buyer in obtaining, at Buyer’s sole cost and expense, all Business Permits. Prior to the Closing Date, Buyer shall prepare, and Seller shall use reasonable best efforts to cooperate with Buyer in the preparation of, applications for the transfer, assignment or reissuance to Buyer or its designated Controlled Affiliates (including the Company or the Transferred Subsidiaries) of all such Business Permits, as applicable. On or promptly following the Closing Date (or earlier to the extent required by applicable Law, including Environmental Law), Buyer shall pay all associated transfer fees and Seller shall submit such applications to the appropriate Governmental Authorities. Following the Closing Date (or earlier to the extent required by applicable Law, including Environmental Law), Seller shall use reasonable best efforts to cooperate with Buyer, at Buyer’s sole cost and expense, to obtain the relevant issuing agency’s approval of the transfer, assignment, or revocation and reissuance of such Business Permits for the benefit of Buyer or its designated Controlled Affiliates (including the Company or the Transferred Subsidiaries).

(b)           From the date hereof until the date that is twelve (12) months following the Closing, Seller shall use reasonable best efforts to cooperate with Buyer, at Buyer’s sole cost and expense, in obtaining all Permits necessary for Buyer’s intended use of the Transferred Real Property, including automotive reconditioning and storage (collectively, the “Required Use Instruments”).

(c)           Seller shall use reasonable best efforts to obtain and secure any consents or approvals of landlords under all Leases, as applicable, to (i) effectuate the transfer of control of the Leased Real Property or the transfer or assignment of such Leases and (ii) release any listed guarantors for such Leases or replace such guarantors with Buyer or a Controlled Affiliate thereof (provided, that nothing in this Section 4.11(c) shall require Seller, Buyer or any of their respective Controlled Affiliates to incur any out-of-pocket costs, pay any consideration or make any concession with respect to any approval, consent, transfer, novation, assignment, or other similar action, except with respect to (A) Seller and its Controlled Affiliates only, any such costs, consideration or concession that may be specifically set forth in such Lease, and (B) Buyer and its Controlled Affiliates only, any costs to replace security deposits as may be required under such Lease).

(d)           Seller shall use reasonable best efforts to take the actions set forth on Section 4.11(d) of the Seller Disclosure Letter.

(e)           Seller shall use reasonable best efforts to obtain the removal of any owned real property and real property leases and subleases of Seller and its Controlled Affiliates, other than the Transferred Real Property and the Leases, from being referenced in any cross-default clauses applicable to any Transferred Real Property or any Leases.

(f)            Subject to Section 4.11(g), Seller agrees to use reasonable best efforts to seek to obtain any consents and approvals of Persons (other than Governmental Authorities and landlords, which shall be subject to Section 4.3 and clauses (a) through (e) of this Section 4.11) that may be required in connection with the Pre-Closing Steps and the other transactions contemplated by this Agreement and any Ancillary Agreement.

(g)           Notwithstanding anything to the contrary in this Agreement, but subject to the satisfaction or waiver of the conditions set forth in Article 6, if any consent, approval or other action necessary for the transfer of any Transferred Assets as contemplated herein is not obtained or does not occur, as the case may be, prior to the Closing or the transfer of any Transferred Assets cannot be completed due to the fact that such transfer would violate applicable Law, the Closing shall (subject to the satisfaction or waiver of the conditions set forth in Article 6) nonetheless take place on the terms set forth herein and, thereafter until the earliest of the date that (i) such consent, approval or other action is obtained or occurs, as the case may be, or such transfer would no longer violate applicable Law, (ii) is fifteen (15) months from the Closing Date and (iii) such Contract is terminated by the counterparty or expires in accordance with its terms, (A) each of Seller and Buyer shall, and shall cause each of their respective Controlled Affiliates to, in cooperation with each other, use their reasonable best efforts to obtain or effect, as the case may be, such consent, approval or other action or effectuate such transfer in compliance with applicable Law, as promptly as practicable and (B) Seller and Buyer shall use, and shall cause their respective Subsidiaries to use, their reasonable best efforts to enter into alternative reasonable arrangements, to the extent commercially practicable and not in violation of applicable Law or Contract, under which (1) Buyer shall obtain the economic claims, rights and benefits under any Transferred Asset with respect to which such consent has not been obtained and (2) Buyer shall assume any related economic burden with respect to such Transferred Asset, including any Taxes, except with respect to any Retained Liability; provided, that nothing in this Section 4.11 shall require Seller or Buyer or any of their Controlled Affiliates to incur any out-of-pocket costs, pay any consideration or make any concession with respect to any action or inaction in connection with this Section 4.11, including any approval, consent, transfer, novation, assignment or other similar action). Buyer and its Controlled Affiliates shall indemnify and hold harmless Seller and its Controlled Affiliates (other than the Company or any Transferred Subsidiary) from and against all Losses incurred by the Seller or its Controlled Affiliates pursuant to any arrangement established pursuant to clause (B) of this Section 4.11(g); provided, further, that in the event that on the date that is fifteen (15) months from the Closing Date Seller expects that it is reasonably likely to receive any Specified Consent on or prior to the date that is the two (2) year anniversary of the Closing Date, then Seller shall provide notice to Buyer on the date that is fifteen (15) months from the Closing Date, and Buyer and Seller’s rights and obligations pursuant to this Section 4.11(g) with respect to each such Contract subject to such Specified Consent shall extend until the earlier of the date that (I) such Specified Consent is obtained and (II) is the two (2) year anniversary of the Closing Date.

(h)           Notwithstanding anything to the contrary herein, a breach by Seller of Section 4.11(a) through (g) shall not, in and of itself, give rise to (i) the failure to satisfy the condition set forth in Section 6.2(b) or (ii) a termination right pursuant to Section 7.1(c), in each case unless such breach is a Willful Breach of the applicable sub-section of this Section 4.11.

Section 4.12        Divided Commingled Contracts.

(a)           Seller and Buyer acknowledge that Seller and its Controlled Affiliates are parties to certain Contracts set forth on Section 4.12(a) of the Seller Disclosure Letter and certain additional Contracts relating to both the Business and the business of Seller and its Affiliates other than the Business, which will (in a manner consistent, to the extent reasonably practicable, with the principles reflected in (i) the provisions of this Agreement relating to Transferred Assets, Assumed Liabilities, Excluded Assets and Retained Liabilities and (ii) the financial information relating to the Business provided to Buyer in connection with the negotiation of this Agreement) be identified by Seller (in good faith consultation with Buyer) no later than sixty (60) days following the date of this Agreement as being (A) retained by Seller or its applicable Controlled Affiliates (excluding after the Closing the Company and the Transferred Subsidiaries), subject to the rights and obligations of the Parties set forth in this Section 4.12 (such Contracts, subject to Section 4.12(g), collectively, the “Forward Divided Commingled Contracts”) or (B) transferred to Buyer or its applicable Controlled Affiliates (including after the Closing the Company and the Transferred Subsidiaries), subject to the rights and obligations of the Parties set forth in this Section 4.12 (such Contracts (for the avoidance of doubt, but subject to good faith discussion and consultation between Buyer and Seller following the date hereof, excluding any Transferred Business Contracts set forth on Section B-3 of the Seller Disclosure Letter), subject to Section 4.12(g), collectively, the “Reverse Divided Commingled Contracts” and, collectively with the Forward Divided Commingled Contracts, the “Divided Commingled Contracts”). Seller agrees that, subject to Section 4.12(g), the Divided Commingled Contracts, together with the Transferred Business Contracts set forth on Section B-3 of the Seller Disclosure Letter, will include all material Contracts as of immediately prior to the Closing that relate to both the Business and the business of Seller and its Affiliates other than the Business (other than to the extent any such Divided Commingled Contract is terminated by the counterparty or expires in accordance with its terms).

(b)           From the date hereof until the Closing, and until the earlier of the date that (i) is fifteen (15) months from the Closing Date and (ii) such Divided Commingled Contract is terminated by the counterparty or expires in accordance with its terms, Seller, on the one hand, and Buyer, on the other hand shall reasonably cooperate with each other and use their respective reasonable best efforts (A) to notify the third party that is the counterparty to each Divided Commingled Contract and, to the extent reasonably within the contractual or other ability or control of Seller or Buyer or their respective Controlled Affiliates as the case may be, to cause the applicable Divided Commingled Contract to be apportioned (including by obtaining the consent of such counterparty to enter into a new Contract or amendment, splitting or assigning in relevant part such Divided Commingled Contract) between (1) the Company or a Transferred Subsidiary (or Buyer or its Controlled Affiliate, as applicable) and (2) Seller and its Controlled Affiliates (other than the Company and the Transferred Subsidiaries), pursuant to which Seller and its Controlled Affiliates (other than the Company and the Transferred Subsidiaries) will assume all of the rights and obligations under such Divided Commingled Contract that relate to businesses other than the Business, on the one hand, and the Company or a Transferred Subsidiary (or Buyer or its Controlled Affiliate, as applicable) will assume all of the rights and obligations under such Divided Commingled Contract that relate to the Business, with terms and conditions related to the Business or Buyer and its applicable Controlled Affiliates (including the Company and the Transferred Subsidiaries) materially similar to those terms and conditions related to the Business or Seller and its applicable Controlled Affiliates (including the Company and the Transferred Subsidiaries) prior to apportionment (except for changes reasonably necessary as a result of the transactions contemplated hereby), on the other hand, and (B) to the extent reasonably within the contractual or other ability or control of Seller or Buyer or their respective Controlled Affiliates, (I) in the case of Seller and its Controlled Affiliates, cause the applicable counterparty to release the Company and the Transferred Subsidiaries (or Buyer or its other Controlled Affiliates, as applicable), as applicable, from the obligations of Seller and its Controlled Affiliates arising after the Closing Date under the portion of the Divided Commingled Contract apportioned to Seller and its Controlled Affiliates and (II) in the case of the Company and the Transferred Subsidiaries (or Buyer or its Controlled Affiliates, as applicable), cause the applicable counterparty to release Seller and its Controlled Affiliates from the obligations of the Company or the Transferred Subsidiaries (or Buyer or its Controlled Affiliates, as applicable) arising after the Closing Date under the portion of the Divided Commingled Contract apportioned to the Company or a Transferred Subsidiary (provided further that nothing in this Section 4.12(b) shall require Seller, Buyer or any of their respective Controlled Affiliates to incur any out-of-pocket costs, pay any consideration or make any concession with respect to any approval, consent, transfer, novation, assignment or other similar action).

(c)           If Seller is not able to separate a Forward Divided Commingled Contract in accordance with Section 4.12(b) prior to Closing, then until the earlier of the date that (i) is fifteen (15) months from the Closing Date and (ii) such Forward Divided Commingled Contract is terminated by the counterparty or expires in accordance with its terms, upon the written request of Buyer, Buyer and Seller shall use reasonable best efforts (and shall reasonably cooperate with each other) to (A) effect the separation of each such Forward Divided Commingled Contract, and (B) until the earlier of the date that (1) such separation is effected and (2) such Forward Divided Commingled Contract is terminated by the counterparty or expires in accordance with its terms, and to the extent commercially practicable and not in violation of applicable Law or Forward Divided Commingled Contract, provide Buyer and its applicable Affiliates (including the Company and the Transferred Subsidiaries) the rights and benefits of the portion of the Forward Divided Commingled Contract related to the Business (including by means of any subcontracting, sublicensing or subleasing arrangements, if permissible), with terms and conditions related to the Business or Buyer and its applicable Affiliates (including the Company and the Transferred Subsidiaries) materially similar to those terms and conditions related to the Business or Seller and its applicable Affiliates (including the Company and the Transferred Subsidiaries) prior to such separation (including at no increased cost), and cause the Company or a Transferred Subsidiary (or Buyer or its Controlled Affiliate, as applicable) to bear all obligations, costs and Liabilities of the portion of the Forward Divided Commingled Contract related to the Business to the extent the Company or a Transferred Subsidiary (or Buyer or its Controlled Affiliate, as applicable) receives the rights and benefits of such Forward Divided Commingled Contract from and after the Closing; provided, that nothing in this Section 4.12(c) shall require Seller, Buyer or any of their respective Controlled Affiliates to pay incur any out-of-pocket costs, pay any consideration or make any concession with respect to any action or inaction in connection with this Section 4.12(c), including any approval, consent, transfer, novation, assignment or other similar action.

(d)           If Seller is not able to separate a Reverse Divided Commingled Contract in accordance with Section 4.12(b) prior to Closing, then until the earlier of the date that (i) is fifteen (15) months from the Closing Date and (ii) such Reverse Divided Commingled Contract is terminated by the counterparty or expires in accordance with its terms, upon the written request of Seller, Buyer and Seller shall use reasonable best efforts (and shall reasonably cooperate with each other) to (A) effect the separation of each such Reverse Divided Commingled Contract, and (B) until the earlier of the date that (1) such separation is effected and (2) such Reverse Divided Commingled Contract is terminated or expires in accordance with its terms, and to the extent commercially practicable and not in violation of applicable Law or Reverse Divided Commingled Contract, provide Seller and its applicable Affiliates (excluding the Company and the Transferred Subsidiaries) the rights and benefits of the portion of the Reverse Divided Commingled Contract related to the business of Seller and its Affiliates (excluding the Company and the Transferred Subsidiaries) other than the Business (including by means of any subcontracting, sublicensing or subleasing arrangements, if permissible), with terms and conditions related to the business of Seller and its Affiliates (excluding the Company and the Transferred Subsidiaries) other than the Business or Seller and its applicable Affiliates (excluding the Company and the Transferred Subsidiaries) materially similar to those terms and conditions related to the business of Seller and its Affiliates (excluding the Company and the Transferred Subsidiaries) other than the Business or Seller and its applicable Affiliates (excluding the Company and the Transferred Subsidiaries) prior to such separation (including at no increased cost), and cause Seller and its applicable Affiliates (excluding the Company and the Transferred Subsidiaries) to bear all obligations, costs and Liabilities of the portion of the Reverse Divided Commingled Contract related to the business of Seller and its Affiliates (excluding the Company and the Transferred Subsidiaries) other than the Business to the extent Seller and its applicable Affiliates (excluding the Company and the Transferred Subsidiaries) receives the rights and benefits of such Reverse Divided Commingled Contract from and after the Closing; provided, that nothing in this Section 4.12(d) shall require Seller, Buyer or any of their respective Controlled Affiliates to pay incur any out-of-pocket costs, pay any consideration or make any concession with respect to any action or inaction in connection with this Section 4.12(d), including any approval, consent, transfer, novation, assignment or other similar action.

(e)            From the date hereof until the Closing, and until the earlier of the date that (i) is fifteen (15) months from the Closing Date and (ii) such Forward Divided Commingled Contract is terminated by the counterparty or expires in accordance with its terms, Seller shall keep Buyer reasonably informed with respect to any meetings, telephone calls or discussions with, or written communications to, any non-Affiliated counterparty to a Forward Divided Commingled Contract with respect to the separation of such Forward Divided Commingled Contract, including consulting with Buyer in advance with respect to any such material written communications and considering in good faith Buyer’s reasonable and promptly delivered comments with respect thereto. From the Closing Date and until the earlier of the date that (A) is fifteen (15) months from the Closing Date and (B) such Reverse Divided Commingled Contract is terminated by the counterparty or expires in accordance with its terms, Buyer shall keep Seller reasonably informed with respect to any meetings, telephone calls or discussions with, or written communications to, any non-Affiliated counterparty to a Reverse Divided Commingled Contract with respect to the separation of such Reverse Divided Commingled Contract, including consulting with Seller in advance with respect to any such written communications and considering in good faith Seller’s reasonable and promptly delivered comments with respect thereto.

(f)            From and after the Closing, (i) Buyer and its Controlled Affiliates shall indemnify and hold harmless Seller and its Controlled Affiliates for all Losses arising from or relating to the portion of any Divided Commingled Contract apportioned to the Company or a Transferred Subsidiary (or Buyer or its Controlled Affiliate, as applicable) and (ii) Seller shall indemnify and hold harmless Buyer and its Controlled Affiliates (including the Company and the Transferred Subsidiaries) for all Losses arising from or relating to the portion of any Divided Commingled Contract apportioned to Seller and its Controlled Affiliates.

(g)           Notwithstanding anything in this Section 4.12 to the contrary, (i) the rights and obligations of Buyer and Seller with respect to any Contract relating to both the Business and the business of Seller and its Affiliates other than the Business specified to be used by Seller to provide services under the Transition Services Agreement, including the schedules thereto, shall be governed by the Transition Services Agreement and not by this Section 4.12, and in the event and to the extent that there shall be a conflict between the provisions of this Section 4.12 and the provisions of the Transition Services Agreement with respect to any such Contract, the Transition Services Agreement shall control with respect to the subject matter thereof, and (ii) the rights and obligations of Buyer and Seller with respect to any Contract relating to both the Business and the business of Seller and its Affiliates other than the Business not specified to be used by Seller to provide services under the Transition Services Agreement, including the schedules thereto, shall be governed by this Section 4.12 and not by the Transition Services Agreement, and in the event and to the extent that there shall be a conflict between the provisions of this Section 4.12 and the provisions of the Transition Services Agreement with respect to any such Contract, this Section 4.12 shall control with respect to the subject matter thereof.

Section 4.13        Wrong-Pockets.

(a)            If, following Closing and until the date that is fifteen (15) months from the Closing Date, Buyer, the Company or any of the Transferred Subsidiaries (i) except to the extent reflected or otherwise taken into account in the Final Purchase Price, receives a payment with respect to an Excluded Asset, including any refund or other amount which is related to claims, litigation, insurance or other matters for which Seller is responsible hereunder, and which amount is not a Transferred Asset or an asset of the Company or any of the Transferred Subsidiaries, or is otherwise properly due and owing to Seller or one of its Subsidiaries in accordance with the terms of this Agreement or (ii) becomes aware that it owns any Excluded Asset or is subject to any Retained Liability, Buyer shall or shall cause the Company or the applicable Transferred Subsidiary to promptly inform Seller of that fact in writing. Thereafter, Buyer shall (and Seller shall reasonably cooperate with Buyer), as applicable, (A) reimburse and/or cause the Company or the applicable Transferred Subsidiary to reimburse Seller or the relevant Controlled Affiliate of Seller the amount referred to in clause (i) above or (B) execute and/or cause the Company or the applicable Transferred Subsidiary to execute such documents as may be reasonably necessary to procure the transfer of any such Excluded Asset or Retained Liability to Seller or a Controlled Affiliate of Seller nominated by Seller.

(b)            If, following Closing and until the date that is fifteen (15) months from the Closing Date, Seller or any Controlled Affiliate of Seller (other than the Company and the Transferred Subsidiaries) (i) receives a payment with respect to a Transferred Asset, including any refund or other amount which is related to claims, litigation, insurance or other matters for which Buyer is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Buyer or one of its Controlled Affiliates (including the Company and the Transferred Subsidiaries) in accordance with the terms of this Agreement or (ii) becomes aware that it owns any Transferred Asset or is subject to any Assumed Liability, Seller shall, or shall cause such Controlled Affiliate of Seller to, promptly inform Buyer of that fact in writing. Thereafter, Seller shall (and Buyer shall reasonably cooperate with Seller), as applicable, (A) reimburse and/or cause its relevant Controlled Affiliate to reimburse the Company or the applicable Transferred Subsidiary (or Buyer or its Controlled Affiliate, as applicable) the amount referred to in clause (i) above or (B) execute and/or cause the relevant Controlled Affiliate of Seller to execute such documents as may be reasonably necessary to procure the transfer of any such Transferred Asset or Assumed Liability to the Company or the applicable Transferred Subsidiary (or Buyer or its Controlled Affiliate, as applicable).

Section 4.14        Insurance Cooperation.

(a)            Prior to Closing, Seller will maintain, and cause its Controlled Affiliates to maintain, insurance policies in respect of the Business, the Transferred Assets, the Assumed Liabilities, the Company and the Transferred Subsidiaries with terms, conditions, retentions and limits of liability substantially similar in all material respects with the insurance policies in effect as of the date hereof and which shall provide appropriate coverage for all normal risks incident to the Business, the Company, the Transferred Subsidiaries and their respective properties and assets, in each case consistent with past practice. Seller will, and will cause its respective Controlled Affiliates to, protect the rights of all insured persons relating to the Business, the Company and the Transferred Subsidiaries under any of the foregoing insurance policies, in each case consistent with past practice.

(b)            After the Closing, Seller will, and will cause its Controlled Affiliates to, at Buyer’s request and expense, assert claims on behalf of the Business, the Company or the Transferred Subsidiaries identified by Buyer, and that relate to actions, inactions, events, effects or Losses which occurred prior to the Closing (“Allowed Insurance Claims”), under any insurance policies of Seller or its Controlled Affiliates and use reasonable best efforts to obtain from the relevant third party insurer and assign to Buyer any rights to prosecute any Allowed Insurance Claims. If Seller or any of its Controlled Affiliates receives any insurance proceeds after the Closing in respect of any Allowed Insurance Claims, such proceeds, net of any retention payments paid and out-of-pocket expenses reasonably incurred by Seller or any of its Controlled Affiliates in recovering such proceeds, shall be promptly turned over to Buyer or its designated Controlled Affiliate.

(c)            Prior to Closing, Seller shall cooperate with Buyer, and use its reasonable best efforts to assist, Buyer in obtaining the benefit of an environmental insurance policy covering the Business, the Transferred Assets, the Assumed Liabilities, the Company and the Transferred Subsidiaries with respect to Liabilities under Environmental Laws arising from pre-Closing actions, inactions, events, effects or Losses, that is reasonably acceptable to Buyer in form and substance (the “Buyer Environmental Insurance Policy”) by either (i) purchasing a tail policy to Seller’s existing Environmental Insurance Policy or a new Buyer policy with similar terms and conditions, in each case subject to the inclusion of the Transferred Real Properties as covered locations, or (ii) to the extent permitted, adding Buyer and such other of Buyer's Controlled Affiliates (including the Company and/or the Transferred Subsidiaries) as reasonably determined by Buyer in consultation with Seller, to the Schedule of Named Insured under Seller’s existing Environmental Insurance Policy and having any Transferred Real Properties that are not included as a covered location under the Seller’s existing Environmental Insurance Policy added as covered locations thereunder for the remainder of the term thereof (this clause (ii), the “Named Insured Option”). In the case of the Named Insured Option, Seller shall, and shall cause its Controlled Affiliates to, use reasonable best efforts to maintain in full force and effect (including by paying any amounts when due thereunder), and Seller shall not, and shall not permit its Controlled Affiliates to, without the prior written consent of Buyer, cancel, amend, or modify in a manner adverse to Buyer or its Controlled Affiliates (including the Company or the Transferred Subsidiaries), the Environmental Insurance Policy. The costs imposed by the applicable insurer(s) in respect of a tail policy, a new Buyer policy or the changes required by the Named Insured Option, as applicable, in connection with clauses (i) or (ii), as applicable, of the first sentence of this Section 4.14(c) (the “Policy Costs”) shall be borne 50% by Buyer and, to the extent the remaining 50% of the Policy Costs exceeds the Seller Cap, then any such excess amount shall be borne solely by Buyer.

(d)            In the case of the Named Insured Option, after the Closing, Seller will, and will cause its Controlled Affiliates to, at Buyer’s request and expense, submit insurance claims on behalf of the Business, the Company or the Transferred Subsidiaries identified by Buyer, and that arise from pre-Closing actions, inactions, events, effects or Losses relating to the Company, any Transferred Subsidiary or any Transferred Real Property (“Allowed Environmental Insurance Claims”) under the Environmental Insurance Policy and use reasonable best efforts to obtain from the relevant third party insurer and assign to Buyer any rights to pursue any Allowed Insurance Claims. If Seller or any of its Controlled Affiliates receives any insurance proceeds after the Closing in respect of any Allowed Environmental Insurance Claims, such proceeds, net of any retention payments paid and out-of-pocket expenses reasonably incurred by Seller or any of its Controlled Affiliates in recovering such proceeds, shall be promptly turned over to Buyer or its designated Controlled Affiliate.

(e)           Buyer will indemnify, defend and hold harmless Seller and its Affiliates and Representatives of each of the foregoing Persons from and against any and all Losses suffered or incurred by them in connection with the cooperation or efforts pursuant to this Section 4.14, except to the extent that any of the foregoing arises from the gross negligence, material breach or willful misconduct of Seller or its Affiliates and their respective Representatives, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision. Notwithstanding anything to the contrary herein, nothing in this Section 4.14 shall require or shall be deemed to require Seller or any of its Affiliates to litigate or arbitrate on behalf of Buyer or any of its Affiliates against another party.

Section 4.15        Ancillary Agreements. During the period from the date of this Agreement through the earlier of (1) fifteen (15) Business Days prior to the Closing and (2) the termination of this Agreement in accordance with the terms hereof, the parties shall, and shall cause their respective Controlled Affiliates to, promptly negotiate in good faith (acting and cooperating reasonably) and agree on final definitive forms of the Ancillary Agreements (including, as applicable, final, supplemented and agreed forms of each schedule, annex, appendix and exhibit (as applicable) to each Ancillary Agreement).  Notwithstanding any provision to the contrary in this Agreement, the finalized schedules, annexes, appendices and exhibits (as applicable) to each of the Ancillary Agreements shall be attached to the applicable final forms of Ancillary Agreements and will be executed and delivered by the parties or their respective controlled Affiliates at or prior to the Closing.

Section 4.16        Use of Intellectual Property.

(a)            Subject to the terms of the Commercial Agreement, Buyer acknowledges and agrees that (i) Seller and its Controlled Affiliates (other than the Company and the Transferred Subsidiaries) are retaining all rights with respect to the Seller Marks and (ii) except as provided in the following sentence, neither Buyer nor its Controlled Affiliates (including, following the Closing, the Company and the Transferred Subsidiaries) will have any right to use any of the Seller Marks or any derivative thereof. Subject to the terms of the Commercial Agreement, as soon as reasonably practicable after the Closing Date, but in any event within sixty (60) days after the Closing Date, Buyer shall, and shall cause its Controlled Affiliates who receive any Transferred Assets or Assumed Liabilities (including the Company and the Transferred Subsidiaries) to, cease all use of Seller Marks alone or together with other words, or logos, slogans, symbols or designs, including by removing the Seller Marks from (A) any and all exterior signs and other identifiers located on or attached to any property, buildings, vehicles, signs or premises of the Business, (B) all letterhead, envelopes, invoices, supplies, labels, product packaging and inserts, websites, social media services, promotional materials, marketing collateral, advertisements and other communications media or materials of any kind, and (C) any corporate name of, or trade name used by, the Company, the Transferred Subsidiaries or Buyer or its other Controlled Affiliates.

(b)            Subject to the terms of the Commercial Agreement, Seller acknowledges and agrees that (i) Buyer and its Controlled Affiliates (including the Company and the Transferred Subsidiaries) are obtaining and retaining all rights with respect to the Trademarks included in the Transferred Intellectual Property, including those Trademarks set forth on Section 2.11(a) of the Seller Disclosure Letter (collectively, the “Business Marks”), and (ii) except as provided in the following sentence, neither Seller nor its Controlled Affiliates (excluding, following the Closing, the Company and the Transferred Subsidiaries) will have any right to use any of the Business Marks or any derivative thereof. As soon as reasonably practicable after the Closing Date, but in any event within sixty (60) days after the Closing Date, Seller shall, and shall cause its Controlled Affiliates to, cease all use of Business Marks alone or together with other words, or logos, slogans, symbols or designs, including by removing the Business Marks from (A) any and all exterior signs and other identifiers located on or attached to any property, buildings, vehicles, signs or premises of Seller’s and its Controlled Affiliates’ retained businesses, (B) all letterhead, envelopes, invoices, supplies, labels, product packaging and inserts, websites, social media services, promotional materials, marketing collateral, advertisements and other communications media or materials of any kind, and (C) any corporate name of, or trade name used by, Seller or its Controlled Affiliates.

(c)            Seller (acting on its own behalf and on behalf of its Affiliates) hereby covenants and agrees to not to commence or threaten to bring, and to not directly or indirectly support, join or encourage any third party in commencing or threatening to bring, any Litigation anywhere in the world against the Company or any of the Transferred Subsidiaries, Buyer or any of their respective Affiliates (as of after the Closing and in the future) in relation to any alleged infringement of any patents owned by Seller or its Affiliates (other than the Company and the Transferred Subsidiaries) as of the date hereof or the Closing that would be infringed by the Company’s and the Transferred Subsidiaries’ (or its or their successors’ and assigns’) conduct of the Business as it is conducted as of the date hereof (and reasonably foreseeable extensions and natural evolutions thereof).

(d)            Notwithstanding the limitations set forth in Section 4.16(a) and Section 4.16(b), nothing in this Agreement shall be deemed to limit or prevent Buyer or Seller, or their respective Controlled Affiliates, from using the Seller Marks or the Business Marks, as applicable, (i) as required by applicable Law, or (ii) for historical reference purposes, in a non-marketing manner.

Section 4.17        Transition Committee. As promptly as practicable after the date of this Agreement and to the extent permitted by applicable Law, Buyer and Seller shall form a special transition committee (the “Transition Committee”) comprised of up to three (3) senior members of management appointed by Buyer and up to three (3) senior members of management appointed by Seller, which Transition Committee shall be tasked with monitoring and overseeing the planning for the operation of the Business after Closing as contemplated by this Agreement and the other Ancillary Agreements in accordance with the terms hereof and thereof, including coordinating and directing the efforts of the parties with respect to Pre-Closing Steps, third-party consents and approvals (including with respect to Permits and Required Use Instruments) and Divided Commingled Contracts in accordance with Section 4.10, Section 4.11 and Section 4.12, respectively. The Transition Committee will meet one (1) time per week(unless the Transition Committee determines otherwise). The Transition Committee will have access, consistent with and subject to the limitations set forth in Section 4.2, to each party’s properties, books and records, Contracts and appropriate senior-level officers and employees.

Section 4.18        Further Assurances. Each of Seller and Buyer shall, and shall cause its respective Controlled Affiliates and its and its Controlled Affiliates’ respective Representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and the other Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby; provided that nothing in this Section 4.18 shall require any Party or any of their respective Controlled Affiliates or Representatives to make any material payments or other material concession, incur any other Liability, or commence or participate in any Litigation, in each case to or with respect to a third party, following the Closing.

Section 4.19        Exclusivity. During the period from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, Seller shall not, and shall not permit any of its Controlled Affiliates (including the Company and the Transferred Subsidiaries) or their respective officers, directors, employees, partners, members, managers, equityholders, agents, advisors or other representatives (“Representatives”) to, directly or indirectly, (i) solicit, encourage or initiate any Acquisition Proposal, or (ii) institute, pursue or engage in any discussions or negotiations with, or enter into any Contract with, or provide any information relating to the Business, the Transferred Assets, the Assumed Liabilities, the Company or any of the Transferred Subsidiaries or any of their assets or businesses to, any Person of group of Persons (other than Buyer and its Representatives) in furtherance of an Acquisition Proposal.

Section 4.20        Non-Competition; Non-Solicitation.

(a)            Except as expressly provided in this Agreement or any Ancillary Agreement or with the prior written consent of Buyer, Seller shall not, and shall cause each of its Controlled Affiliates not to, directly or indirectly:

(i)          for a period of three (3) years from and after the Closing Date, directly or indirectly as a stockholder, investor, member, partner or otherwise, own, manage, operate or engage in the business of (i) organizing, marketing or conducting on-premise wholesale vehicle auctions or third-party sales, (ii) providing vehicle reconditioning services or (iii) providing vehicle storage in the United States in connection with or to facilitate the activities set forth in the foregoing clauses (i) and (ii) (any such activity, a “Competing Activity”); provided that, this Section 4.20(a)(i) shall not be deemed breached as a result of (i) Seller or its Controlled Affiliates performing any act or conducting any business contemplated by this Agreement or any Ancillary Agreement or (ii) the acquisition or ownership, directly or indirectly, by Seller or its Controlled Affiliates of (A) the equity securities of any Person that engages in a Competing Activity if Seller and its Controlled Affiliates, directly or indirectly, do not own in aggregate more than 5% of the outstanding equity securities of such Person or (B) any Person that engages in any Competing Activity if such Person’s Competing Activities account for 15% or less of the consolidated annual revenues of such Person (based on such Person’s latest annual financial statements); or

(ii)            for a period of twenty-four (24) months from and after the Closing Date, solicit for employment or hire any Transferred Business Employee; provided, that this Section 4.20(a)(ii) shall not preclude Seller or any of its Controlled Affiliates from (i) soliciting for employment or hiring any Transferred Business Employee who responds to a general solicitation through a public medium or general or mass mailing by or on behalf of Seller that is not targeted at Transferred Business Employees or (ii) hiring (following the six-month anniversary of the applicable termination) any Transferred Business Employee who has been involuntarily terminated (other than for cause) by Buyer or its Controlled Affiliates.

(b)            Except as expressly provided in this Agreement or any Ancillary Agreement or with the prior written consent of Seller, Buyer shall not, and shall cause each of its Controlled Affiliates not to, directly or indirectly, to the extent permitted by applicable Law, for a period of twenty-four (24) months from and after the Closing Date, solicit for employment or hire any employee of Seller or its Controlled Affiliates other than any Transferred Business Employee (each a “Seller Covered Person”); provided, that this Section 4.20(b) shall not preclude Buyer or any of its Controlled Affiliates from (i) soliciting for employment or hiring any Seller Covered Person who responds to a general solicitation through a public medium or general or mass mailing by or on behalf of Seller that is not targeted at Seller Covered Persons or (ii) hiring (following the six-month anniversary of the applicable termination) any Seller Covered Person who has been involuntarily terminated (other than for cause) by Seller or its Controlled Affiliates.

(c)            Buyer and Seller acknowledge and agree that (i) it would be difficult to calculate damages to Buyer from any breach of the obligations under this Section 4.20, (ii) injury to Buyer from any such breach would be irreparable and impossible to measure and (iii) the remedy at law for any breach or threatened breach of this Section 4.20, including monetary damages, would therefore be an inadequate remedy and, accordingly, Buyer shall have the right to specific performance and injunctive or other equitable relief of its rights under this Section 4.20, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

(d)            Buyer and Seller acknowledge and agree that this Section 4.20 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by Seller and Buyer or their respective Controlled Affiliates. Buyer and Seller hereto further acknowledge and agree that the restrictive covenants and other agreements contained in this Section 4.20 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of Buyer and Seller that the provisions of this Section 4.20 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Buyer and Seller have independently consulted with its counsel and, after such consultation, agree that the covenants set forth in this Section 4.20 are intended to be reasonable and proper in scope, duration and geographical area and in all other respects. If any such covenant is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a court or any other Governmental Authority of competent jurisdiction, Buyer and Seller agree that: (i) such determination shall not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction, or (B) the remaining terms and provisions of this Section 4.20 in any situation in any jurisdiction; (ii) the offending term or provision shall be reformed rather than voided and the court or Governmental Authority making such determination shall have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 4.20 enforceable to the fullest extent permitted by applicable Law; and (iii) the restrictive covenants set forth in this Section 4.20 shall be enforceable as so modified.

Section 4.21           Financing Cooperation.

(a)            Subject to Section 4.21(b), prior to the Closing, Seller shall, and shall cause the Company and the Transferred Subsidiaries and appropriately senior officers and management of Seller to, use reasonable best efforts to, at Buyer’s sole cost and expense (other than with respect to the preparation of the Required Information) provide to Buyer customary cooperation and assistance reasonably requested by Buyer in connection with Buyer’s arrangement, negotiation and consummation of the Debt Financing and/or any capital markets debt financing undertaken in replacement of all or any portion of the Debt Financing (the “Bond Financing” and, together with the Debt Financing, the “Financing”), including, at the reasonable request of Buyer, (i) to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with ratings agencies, in each case, upon reasonable advance notice and at mutually agreed times, and which participation shall be limited to teleconference or virtual meeting platforms, (ii) to provide reasonable assistance to Buyer with its preparation of materials for customary rating agency presentations, customary offering documents, and customary bank information memoranda, prospectuses and similar documents customarily required in connection with the Debt Financing or the Bond Financing to the extent relating to the Company or any Transferred Subsidiary (and their respective assets and businesses), including the delivery of customary authorization letters accompanying such materials; provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include language that exculpates Seller, the Company, each of the Transferred Subsidiaries and their respective Affiliates and Representatives from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith, (iii) to cooperate with reasonable due diligence requests from the Debt Financing Sources or in connection with the Bond Financing to the extent customary and reasonable, including Phase I environmental site assessments, (iv) to furnish Buyer and its Debt Financing Sources at least three (3) Business Days prior to the Closing Date (to the extent requested by Buyer, at least ten (10) Business Days prior to the Closing Date) with all documentation and other information required by any Governmental Authority with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, (v) to prepare (or to have prepared on behalf of the Company) and furnish to Buyer the Required Information, (vi) to use reasonable best efforts to assist and cooperate with Buyer in obtaining one or more ALTA Lender’s Title Insurance Policies in a commercially reasonable form for each Owned Real Property (the “Title Policies”) and a survey (in commercially reasonable form and to the extent feasible conforming to 1999 ALTA/ACSM Minimum Detail Requirements) for each Owned Real Property (the “Surveys”)that does not disclose any material encroachment from or onto any such Owned Real Property or any portion thereof or any other survey defect which, in either case, has not been cured by Seller or insured over by First American Title Company (the “Title Company”) to commercially reasonable standards, in each case as promptly as practicable, such assistance to include removing from title any Liens which are not Permitted Liens (including by providing the Title Company with any reasonable and customary affidavit, indemnity or other reasonable assurances requested by the Title Company to issue the Title Policies), (vii) solely to the extent not otherwise described in the other provisions of this subsection (a), reasonably cooperate with Buyer to satisfy the conditions precedent to the Debt Financing to the extent within the control of Seller, (viii) to cause the Company and the Transferred Subsidiaries to use reasonable best efforts to (A) facilitate the pledging of collateral for the Debt Financing, including executing and delivering any customary pledge and security documents (in each case, solely with respect to the Company and the Transferred Subsidiaries and subject to, and only effective upon the occurrence of, the Closing) and (B) facilitate Buyer’s preparation of credit agreements and ancillary loan documents and other customary certificates and documents to the extent signed by Officers of the Company or any Transferred Subsidiary who will remain officers following the Closing (including assisting with Buyer’s preparation of reasonable and customary schedules to any such agreements or documents as may be reasonably requested by Buyer or the Debt Financing Sources), (ix) to deliver to Buyer customary documentation required to release any Liens and guarantees relating to the Company and the Transferred Subsidiaries reasonably acceptable to Buyer in accordance with Section 1.1(c) and (x) to furnish to Buyer any other reasonably available pertinent financial and other information regarding the Company and each Transferred Subsidiary reasonably requested by Buyer.

(b)            Notwithstanding anything in this Agreement or Section 4.21(a) to the contrary, (i) such requested cooperation shall not unreasonably disrupt or interfere with the business or the operations of Seller and its Affiliates, (ii) such requested cooperation shall not be required to the extent that it would (A) subject any of Seller’s or its Affiliates’ directors, managers, officers or employees to any actual or potential personal liability with respect to matters related to the Financing, (B)  conflict with, or violate, any of Seller’s or its Affiliates’ Organizational Documents or violate any applicable Law or any material agreement to which Seller or its Affiliates is a party or by which it is bound (provided that such material agreement was not entered into to avoid the cooperation required hereby), (C) cause any condition to the Closing to not be satisfied or (D) cause any breach of this Agreement, (iii) Seller, its Affiliates and their respective Representatives shall not be required to deliver or provide opinions of internal or external counsel, (iv) Seller, its Affiliates and their respective Representatives (other than the Company or any Transferred Subsidiary that becomes party to the Financing at the Closing; provided that to the extent that the Company or any Transferred Subsidiary become party to the Financing at the Closing, any fees, costs or expenses payable by the Company or such Transferred Subsidiary shall be due and payable only after the Closing) shall not be required to pay any commitment or other similar fee, incur any unreimbursed costs or expenses (other than costs and expenses incurred in connection with the preparation of the Required Information) or incur any other liability or obligation of any kind or give any indemnities in connection with the Debt Financing or any Bond Financing, including under any certificate, agreement, arrangement, document or instrument related thereto, (v) the board of directors (or similar governing body) of Company or any Transferred Subsidiary shall not be required to approve any Financing (or any alternative financing) or agreements related thereto prior to the Closing, (vi) Company, each Transferred Subsidiary and their respective Representatives shall not be required to enter into any binding agreement or other arrangement that is not conditioned on the consummation of the Closing, (vii) such requested cooperation shall not require Seller or any of its Controlled Affiliates to provide, or cause to be provided, any information the disclosure of which is prohibited under applicable Law or any binding agreement with a third party (solely to the extent a prohibition under any such binding agreement was not agreed to avoid disclosure hereunder) or that is legally privileged or consists of attorney work product or results in the loss of any attorney-client privilege, and (viii) neither Seller, its Affiliates or their respective Representatives will be required to provide or prepare any projections or pro forma financial statements but shall deliver such financial information described in clause (b) of the definition of “Required Information”. Unless otherwise agreed by Seller, all non-public or other confidential information provided by Seller to Buyer and its Affiliates pursuant to Section 4.21(a) shall be kept confidential in accordance with the Confidentiality Agreement.

(c)            Buyer will (1) reimburse Seller promptly following written demand for any reasonable and documented out-of-pocket costs or expenses incurred or otherwise payable by Seller in connection with their cooperation or efforts pursuant to this Section 4.21 (other than with respect to the preparation of the Required Information) and (2) indemnify, defend and hold harmless Seller, the Company, each Transferred Subsidiary, their respective Affiliates and Representatives of each of the foregoing Persons from and against any and all liabilities, actual losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the cooperation or efforts pursuant to this Section 4.21, except to the extent that any of the foregoing arises from the gross negligence, material breach or willful misconduct of Seller, the Company or any Transferred Subsidiary, their Affiliates and their respective Representatives, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision.

(d)            Notwithstanding anything to the contrary herein, a breach by Seller of this Section 4.21 shall not, in and of itself, give rise to (i) the failure to satisfy any condition set forth in Section 6.2(b) or (ii) a termination right pursuant to Section 7.1(c), in each case unless such breach is a Willful Breach of this Section 4.21.

Section 4.22           Financing.

(a)            Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms described in the Commitment Letter and use reasonable best efforts to (1) maintain in effect the Commitment Letter and comply with Buyer’s obligations thereunder, (2) satisfy on a timely basis all conditions applicable to Buyer to obtaining the Debt Financing at the Closing as set forth therein, (3) negotiate and enter into definitive agreements with respect thereto on the terms and conditions (including the market flex provisions) set forth in the Commitment Letter, (4) consummate the Debt Financing in accordance with the terms and conditions of the Commitment Letter at or prior to the Closing and (5) enforce all of Buyer’s rights under the Commitment Letter (or any definitive agreements related thereto) (provided that Buyer shall not be required to enforce such rights through litigation). Buyer shall not replace nor permit any replacement, amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitment Letter if such replacement, amendment, modification or waiver would (w) reduce the aggregate amount of the Debt Financing or the net cash proceeds available from the Debt Financing (including, in each case, by changing the amount of fees or other amounts to be paid (including original issue discount) with respect to the Debt Financing) below the amount that, together with Buyer’s other available sources of funding that will be available at the Closing, is required to pay the Funding Obligations, (x) impose new or additional conditions or contingencies to the Debt Financing or otherwise expand, amend or modify any of the conditions to the Debt Financing that (A) materially delay or prevent the Closing Date or (B) materially delay, prevent or otherwise make less likely to occur the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) or (y) adversely impact the ability of Buyer to enforce its rights against the other parties to the Commitment Letter (provided that Buyer may amend or replace the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities of similar or better creditworthiness who are not party to the Commitment Letter as of the date hereof). Buyer shall promptly deliver to Seller copies of any amendment, modification or waiver to the Commitment Letter (subject to any customary redactions with respect to any Fee Letter).  References herein to “Debt Commitment Letter”, “Fee Letter”, and “Commitment Letter” shall include and mean such documents as amended, modified, replaced or waived in compliance with this Section 4.22(a), and references to “Debt Financing” shall include and mean the financing contemplated by the Commitment Letter as amended, modified, replaced or waived in compliance with this Section 4.22(a), as applicable.

(b)            Buyer shall keep Seller reasonably informed of the status of its efforts to arrange the Debt Financing (including with respect to material developments concerning the timing of closing of the Debt Financing). Buyer shall give Seller prompt written notice (A) upon having knowledge of any material violation, breach or default by any party to the Commitment Letter or any definitive document with respect to the Debt Financing, (B) upon receiving any notice or other written communication from any Debt Financing Source with respect to any material breach, default, termination or repudiation of the Commitment Letter (including with respect to all or any portion of the Debt Financing therein) or any definitive document related to the Debt Financing, (C) of the occurrence of an event or development that would reasonably be expected to have an adverse impact on the ability of Buyer to obtain all or any portion of the Debt Financing on the terms contemplated by the Commitment Letter or (D) if for any reason Buyer has determined in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms contemplated by the Commitment Letter. As soon as reasonably practicable, but in any event within three (3) Business Days following delivery by Seller to Buyer of written request therefor, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clauses (A) through (D) of the immediately preceding sentence, other than any information the disclosure of which is prohibited under applicable Law or any binding agreement with a third party (solely to the extent a prohibition under any such binding agreement was not agreed to avoid disclosure hereunder) or that is legally privileged or consists of attorney work product or results in the loss of any attorney-client privilege; provided that Buyer shall use its reasonable best efforts to obtain any required consents or take such other action to permit such disclosure in a manner that would not result in such contravention or waiver.

(c)            If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any market flex provisions applicable thereto as in effect on the date hereof) contemplated in the Commitment Letter, Buyer shall promptly notify Seller thereof and provide the reasons giving rise to such event and shall use reasonable best efforts to arrange to obtain alternative debt financing (the “Alternative Financing”) from alternative debt sources as promptly as practicable following the occurrence of such event (i) on terms (including the market flex provisions) taken as a whole not less favorable to Buyer than those in the Commitment Letter and in an amount sufficient to satisfy the Funding Obligations and (ii) containing conditions to funding that would not impose new or additional conditions or contingencies to the Debt Financing as of the date hereof or otherwise expand, amend or modify any of the conditions to the Debt Financing as of the date hereof that materially delay, impede or prevent the Closing from occurring. Buyer shall promptly deliver to Seller true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Buyer with all or any portion of the Alternative Financing, including true, correct and complete copies of any related executed fee letters (except that fee amounts, pricing caps, “flex” provisions and other economic terms set forth in the Fee Letters may be redacted in a customary manner; provided that, none of the redacted terms would (1) reduce the amount of the Alternative Financing below the amount that, together with Buyer’s other available sources of funding that will be available at the Closing, is required to pay the Funding Obligations, (2) impose any new condition or otherwise adversely amend, modify or expand any conditions precedent to the Alternative Financing that would materially delay, impede or prevent the Closing from occurring or (3) adversely affect the enforceability or termination of, impair the validity of, or prevent or delay the consummation of the Alternative Financing at the Closing) (the “Alternative Financing Commitment Letter”). In no event shall Buyer be required to agree to any Alternative Financing if such Alternative Financing would require the payment of higher fees or additional fees than the original Debt Financing or if the terms thereof (including the market flex provisions) taken as a whole are less favorable to Buyer than those in the Commitment Letter. References herein to “Debt Financing” shall include the Alternative Financing and references to “Commitment Letter” and “Debt Commitment Letter” shall include the Alternative Financing Commitment Letter.

(d)            Buyer expressly acknowledges and agrees that (i) obtaining the Debt Financing is not a condition to the Closing and (ii) notwithstanding anything contained in this Agreement to the contrary, Buyer’s obligations hereunder are not conditioned in any manner upon Buyer obtaining the Debt Financing, the Alternative Financing or any other financing.

Section 4.23           Litigation Support.

(a)            In the event and for so long as any Party or any of its respective Controlled Affiliates is prosecuting, contesting or defending any Litigation by or against a Third Party (other than a Litigation brought against or by the other Party or any Controlled Affiliate of such other Party) in connection with (a) any transactions contemplated under this Agreement or (b) any fact, situation, circumstance or transaction relating to, in connection with or arising from the Business, the Company or the Transferred Subsidiaries, as applicable, Buyer or Seller, as applicable, shall, and shall cause its respective Controlled Affiliates (and shall use its commercially reasonable efforts to cause its and their other Representatives) to, at the expense of the other party, use commercially reasonable efforts to cooperate with the other party (or its applicable Controlled Affiliates), and its counsel in such prosecution, contest or defense, including using commercially reasonable efforts to make available its personnel, participate in meetings, provide such testimony and access to their books and records and take such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense; provided, that if any party hereto reasonably believes upon advice of counsel that such cooperation, testimony or access would breach attorney-client, work product or similar privilege or any confidentiality obligations set forth in written agreements with third parties, the parties hereto shall cooperate in seeking a reasonable alternative means whereby the requesting party and its Controlled Affiliates and their respective Representatives are provided such cooperation, testimony or access in a manner that does not jeopardize such privilege or protection or breach such obligation.

(b)            From and after the Closing, Buyer and its Controlled Affiliates shall, at Buyer’s or such Controlled Affiliate’s expense, be responsible for the defense or prosecution of any Litigation by or against any Person, in each case, that is (x) primarily related to the Business or the Transferred Assets and (y) included in the definition of Assumed Liabilities (other than any Litigation between Buyer and/or any of its Controlled Affiliates, on the one hand, and Seller and/or any of its Controlled Affiliates, on the other hand, arising out of the transactions contemplated by this Agreement or the Ancillary Agreements) (collectively, “Assumed Litigation”); provided that, with respect to any Assumed Litigation that relates to or arises out of the Business, on one hand, and Seller’s or its Controlled Affiliates’ business other than the Business, on the other hand, Buyer and its Controlled Affiliates shall (i) allow Seller and its Controlled Affiliates a reasonable opportunity to participate in the defense or prosecution of such Assumed Litigation with its own counsel and at its own expense and (ii) not, except with the written consent of Seller (not to be unreasonably withheld, conditioned or delayed), enter into any settlement that (A) does not include as a term thereof the giving by the Person(s) asserting such claim to Seller and its Controlled Affiliates (other than the Company or any Transferred Subsidiaries) of a release from all Liability with respect to such claim or consent to entry of any judgment, (B) involves equitable relief binding upon Seller or any of its Controlled Affiliates (other than the Company or any Transferred Subsidiaries) or admission of any violation of Law or admission of any wrongdoing by Seller or any of its Controlled Affiliates (other than the Company or any Transferred Subsidiaries), and (C) results in Seller and its Controlled Affiliates (other than the Company or any Transferred Subsidiaries) owing, paying or causing to be paid any amounts in or pursuant to such settlement or judgment. With respect to any Litigation that is not Assumed Litigation (and is retained by Seller or its Controlled Affiliates hereunder) that relates to or arises out of the Business, on one hand, and Seller’s or its Controlled Affiliates’ business other than the Business, on the other hand, Seller and its Controlled Affiliates shall (1) allow Buyer and its Controlled Affiliates a reasonable opportunity to participate in the defense or prosecution of such Litigation with its own counsel and at its own expense and (2) not, except with the written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), enter into any settlement that (I) does not include as a term thereof the giving by the Person(s) asserting such claim to Buyer and its Controlled Affiliates (including the Company or any Transferred Subsidiaries) of a release from all Liability with respect to such claim or consent to entry of any judgment, (II) involves equitable relief binding upon Buyer or any of its Controlled Affiliates (including the Company or any Transferred Subsidiaries) or admission of any violation of Law or admission of any wrongdoing by Buyer or any of its Controlled Affiliates (including the Company or any Transferred Subsidiaries), or (III) results in Buyer and its Controlled Affiliates (including the Company or any Transferred Subsidiaries) owing, paying or causing to be paid any amounts in or pursuant to such settlement or judgment.

(c)            From and after the Closing, Seller and Buyer hereby agree to, to the extent applicable, (x) move for substitution or take similar actions under applicable Law for Buyer or one of its Controlled Affiliates (including, for the avoidance of doubt, the Company or any Transferred Subsidiary) to be substituted in any and all Assumed Litigation with respect to which the Seller or any Controlled Affiliate of Seller (other than, for the avoidance of doubt, the Company or any Transferred Subsidiary) is a party as of the Closing, and (y) move for substitution or take similar actions under applicable Law for Seller or one or more of its Controlled Affiliates (other than, for the avoidance of doubt, the Company or any Transferred Subsidiary) to be substituted in any Litigation other than Assumed Litigation with respect to which the Company or any Transferred Subsidiary is party as of the Closing. In the event of any conflict between this Section 4.23 and Article 5, Article 5 shall control.

Article 5

Tax Matters

Section 5.1             Cooperation. Each of Seller and Buyer shall (and shall cause their respective Controlled Affiliates to) (i) assist the other party, as may be reasonably requested, in connection with (A) preparing and filing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 5.7 and (B) any audit, examination or proceeding with respect to the Company or the Transferred Subsidiaries, and (ii) retain (and provide the other party and its Controlled Affiliates with reasonable access to) all records or information which are reasonably relevant to such Tax Returns, audit, examination or proceeding; provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties and provided that the party requesting assistance shall reimburse the other party’s reasonable costs and expenses in providing such assistance.

Section 5.2             Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including the costs of preparing and filing any Tax Returns related to such Taxes and any real property transfer Tax and any similar Tax) (collectively “Transfer Taxes”) shall be shared equally by Buyer and Seller and paid when due. The party responsible under applicable Law to file Tax Returns with respect to Transfer Taxes shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and fees, and, if required by applicable Law, the other party will, and will cause its respective Controlled Affiliates to, join in the execution of any such Tax Returns and other documentation. Buyer and Seller each agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes in accordance with applicable Law. Notwithstanding the foregoing or anything herein to the contrary, Transfer Taxes incurred in connection with the Pre-Closing Steps shall be borne entirely by Seller and paid by Seller when due.

Section 5.3             Straddle Period Allocations. In the case of any Straddle Period, (i) property, ad valorem, and similar Taxes of the Company and the Transferred Subsidiaries charged on a periodic basis allocable to the pre-Closing portion of such Straddle Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that include or precede the Closing Date, and the denominator of which is the number of days in the entire Straddle Period; and (ii) Taxes other than Taxes described in clause (i) above of the Company and the Transferred Subsidiaries allocable to the pre-Closing portion of such Straddle Period shall be computed as if such taxable period ended as of the end of the day of the Closing Date; provided that, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period.

Section 5.4             Allocation of Purchase Price. Within ninety (90) days following the determination of the Final Purchase Price pursuant to Section 1.2, Seller shall prepare and deliver to Buyer a draft allocation of the purchase price (as determined for applicable Tax purposes) (the “Purchase Price Allocation”) in accordance with Sections 336, 338 and 1060 of the Code, as applicable, the Treasury Regulations thereunder and the allocation principles set forth on Exhibit E. Buyer shall review the Purchase Price Allocation and provide any comments with respect thereto within fifteen (15) Business Days of receipt of the Purchase Price Allocation. If Buyer and Seller cannot resolve any disputed items with respect to the Purchase Price Allocation within a reasonable amount of time, Buyer and Seller shall submit the disputed items to the Accounting Firm for resolution pursuant to the procedures set forth in Section 1.2(c), applied mutatis mutandis. Each of Seller, Buyer and their respective Controlled Affiliates shall file all Tax Returns and otherwise act for all tax purposes in a manner consistent with the Purchase Price Allocation, as finally determined pursuant to the procedures set forth in this Section 5.4. Any subsequent adjustments to the Final Purchase Price shall be incorporated into the Purchase Price Allocation as jointly determined by Buyer and Seller, acting reasonably and in good faith.

Section 5.5             Tax Proceedings.

(a)            Buyer shall promptly notify Seller in writing upon receipt by Buyer or any of its Controlled Affiliates of any written communication from a taxing authority concerning any pending or threatened audit, claim, demand, proposed adjustment or deficiency, assessment or administrative or judicial proceeding with respect to the Company or any Transferred Subsidiary for a Pre-Closing Tax Period or a Straddle Period (a “Tax Claim”)and to the extent known, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim; provided, however, that the failure of Buyer to provide such notice shall not release Seller from any of its obligations under this Agreement except if and to the extent Seller is actually prejudiced by such failure

(b)            Seller shall have the right to control (at Seller’s cost and expense) any Tax Claim to the extent that such Tax Claim relates (i) solely to a taxable period ending on or before the Closing Date or (ii) to a Straddle Period to the extent Seller’s potential liability to indemnify Buyer under Section 8.2(d) exceeds Buyer’s potential liability (which is not subject to indemnification by Seller) with respect to such Tax Claim. Except for Taxes paid on an affiliated, consolidated, combined or unitary basis with Seller or its Controlled Affiliates, Seller shall not settle any Tax Claim without Buyer’s written consent, not to be unreasonably withheld, conditioned or delayed. Seller shall (i) permit Buyer (at Buyer’s cost and expense) to participate in such Tax Claim (including any meetings or telephone conferences with taxing authorities), (ii) notify Buyer of any material development with respect to any such Tax Claim, (iii) provide Buyer with copies of any material documents submitted in connection with such Tax Claim and (iv) notify Buyer regarding any material action to be taken by Seller with respect to such Tax Claim.

(c)            Buyer shall have the right to control any Tax Claim that Seller does not control pursuant to Section 5.5(b). Except for Taxes paid on an affiliated, consolidated, combined or unitary basis with Buyer or its Controlled Affiliates, Buyer shall not settle any Tax Claim without Seller’s written consent, not to be unreasonably withheld, conditioned or delayed. Buyer shall (i) permit Seller (at Seller’s cost and expense) to participate in such Tax Claim (including any meetings or telephone conferences with taxing authorities), (ii) notify Seller of any material development with respect to any such Tax Claim, (iii) provide Seller with copies of any material documents submitted in connection with such Tax Claim and (iv) notify Seller regarding any material action to be taken by Buyer with respect to such Tax Claim.

Section 5.6             Tax Refunds. Except to the extent already taken into account in the determination of Final Purchase Price, Seller shall be entitled to any Tax refunds (and any interest received thereon from the applicable taxing authority) (or credits in lieu of cash Tax refunds) that are received by Buyer or any Controlled Affiliate of Buyer and which are attributable to Taxes (i) paid by the Company or the Transferred Subsidiaries on or prior to the Closing Date or (ii) paid by Seller pursuant to any provision of this Agreement, other than any such Tax refunds (or credits in lieu of cash Tax refunds) attributable to the carryback of a tax attribute arising in a taxable period (or portion thereof) beginning after the Closing Date. Buyer shall pay to Seller any such refund within fifteen (15) Business Days after receipt of such refund (or any such credit in lieu of cash Tax refunds), net of (i) any reasonable out-of-pocket costs or expenses attributable thereto, (ii) any Taxes incurred with respect to such Tax refunds (such as federal Taxes incurred on state Tax refunds), (iii) any required Tax withholding on such refunds and (iv) any Indemnified Taxes not yet paid by Seller to Buyer; provided, that for purposes of this Section 5.6, Buyer or any Controlled Affiliate of Buyer shall be treated as receiving a credit in lieu of cash Taxes only if, when and to the extent that such credit is actually utilized on a Tax Return filed by the Buyer or a Controlled Affiliate of Buyer.

Section 5.7             Tax Returns.

(a)            Filing of Tax Returns by Seller. Seller shall, at Seller’s cost and expense, (i) timely prepare and file (or cause to be timely prepared and filed) all Tax Returns that are required to be filed by or with respect to the Company and each Transferred Subsidiary on an affiliated, consolidated, combined or unitary basis with Seller or with at least one Subsidiary of Seller that is not the Company or a Transferred Subsidiary for Tax years or periods beginning on or before the Closing Date and (ii) timely prepare and file (or cause to be timely prepared and filed) all other Tax Returns required to be filed (and actually filed) by the Company and any Transferred Subsidiary for taxable periods ending on or before the Closing Date, in each case, with such Tax Returns being prepared in accordance with past practices of the Business to the extent that there is at least a “more likely than not” basis for such past practices under applicable Law. With respect to any Tax Return prepared by Seller pursuant to clause (ii) of this Section 5.7(a) that is to be filed after the Closing Date, (i) completed drafts of such Tax Returns shall be submitted to Buyer for Buyer’s review not later than thirty (30) days (for Income Tax Returns and seven (7) days for non-Income Tax Returns) before the due date for filing such Tax Returns (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date), (ii) Buyer shall have the right to review and comment upon each such Tax Return delivered to it before the filing thereof and (iii) Seller shall consider in good faith any changes to such Tax Returns reasonably requested by Buyer at least ten (10) days prior to the due date of such Tax Return (for Income Tax Returns or as soon as practicable for non-Income Tax Returns). With respect to each Tax Return prepared and filed by Seller pursuant to this Section 5.7(a), Seller shall timely remit (or cause to be timely remitted) any and all Taxes shown as due on such Tax Returns to the extent that Taxes are required to be remitted upon filing such Tax Returns, except to the extent such Taxes were taken into account in the calculation of Final Purchase Price (as determined pursuant to Section 1.2), in which case such Taxes shall be remitted by Buyer (or its applicable Controlled Affiliate) to Seller within five (5) Business Days of filing such Tax Return.

(b)            Filing of Tax Returns by Buyer. Except for the Tax Returns described in Section 5.7(a), Buyer shall, at Buyer’s cost and expense, timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of the Company and the Transferred Subsidiaries, including Tax Returns for any Straddle Periods. If such Tax Returns reflect any Taxes for which indemnification may be claimed from Seller pursuant to this Agreement, then: (i) Buyer shall prepare (or cause to be prepared) such Tax Returns in accordance with past practices of the Business to the extent that there is at least a “more likely than not” basis for such past practices under applicable Tax Law, (ii) completed drafts of such Tax Returns shall be submitted to Seller for Seller’s review not later than thirty (30) days before the due date for filing such Tax Returns (for Income Tax Returns and seven (7) days for non-Income Tax Returns) (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date), (iii) Seller shall have the right to review and comment upon each such Tax Return delivered to it before the filing thereof and (iv) to the extent relating to Taxes for which indemnification may be claimed from Seller pursuant to this Agreement, Buyer shall reflect any changes to such Tax Returns reasonably requested by Seller at least ten (10) days prior to the due date of such Tax Return (for Income Tax Returns or as soon as practicable for non-Income Tax Returns). Seller shall, at least two (2) days before any Tax Return that Buyer is obligated to file under this Section 5.7(b) is due, pay Buyer (or its applicable Controlled Affiliate) the amount of Taxes shown as due thereon to the extent Seller is liable for such Taxes pursuant to this Agreement, except to the extent such Taxes were taken into account in the calculation of the Final Purchase Price (as determined pursuant to Section 1.2).

Section 5.8             Section 336(e) and 338 Elections. Buyer shall be permitted in connection with the transactions contemplated by this Agreement to make (and, if applicable, Seller and its Controlled Affiliates shall join Buyer in making) an election under Section 336(e) or 338(h)(10) of the Code (or any comparable election under state, local or foreign Law) with respect to any Transferred Subsidiary that is treated as a corporation for U.S. federal Income Tax purposes.

Section 5.9             Tax Sharing Agreements. To the extent relating to the Company or any Transferred Subsidiary, Seller shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing, allocation or indemnification agreements or arrangements among the Company or Transferred Subsidiaries, on the one hand, and Seller or any of its Controlled Affiliates (other than the Company or any Transferred Subsidiaries), on the other hand, such that neither Seller nor any such Controlled Affiliate, on the one hand, or the Company or any of the Transferred Subsidiaries, on the other hand, will have any Liability to each other or entitlement to any right thereunder on or after the Closing Date.

Section 5.10           Disregarded Entity Conversions. Seller shall (and shall cause its Controlled Affiliates to) use commercially reasonable efforts to convert, prior to the Closing, any Transferred Subsidiary that is treated as a corporation for U.S. federal income tax purposes to a disregarded entity for U.S. federal income tax purposes (each such conversion, a “DRE Conversion”). Seller and Buyer shall consult regularly with respect to such DRE Conversions, including consulting on the status and timing of each such conversion. Seller shall provide to Buyer any documents implementing any DRE Conversion for reasonable review and comment prior to the execution thereof. Notwithstanding the foregoing, Seller and/or its Controlled Affiliates shall not be required to consummate a DRE Conversion to the extent such DRE Conversion is not permitted by applicable Law or otherwise results in a material unreimbursed cost to Seller and/or its Controlled Affiliates.

Section 5.11           Overlap. To the extent of any inconsistency between this Article 5 and any other provision of this Agreement, this Article 5 shall control as to Tax matters.

Article 6

Conditions Precedent

Section 6.1             Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the fulfilment at or prior to the Closing of the following conditions:

(a)            HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement either shall have expired or been terminated, and no voluntary agreement between Buyer or Seller and any Governmental Authority not to consummate the transactions contemplated by this Agreement shall be in effect.

(b)            No Injunction, etc. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority having competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall be in effect.

Section 6.2             Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfilment at or prior to the Closing, or, if permitted by applicable Law, waiver by Buyer, of the following additional conditions:

(a)            Representations and Warranties. (i) Each of the representations and warranties of Seller contained in Article 2, other than the Seller Fundamental Representations and the representations and warranties contained in the first sentence of Section 2.8, shall be true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) each of the Seller Fundamental Representations (except Section 2.4) shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date), (iii) the representations and warranties in Section 2.4 (other than the first two sentences thereof) shall be true and correct in all respects except for any de minimis inaccuracies at and as of the Closing with the same effect as though made at and as of such time and (iv) the representations and warranties contained in the first two sentences of Section 2.4 and the first sentence of Section 2.8 shall be true and correct in all respects at and as of the Closing with the same effect as though made at and as of such time.

(b)            Covenants and Agreements. Seller shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

(c)            Pre-Closing Steps. The Pre-Closing Steps shall have been completed in accordance with the terms thereof.

(d)            Officer’s Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller stating that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e)            Form W-9. Seller shall have delivered to Buyer a duly executed IRS Form W-9 of Seller as the regarded owner of the Company for U.S. federal Income Tax purposes.

Section 6.3             Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfilment at or prior to the Closing, or, if permitted by applicable Law, waiver by Seller, of the following additional conditions:

(a)            Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement (without giving effect to any limitations as to “materiality” or “Buyer Material Adverse Effect” set forth therein) shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date).

(b)            Covenants and Agreements. Buyer shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c)            Officer’s Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer stating that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

Article 7

Termination

Section 7.1             Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)            by the mutual written agreement of Buyer and Seller;

(b)            by either Buyer or Seller by written notice to the other party, if:

(i)            the Closing shall not have been consummated on or before the close of business on June 24, 2022 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if the failure of the Closing to be consummated by the End Date was primarily due to such party’s material breach of its obligations under this Agreement; or

(ii)            any order, decree or injunction of any Governmental Authority of competent jurisdiction permanently enjoining the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements is entered, and such order, decree or injunction has become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party if such order, decree, or injunction primarily resulted from such party’s material breach of its obligations under this Agreement;

(c)            by Buyer, upon written notice to Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause a condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such breach is incapable of being cured prior to the End Date or, if curable, is not cured prior to the earlier of (i) the Business Day prior to the End Date or (ii) the date that is thirty (30) days from the date that Seller is notified in writing by Buyer of such breach or failure to perform; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Buyer is then in breach or violation of its representations, warranties or covenants contained in this Agreement such that Seller has the right to terminate this Agreement pursuant to Section 7.1(d); or

(d)            by Seller, upon written notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause a condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such breach is incapable of being cured prior to the End Date or, if curable, is not cured prior to the earlier of (i) the Business Day prior to the End Date or (ii) the date that is thirty (30) days from the date that Buyer is notified in writing by Seller of such breach or failure to perform; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Seller is then in breach or violation of its representations, warranties or covenants contained in this Agreement such that Buyer has the right to terminate this Agreement pursuant to Section 7.1(c).

Section 7.2             Effect of Termination. If this Agreement is validly terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without Liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, successors or assigns) to the other party except as provided in this Section 7.2; provided that no such termination shall relieve any party from Liability for Willful Breach or Fraud prior to such termination. The provisions of Section 4.2(c), Section 4.21, this Section 7.2, Article 9, Sections 10.1 through 10.10, Section 10.12 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 7.1.

Article 8

Indemnification

Section 8.1             Survival.

(a)            Each of Buyer and Seller, intending to modify any applicable statute of limitations, hereby agrees that the representations, warranties, covenants and agreements in this Agreement or in any certificate delivered hereunder shall terminate at, and not survive, the Closing for any purpose (other than the R&W Insurance Policy), and thereafter there shall be no Liability on the part of, nor shall any claim be made by, any party in respect thereof (in each case, other than in the event of Fraud), except that notwithstanding the foregoing:

(i)            all covenants and agreements of the parties contained in this Agreement which by their terms are to be performed at or prior to the Closing (each a “Pre-Closing Covenant”), together with the representations and warranties made in respect of such Pre-Closing Covenants in a certificate delivered pursuant to Section 6.2(d) or Section 6.3(c) (as applicable), shall survive the Closing until the date that is six (6) months following the Closing; and

(ii)            all covenants and agreements of Seller and Buyer contained in this Agreement which by their terms are to be performed after the Closing (each, a “Post-Closing Covenant”) shall survive the Closing in accordance with their terms.

(b)            Each of Buyer and Seller further acknowledges that (i) the survival periods set forth in clauses (i) or (ii) of Section 8.1(a) are the result of arm’s-length negotiations between Buyer and Seller and (ii) Buyer and Seller intend for such survival periods to be enforced as agreed by Buyer and Seller. Neither Buyer nor Seller shall have any liability whatsoever with respect to any of the matters described in clause (i) or clause (ii) of Section 8.1(a), as the case may be, unless notice of a claim is given hereunder prior to the expiration of the applicable survival period specified therein, in which case such matter shall survive and be subject to indemnification hereunder as to such claim until such claim has been finally resolved.

Section 8.2          Indemnification by Seller. From and after the Closing, and subject to this Article 8, Seller shall defend, indemnify and hold harmless Buyer and each of its Affiliates and its and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all Losses to the extent resulting from, arising from or relating to:

(a)            any breach by Seller of its Pre-Closing Covenants or Post-Closing Covenants;

(b)            Retained Liabilities;

(c)            the portion of any Divided Commingled Contracts apportioned to Seller and/or its Controlled Affiliates as provided in Section 4.12; and

(d)            any and all Indemnified Taxes.

Section 8.3          Indemnification by Buyer. From and after the Closing, and subject to this Article 8, Buyer shall defend, indemnify and hold harmless Seller and each of its Affiliates and its and their respective officers, directors, employees and agents (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses to the extent resulting from, arising from or relating to:

(a)            any breach by Buyer of its Pre-Closing Covenants or Post-Closing Covenants;

(b)            any Assumed Liabilities; and

(c)            the portion of any Divided Commingled Contracts apportioned to Buyer and/or its Controlled Affiliates, as provided in Section 4.12.

Section 8.4          Limitations on Indemnity. Buyer and Seller agree, for themselves and on behalf of the Buyer Indemnitees and Seller Indemnitees:

(a)            The amount of any and all Losses indemnifiable pursuant to Section 8.2 or Section 8.3 shall be determined net of any amounts which an Indemnified Party actually recovers (whether by reason of a contractual right, a right to take or bring a Litigation, availability of insurance or otherwise) from another third Person in respect of any matter giving rise to a Loss that may be recoverable pursuant to the provisions of Section 8.2 or Section 8.3, as applicable (whether before or after the Indemnifying Party have made a payment to any Indemnified Party hereunder and in respect thereof, but net of reasonable costs of collection and any actual increase in premium resulting from making any such claim under the applicable insurance policy) and the Indemnified Party shall promptly notify the Indemnifying Party of any recovery and provide such information as the Indemnifying Party may reasonably require relating to any such recovery and the steps taken or to be taken by the Indemnified Party in connection therewith. In addition, Seller or Buyer, as applicable, shall, on behalf of the applicable Indemnified Party, use reasonable best efforts to seek recovery to which it is entitled (whether by reason of a contractual right, a right to take or bring a Litigation, availability of insurance or otherwise) from another third Person in respect of any matter giving rise to the applicable Loss. In any case where an Indemnified Party recovers or becomes entitled to recover any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 8.2 or Section 8.3, as applicable, in each case to the extent not already taken into account pursuant to this Section 8.4(a), such Indemnified Party shall promptly (and in any event within five (5) Business Days after receipt) pay over to the applicable Indemnifying Party the amount so recovered (in each case, net of reasonable costs of collection and any actual increase in premium resulting from making any such claim under the applicable insurance policy), but not in excess of the sum of (1) any amount previously so paid to or on behalf of such Indemnified Party in respect of such matter and (2) any amount expended by the applicable Indemnifying Party in pursuing or defending any claim arising out of such matter.

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(b)            No Indemnified Party shall be entitled to indemnification pursuant to Section 8.2 or Section 8.3 for any such Loss to the extent that such Loss was taken into account in the Final Purchase Price as finally determined pursuant to Section 1.2.

(c)            In no event shall an Indemnifying Party have Liability to the Indemnified Party for, and Losses shall not include, any special or punitive damages, except if and to the extent any such damages are actually recovered by a third party pursuant to a Third-Party Claim.

(d)            No Indemnified Party shall be entitled to recover for the same Loss more than once under this Article 8 or otherwise under this Agreement or any Ancillary Agreement even if a claim for indemnification or otherwise in respect of such Loss has been made as a result of a breach of more than one covenant, agreement or representation or warranty contained in this Agreement or any Ancillary Agreement. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, nothing herein shall prohibit, limit or otherwise preclude Buyer or Seller from exercising their respective rights pursuant to Section 4.13 (but without duplication).

(e)            Each of Buyer and Seller shall use its commercially reasonable efforts to mitigate any Loss upon and after becoming aware of any event that would reasonably be expected to give rise thereto.

Section 8.5          Notification of Claims; Third-Party Claims.

(a)            A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article 8, (i) describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim (including the facts underlying each particular claim and an identification of all of the particular sections of this Agreement pursuant to which indemnification is being sought) to the extent then known, and (ii) attaching copies of any material written evidence upon which such claim is based (it being understood that, to the extent that such written evidence is not reasonably available at such time, the Indemnified Party shall so indicate, and shall promptly provide such evidence when it becomes available), and thereafter shall keep the Indemnifying Party reasonably informed with respect thereto; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 8 except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

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(b)            Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third-Party Claim” and including a pending or threatened claim or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third-Party Claim, assume the defense and control of such Third-Party Claim, with its own counsel and at its own expense and the Indemnified Party shall, at its sole cost and expense, cooperate with the Indemnifying Party in connection therewith; provided that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing in this Section 8.5(b), the Indemnifying Party shall not be entitled to assume the defense and control of such Third-Party Claim, and if the Indemnifying Party has assumed the defense and control of such Third-Party Claim, shall cease to defend and control such Third-Party Claim if (i) the Third-Party Claim includes any criminal charges against any Indemnified Party, (ii) the Third-Party Claim involves any injunctive relief or equitable remedy against any Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there are legal defenses available to it that are different from or in addition to those available to the Indemnifying Party and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnified Party, (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and Indemnified Party and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them or (v) the Indemnifying Party shall have failed to actively pursue the defense of such Third-Party Claim in good faith. So long as the Indemnifying Party is reasonably contesting any such Third-Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third-Party Claim. If the Indemnifying Party elects to conduct the defense and settlement of a Third-Party Claim, then the Indemnified Party shall have the right to pay or settle such Third-Party Claim; provided that in such event it shall waive any right to indemnity by the Indemnifying Party for all Losses related to such Third-Party Claim unless the Indemnifying Party shall have consented in writing to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the written consent of the Indemnified Party, enter into any settlement that (A) does not include as a term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of a release from all Liability with respect to such claim or consent to entry of any judgment, (B) involves equitable relief or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party, and (C) does not result in the Indemnifying Party paying or causing to be paid all amounts in such settlement or judgment.

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(c)            The parties shall cooperate in the defense or prosecution of any Third-Party Claim in respect of which indemnity may be sought hereunder and each of Buyer and Seller (or a duly authorized representative of such party) shall furnish such records, information, access to relevant personnel and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(d)            In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 that does not involve a Third-Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice whether the Indemnifying Party disputes its Liability to the Indemnified Party under this Article 8. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 8.6          Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement and except (a) with respect to Fraud and the matters covered by Section 1.2 or (b) in the case where a party seeks to obtain specific performance pursuant to Section 10.9, Seller and Buyer hereby agree that following the Closing, the sole and exclusive remedy of a party for any Losses that such party may at any time suffer or incur, or become subject to, as a result of, or in connection with the Agreement, including breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement, shall be the applicable indemnification rights set forth in this Article 8 and Section 4.12 (and, in the case of any Buyer Indemnitee, the R&W Insurance Policy). In furtherance of the foregoing and subject to Section 1.2, Section 10.9 and the indemnification provisions set forth in this Article 8 and Section 4.12, without limiting any of the provisions of Section 10.13 or with respect to Fraud, (i) Buyer hereby waives, from and after the Closing Date, any and all rights, claims and causes of action any Buyer Indemnitee may have against Seller or any of its Controlled Affiliates, or its or their respective Representatives, successors or assigns, and (ii) Seller hereby waives, from and after the Closing Date, any and all rights, claims and causes of action any Seller Indemnitee may have against Buyer or any of its Affiliates, or its or their respective Representatives, successors or assigns, in each of the foregoing clauses (i) and (ii), to the extent such rights, claims and causes of action arise under or are based upon any federal, state, provincial, local or foreign Law, in each case in connection with this Agreement.

Section 8.7          Tax Treatment. Amounts paid pursuant to this Article 8 shall be treated as an adjustment to the Final Purchase Price for Tax purposes to the extent permitted by applicable Law.

Article 9

Definitions

Section 9.1          Certain Terms. The following terms have the respective meanings given to them below:

“Accounting Firm” has the meaning set forth in Section 1.2(c)(iii).

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“Accounting Principles” means the accounting principles, practices, methodologies and procedures set forth in Exhibit A.

“Acquisition Proposal” means, other than the transactions contemplated hereby, any inquiry, proposal or offer for (a) any direct or indirect sale, lease, exchange, transfer or other disposition, in one or a series of related transactions, of all or a material portion of the Transferred Assets or the Business, including the assets or business of the Company or any of the Transferred Subsidiaries, by any Person or group of related Persons, whether by merger, consolidation, business combination, stock or asset sale, disposition, similar transaction or otherwise, other than the sale of their respective products or services in the Ordinary Course of Business, or (b) any acquisition, whether by tender offer, share exchange, merger or in any other manner, by any Person or group of related Persons, in one or a series of related transactions, of more than 50% of the total equity securities (determined by either total voting power or fair market value) of Seller, the Company or any of the Transferred Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Contract” has the meaning set forth in Section 2.20.

“Agreement” has the meaning set forth in the Preamble.

“Allowed Environmental Insurance Claims” has the meaning set forth in Section 4.14(d).

“Allowed Insurance Claims” has the meaning set forth in Section 4.14(b).

“Alternative Financing” has the meaning set forth in Section 4.22(c).

“Alternative Financing Commitment Letter” has the meaning set forth in Section 4.22(c).

“Ancillary Agreements” means the Transition Services Agreement and the Commercial Agreement.

“Anticipated Return Date” has the meaning set forth in Section 4.4(b).

“Anticorruption Laws” means all Laws governing corrupt practices, money laundering, anti-bribery or anticorruption or that otherwise prohibits payments to any government or public officials, including, the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd 1, et seq., and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Assumed Liabilities” has the meaning set forth in Exhibit B.

“Assumed Litigation” has the meaning set forth in Section 4.23(b).

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“Benefit Plans” means each compensation and benefit plan, scheme, program, policy, agreement, arrangement and Contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, incentive, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, equity, equity-based, phantom equity, employment, consulting, termination, retention, change in control, transaction, sale, severance, separation pay, stay, pension, retirement, profit sharing, savings, incentive, commission, consulting, welfare, accident, disability, health, vacation, sick pay, paid time off, or any other compensation or benefit plan, program, policy, agreement, arrangement or Contract, in each case, whether written or unwritten) sponsored, maintained, contributed to or required to be contributed to by the Company, the Transferred Subsidiaries, Seller or any other Controlled Affiliates thereof for the benefit of any Business Employee or other individual service provider who provides services primarily dedicated or primarily related to the Business, or under or respect to which the Company, the Transferred Subsidiaries, Seller or any Controlled Affiliates thereof has any current or contingent liability or obligation, including on account of an ERISA Affiliate, but shall exclude, in each case, any such plan, program, policy, agreement or other arrangement sponsored by a Governmental Authority.

“Bond Financing” has the meaning set forth in Section 4.21(a).

“Business” means the business of organizing, marketing and conducting physical wholesale vehicle auctions, providing vehicle reconditioning services and owning or operating associated physical infrastructure and facilities, including vehicle storage, directly or indirectly, including the ownership and operation of the Transferred Assets, throughout the United States of America, as carried on by Seller (directly or indirectly through its Controlled Affiliates, including the Company and the Transferred Subsidiaries) as of the date hereof and as of immediately prior to the Closing (unless the relevant provision of this Agreement expressly refers to the conduct of the Business at some other time, in which case “Business” shall refer to such business as conducted by the relevant Persons at such time). For the avoidance of doubt, “Business” shall exclude the items set forth on Section 9.1(a) of the Seller Disclosure Letter.

“Business Confidential Information” means all information (whether or not specifically labeled or identified as “confidential” and whether written or oral) that primarily relates to the Business as of the Closing and is not an Excluded Asset; provided that “Business Confidential Information” shall not include information (a) that is or becomes generally available to the public other than as a result of a breach of Section 4.2(c) by Seller or any of its Controlled Affiliates (other than the Company and the Transferred Subsidiaries) or its or their Representatives, (b) that Seller or any of its Controlled Affiliates (other than the Company and the Transferred Subsidiaries) or its or their Representatives receive or have received on a non-confidential basis from a source other than Buyer, the Company or any of the Transferred Subsidiaries, provided that such source is not known to Seller or the applicable Controlled Affiliate or Representative to be subject to a contractual, legal or fiduciary obligation of confidentiality to Buyer, the Company or any of the Transferred Subsidiaries with respect to such information, or (c) that Seller or any of its Controlled Affiliates (other than the Company and the Transferred Subsidiaries) or its or their Representatives can demonstrate has been or is subsequently independently conceived or developed by Seller or any of its Controlled Affiliates (other than the Company and the Transferred Subsidiaries) or its or their Representatives without use of or reference to the information.

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“Business Day” means any day that is not (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks are authorized or required by law to be closed in the City of New York, New York, the City of Carmel, Indiana or the City of Tempe, Arizona.

“Business Employee” means (i) other than the Excluded Employees, each employee of Seller or its Controlled Affiliates (including, prior to Closing, the Company and the Transferred Subsidiaries) whose regular employment duties or responsibilities are exclusively dedicated or exclusively related to the Business and each former employee of Seller or its Controlled Affiliates (including, prior to Closing, the Company and the Transferred Subsidiaries) whose regular employment duties or responsibilities were exclusively dedicated or exclusively related to the Business at the time of such employee’s termination of employment and (ii) those individuals listed on Section 9.1(b) of the Seller Disclosure Letter.

“Business Marks” has the meaning set forth in Section 4.16(b).

“Business Permits” has the meaning set forth in Section 2.13(b).

“Buyer” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 4.4(i).

“Buyer Environmental Insurance Policy” has the meaning set forth in Section 4.14(c).

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Buyer Material Adverse Effect” means any event, change, development, occurrence or effect that would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the consummation by Buyer of the transactions contemplated hereby.

“Calculation Time” means 11:59 p.m. local time on the day prior to the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22, 2020-65 and 2021-11).

“Cash” means, as of any specified time, all cash, cash equivalents (including bank balances, cash on deposit, checks, other wire transfers, deposits in transfer and drafts deposited or received but not yet cleared, but reduced for any bank overdrafts or outstanding checks or outbound wire transfers not yet cashed or received by the applicable counterparty) and short-term investments that are readily convertible to cash, including short-term deposits with original maturities of three months or less, demand deposits, savings accounts, certificates of deposit, money market funds, U.S. treasury bills and marketable securities; provided, that cash, cash equivalents and marketable securities held to provide a security or otherwise unavailable for immediate transfer shall be excluded from “Cash” as defined herein.

“Closing” has the meaning set forth in Section 1.1.

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“Closing Date” has the meaning set forth in Section 1.1.

“Closing Date Cash” means the Cash constituting Transferred Assets as of the Calculation Time.

“Closing Date Indebtedness” means the Indebtedness constituting Assumed Liabilities as of the Calculation Time, which shall include, for the avoidance of doubt, any Indebtedness constituting an Assumed Liability that is contemplated to be assumed by the Company or a Transferred Subsidiary pursuant to the Pre-Closing Steps but has not yet been assumed by the Company or a Transferred Subsidiary as of the Calculation Time.

“Closing Date Net Working Capital” means an amount equal to, without duplication, (a) as of the Calculation Time, the current assets (other than Cash) constituting Transferred Assets, which shall be calculated net of reserves, allowances and depreciation minus (b) as of the Calculation Time, the current liabilities (other than Indebtedness and Transaction Expenses) constituting Assumed Liabilities, which shall include, for the avoidance of doubt, any current liabilities (other than Indebtedness and Transaction Expenses) constituting Assumed Liabilities that are contemplated to be assumed by the Company or a Transferred Subsidiary pursuant to the Pre-Closing Steps but have not yet been assumed by the Company or a Transferred Subsidiary as of the Calculation Time, in each case calculated in accordance with the Accounting Principles including only the line items set forth in the sample calculations in Exhibit A; provided that Closing Date Net Working Capital shall exclude any assets or liabilities related or attributable to Taxes (including any deferred Tax assets or liabilities) other than as set forth in the sample calculations in Exhibit A.

“Closing Statement” has the meaning set forth in Section 1.2(c)(i).

“COBRA” has the meaning set forth in Section 2.16(b).

“Code” means the U.S. Internal Revenue Code of 1986.

“Commercial Agreement” means the commercial agreement in the form attached as Exhibit D (subject to Section 4.15 and including, for the avoidance of doubt, all exhibits thereto, including the exhibits for Trademark licensing, Simulcast Services, Remarketing Services and CarsArrive Services) to be entered into on or prior to the Closing Date.

“Commitment Letter” has the meaning set forth in Section 3.4.

“Company” has the meaning set forth in the Recitals.

“Competing Activity” has the meaning set forth in Section 4.20(a)(i).

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“Compliant” means, as of any time of determination, with respect to any applicable Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading, (b)  the financial statements and other financial information included in such Required Information would not be deemed “stale” under customary practices for purposes of an offering of non-convertible, unsecured debt securities, including for purposes of permitting the auditors of the Company to issue a customary “comfort” letter to the Debt Financing Sources, including as to negative assurances and change period, (c) such Required Information is compliant in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under U.S. securities Laws and (d) the independent auditors of the Company have consented to or otherwise authorized the use of their audit opinions related to any audited financial statements included in such Required Information and such consent or authorization has not been withdrawn.

“Confidentiality Agreement” has the meaning set forth in Section 4.2(c).

“Continuation Period” has the meaning set forth in Section 4.4(d).

“Contract” means any legally binding written or oral contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, arrangement, commitment, option, instrument, understanding, concession contract, franchise contract, commitment, partnership contract, limited liability company agreement or other legally binding agreement.

“Controlled Affiliates” means (a) with respect to any Person other than Buyer or any of Buyer’s Affiliates, the controlled Affiliates of such Person and (b) with respect to Buyer, Guarantor and its controlled Affiliates.

“COVID-19” means SARS-CoV-2 or COVID-19, and any future resurgences, evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Credit Facilities” means the credit facilities described in that certain Amended and Restated Credit Agreement, dated as of March 11, 2014 (as amended, amended and restated, modified or supplemented from time to time), among Seller, as the borrower, the several banks and other financial institutions or entities from time to time parties thereto and JPMorgan Chase Bank N.A., as administrative agent.

“D&O Indemnified Person” has the meaning set forth in Section 4.6(a).

“Debt Commitment Letter” has the meaning set forth in Section 3.4.

“Debt Financing” has the meaning set forth in Section 3.4.

“Debt Financing Sources” means any entities that provide or arrange or otherwise enter into agreements in connection with all or any part of the Debt Financing in connection with the transactions contemplated by this Agreement, including the Debt Commitment Letter and the parties to any joinder agreements or any definitive documentation entered into pursuant thereto or relating thereto.

“Debt Financing Source Related Parties” means the Debt Financing Sources, together with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns.

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“Divided Commingled Contracts” has the meaning set forth in Section 4.12(a).

“Disabled Employee” has the meaning set forth in Section 4.4(b).

“DRE Conversion” has the meaning set forth in Section 5.10.

“End Date” has the meaning set forth in Section 7.1(b)(i).

“Enterprise Value” means $2,200,000,000.

“Environmental Insurance Policy” has the meaning set forth in Section 4.1(r).

“Environmental Law” means all Laws enacted or in effect as of or prior to the Closing Date concerning public or worker health or safety (but only as relates to exposure to Hazardous Substances), pollution or protection of the environment or natural resources.

“Equity Interests” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Company, the Transferred Subsidiaries, Seller or any of their Subsidiaries, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 1.2(b).

“Estimated Purchase Price” has the meaning set forth in Section 1.2(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning given to such term in Exhibit B.

“Excluded Confidential Information” means all information (whether or not specifically labeled or identified as “confidential” and whether written or oral) of Seller or any of its Affiliates other than Business Confidential Information; provided that “Excluded Confidential Information” shall not include information (a) that is or becomes generally available to the public other than as a result of a breach of Section 4.2(c) by Buyer or any of its Controlled Affiliates (including the Company and the Transferred Subsidiaries) or its or their Representatives, (b) that Buyer or any of its Controlled Affiliates (including the Company and the Transferred Subsidiaries) or its or their Representatives receive or have received on a non-confidential basis from a source other than Seller or its Affiliates (excluding the Company and the Transferred Subsidiaries); provided that such source is not known to Buyer or the applicable Controlled Affiliate or Representative to be subject to a contractual, legal or fiduciary obligation of confidentiality to Seller or any of its Affiliates (other than the Company and the Transferred Subsidiaries) with respect to such information, or (c) that Buyer or any of its Controlled Affiliates (including the Company and the Transferred Subsidiaries) or its or their Representatives can demonstrate has been or is subsequently independently conceived or developed by Buyer or any of its Controlled Affiliates (including the Company and the Transferred Subsidiaries) or its or their Representatives following Closing.

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“Excluded Employees” means those individuals listed on Section 9.1(c) of the Seller Disclosure Letter.

“Excluded Intellectual Property” means all Intellectual Property owned by Seller or its Affiliates that is not Transferred Intellectual Property, including (a) the Seller Marks, (b) the Intellectual Property used by Seller or one of its Affiliates (excluding the Company and the Transferred Subsidiaries) to provide services under the Commercial Agreement or the Transition Services Agreement (which, for the avoidance of doubt, does not include Transferred Intellectual Property), and (c) the Intellectual Property licensed or otherwise provided to the Company and the Transferred Subsidiaries pursuant to the Commercial Agreement.

“Excluded Liability” means, in each case to the extent not reflected or otherwise taken into account in the Final Purchase Price, (a) any Indebtedness incurred on or prior to the Calculation Time, (b) any Transaction Expenses and (c) any Retained Liabilities.

“Existing Notes” means Seller’s 5.125% senior notes due 2025, issued pursuant to the Indenture, dated as of May 31, 2017, among Seller, the guarantors party thereto and U.S. Bank National Association, as trustee.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Fee Letters” has the meaning set forth in Section 3.4.

“Final Closing Date Cash” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Cash set forth in the Closing Statement; or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Cash, as agreed by Seller and Buyer pursuant to Section 1.2(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.2(c)(iii).

“Final Closing Date Indebtedness” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Indebtedness set forth in the Closing Statement or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Indebtedness, as agreed by Seller and Buyer pursuant to Section 1.2(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.2(c)(iii).

“Final Net Working Capital Adjustment Amount” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Net Working Capital Adjustment Amount set forth in the Closing Statement or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Net Working Capital Adjustment Amount, as agreed by Seller and Buyer pursuant to Section 1.2(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.2(c)(iii).

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“Final Purchase Price” has the meaning set forth in Section 1.2(a).

“Final Transaction Expenses” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Transaction Expenses set forth in the Closing Statement or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Transaction Expenses, as agreed by Seller and Buyer pursuant to Section 1.2(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.2(c)(iii).

“Financing” has the meaning set forth in Section 4.21(a).

“Forward Divided Commingled Contracts” has the meaning set forth in Section 4.12(a).

“Fraud” means a knowing and intentional fraud by a party in the making of any representation or warranty expressly set forth in Article 2 or Article 3 of this Agreement, in any certificate or other instrument delivered pursuant to this Agreement, or in the Ancillary Agreements; provided that (i) at the time such representation or warranty was made, (x) such representation or warranty was materially false or materially inaccurate or (y) such party had actual knowledge (and not imputed or constructive knowledge) such representation or warranty would become materially false or materially inaccurate, (ii) the party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge) that such representation or warranty was false or inaccurate, (iii) such party had the intent to induce such other party to act or refrain from acting in reliance thereon and (iv) such other party reasonably relied on such false or inaccurate representation or warranty in connection with entering into this Agreement. “Fraud” shall not include any cause of action, including fraud, to the extent based on constructive or imputed knowledge, negligence or recklessness.

“Funding Obligations” has the meaning set forth in Section 3.4.

“GAAP” means generally accepted accounting principles consistently applied in the United States, as in effect from time to time.

“Governmental Authority” means any United States, foreign or supra-national federal, state, provincial, local, municipal or other (a) government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, ministry, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Guarantor” has the meaning set forth in the Preamble.

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“Hazardous Substances” means any substance, waste or material that is listed, classified or regulated as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning or effect, or for which Liability or standards of conduct may be imposed, under any Environmental Law, including asbestos, asbestos-containing materials, per- or polyfluoroalkyl substances, lead, polychlorinated biphenyls, odor, toxic mold, petroleum and petroleum by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Improvements” has the meaning set forth in Section 2.10(c).

“Income Tax” means Taxes imposed on, or determined by reference to, (a) net income or profits or gross receipts, or (b) multiple bases (including, but not limited to, corporate franchise, doing business, or occupation taxes), if one or more of the bases upon which such tax may be calculated is described in clause (a) of this definition.

“Indebtedness” means, with respect to any Person, as of any specified time, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all reimbursement obligations of such Person under letters of credit, bank guarantees or similar facilities, but only to the extent drawn upon at such time, (d) any obligations under leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss or otherwise required to be capitalized under GAAP (other than any obligations under any operating leases or capital leases), (e) “earnout” obligations, contingent or otherwise, any other obligations for the deferred purchase price of property, goods or services, and any non-recurring professional service fee accruals, (f) all deferred warranty revenue, customer advances, billings in excess of revenue recognition or deposits due, (g) termination costs associated with non-Business personnel, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, (i) all accrued interest, prepayment penalties, make-whole payments and termination or breakage costs or penalties with respect to any Indebtedness referred to above; (j) any unpaid Taxes (whether or not due and payable as of the Closing Date) of or imposed on, or with respect to, the Company or the Transferred Subsidiaries (or the assets or operations thereof) for all Pre-Closing Tax Periods (including the portion of any Straddle Period ending on the Closing Date) (which amount shall not be less than zero and which amount shall not take into account any offsets or reductions with respect to Tax refunds or overpayments of Tax); and (k) any Taxes deferred pursuant to the CARES Act, provided that Indebtedness shall not include (i) any amounts outstanding under arrangements settled or terminated in accordance with Section 4.9, (ii) any amounts included in Transaction Expenses or (iii) any amounts included in Closing Date Net Working Capital.

“Indebtedness Release Documentation” has the meaning set forth in Section 1.1(c).

“Indemnified Party” has the meaning set forth in Section 8.5(a).

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“Indemnified Taxes” means (i) all Taxes of Seller and any of its Controlled Affiliates (other than the Company and the Transferred Subsidiaries) with respect to any taxable period, (ii) all Taxes of the Company or any Transferred Subsidiaries with respect to a Pre-Closing Tax Period and the portion of the Straddle Period ending on the Closing Date, (iii) all Taxes of any affiliated, consolidated, combined or unitary group of which any of the Company or a Transferred Subsidiary is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, (iv) any and all Taxes imposed upon the Company or any Transferred Subsidiary as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing Date, (v) any Pre-Closing Restructuring Taxes and (vi) Transfer Taxes for which Seller is responsible pursuant to Section 5.2. Indemnified Taxes shall not include any (i) Taxes included in the determination of Final Purchase Price (including any Taxes included in the determination of Closing Date Net Working Capital) or Taxes that Seller pays with respect to Tax Returns pursuant to Section 5.7 or (ii) Taxes that are imposed with respect to actions taken by Buyer or any Affiliate thereof (including the Company and any of the Transferred Subsidiaries) on the Closing Date after the Closing that are outside of the ordinary course of business.

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Intellectual Property” means all intellectual property and proprietary rights arising under the Laws of any jurisdiction throughout the world, including all rights in patents and patent applications (“Patents”); Trademarks; copyrights (and all registrations and applications therefor) and rights in original works of authorship; rights in software, data and databases; and trade secrets, know-how, and confidential information.

“IRS” means the Internal Revenue Service.

“IT Systems” means the hardware, software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned or leased by, licensed to, or otherwise provided to or used on behalf of, Seller or its Controlled Affiliates in connection with the Business.

“Knowledge of Seller” means the actual knowledge, after due inquiry of such Person’s direct reports, of the individuals set forth on Section 9.1(d) of the Seller Disclosure Letter.

“Labor Agreement” means any collective bargaining agreement or other similar labor-related Contract with any labor union, labor organization, or works council.

“Law” means any law (including common law), statute, act, code, ruling, order, ordinance, rule, regulation, judgment, injunction, award, writ or decree.

“Leased Real Property” has the meaning set forth in Section 2.10(b).

“Leases” has the meaning set forth in Section 2.10(b).

“Liability” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

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“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, license or encumbrance.

“Litigation” means any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, claim, charge, citation, audit, inquiry, investigation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” means any and all Liabilities of any kind, interest and expenses (including reasonable fees and expenses of attorneys).

“Marketing Period” means the first period of twelve (12) consecutive Business Days after which (a) Buyer has received the Required Information, and (b) the Required Information is and remains Compliant; it being understood and agreed that when Seller in good faith reasonably believes that it has delivered the Required Information in accordance with the terms of this Agreement, then Seller may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date such notice is delivered to Buyer (which date shall not be earlier than the date of such notice), unless Buyer in good faith reasonably believes that Seller has not completed delivery of the Required Information and, within two (2) Business Days after receipt of such notice from Seller, Buyer delivers a written notice to Seller to that effect stating with specificity which Required Information Seller has not delivered; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing otherwise is obtained by Buyer. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, prior to the completion of the Marketing Period Seller determines in writing or issues a statement indicating its intent to, or that it is required to, restate any historical financial statements of Seller included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or Seller has announced that it has concluded that no restatement shall be required. For the avoidance of doubt, once the Marketing Period has been completed, the Marketing Period shall not thereafter restart or be deemed not to have previously occurred under any circumstances.

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“Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on, the assets, liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole; provided that any such change, effect, event or occurrence resulting from any of the following shall not be considered when determining whether a Material Adverse Effect has occurred: (a) any national, international, foreign, domestic or regional conditions affecting the economy or credit, debt, banking, capital or financial markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (b) any change in or effect on the industry in which the Business operates, (c) any change or proposed changes in Laws or GAAP after the date hereof, (d) any national, international, foreign, domestic or regional social or political conditions, including hostilities, protests, riots, unrest, acts of war (whether declared or undeclared), sabotage, terrorism, cyberterrorism or military actions, or any escalation or worsening of any of the foregoing, (e) any change resulting from the negotiation, announcement, pendency or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including any actions taken or omissions to act by Buyer with respect to the Business, including any Buyer communication or disclosure of its plans with respect to the Business, including (to the extent arising from the foregoing in this clause (e)) any losses of, or any adverse change in the Business’ relationship with, employees, customers, suppliers, vendors, distributors, financing sources, licensors, licensees or others having relationships with the Business (provided that this clause (e) shall not apply to the representations or warranties set forth in Section 2.3, Section 2.14(d) or Section 2.15(e) or with respect to the condition to Closing set forth in Section 6.2(a)), (f) any actions taken or omissions to act by Seller or its Affiliates to the extent such action or omission is expressly required or expressly contemplated by the Agreement (other than any action or omission required by the first sentence of Section 4.1), (g) any act of God, hurricane, flood, tornado, fire, explosion, landslide, earthquake or other weather event, natural disaster or any other force majeure event, (h) any (x) actions taken or omissions to act by Seller or its Affiliates at Buyer’s express written request or (y) omission to act by Seller or any of its Affiliates solely to the extent such omission was the result of Buyer failing to act reasonably in withholding, conditioning or delaying its consent in response to a written request for consent by Seller under and in accordance with Section 4.1, (i) the failure of the Business to achieve any financial projections or forecasts or revenue or earnings predictions (it being understood that for purposes of this clause (h), the changes or effects giving rise to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), or (j) COVID-19, Pandemic Measures or any other epidemic, pandemic, plague, outbreak of illness or public health event; provided, that any change or effect referred to in clause (a), (b), (c), (d), (g) or (j) immediately above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event or occurrence has a disproportionate effect on the Business relative to other companies in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 2.9(a).

“Multiemployer Plan” means a “multiemployer plan” within the meaning of section 4001(a)(3) or 3(37) of ERISA.

“Net Working Capital Adjustment Amount” means an amount (which may be a positive or negative number) equal to (a) the Closing Date Net Working Capital minus (b) the Target Net Working Capital.

“New Plan” has the meaning set forth in Section 4.4(e).

“Non-Transferred Employee” has the meaning set forth in Section 4.4(c).

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person consistent with past practice.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, limited liability company agreement, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Real Property” has the meaning set forth in Section 2.10(a).

“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, workforce reduction, safety or any other Law, order, directive, guidelines or recommendations by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case that Seller reasonably determines is necessary, advisable or prudent in connection with (a) mitigating the adverse effects of COVID-19 or (b) in the context of COVID-19, protecting the health and safety of employees or other Persons with whom the Company, the Transferred Subsidiaries and their personnel come into contact with during the course of business operations.

“Permits” means any licenses, franchises, permits, variances, certificates (including certificates of occupancy), consents, registrations, approvals or other similar authorizations or instruments issued by Governmental Authorities.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business or in connection with construction Contracts for amounts that are not yet due and payable or which are being contested in good faith by appropriate proceedings, (c) Liens securing the obligations under the Credit Facilities (to the extent released at Closing), (d) Liens granted to any lender at Closing in connection with the Debt Financing, (e) non-exclusive licenses granted in the Ordinary Course of Business, (f) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the Business conducted thereon, (g) Liens arising under applicable securities Laws, (h) Liens arising under this Agreement and (i) any other Liens that will be released and, as applicable, removed of record at or prior to the Closing Date or which Buyer will have the right to remove of record as of the Closing Date pursuant to any payoff letter delivered pursuant to this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization (whether or not a legal entity), including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any information that identifies, or when combined with other information in the possession of or accessible by the recipient can reasonably be used to identify, a particular individual, household, or device and, when referring to a Law concerning the privacy or security of Personal Information, has the same meaning as the similar or equivalent term defined under such Law.

“Policy Costs” has the meaning set forth in Section 4.14(c).

“Post-Close Costs” means (a) any severance payments payable to any Transferred Business Employee whose employment or engagement is involuntarily terminated without “cause” by Buyer or any of its Controlled Affiliates following the Closing and (b) any payments to any Transferred Business Employee pursuant to any arrangement entered into with Buyer or any of its Controlled Affiliates.

“Post-Closing Covenant” has the meaning set forth in Section 8.1(a)(ii).

“Pre-Closing Restructuring Taxes” means any Taxes imposed or arising in connection with the Pre-Closing Steps.

“Pre-Closing Steps” has the meaning set forth in Section 4.10.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pre-Closing Covenant” has the meaning set forth in Section 8.1(a)(i).

“Purchase Price Allocation” has the meaning set forth in Section 5.4.

“Proposed Purchase Price Calculations” has the meaning set forth in Section 1.2(c)(i).

“Purchase Price Dispute Notice” has the meaning set forth in Section 1.2(c)(ii).

“R&W Insurance Policy” has the meaning set forth in Section 4.7.

“Real Property Laws” has the meaning set forth in Section 2.10(d).

“Release” means releasing, disposing, discharging, dumping, injecting, spilling, leaking, pumping, pouring, leaching, migration, emitting, escaping or emptying into, under, on, through or upon the environment, including any soil, sediment, subsurface strata, surface water, drinking water supply, wetland, ambient or indoor air or groundwater.

“Representatives” has the meaning set forth in Section 4.19.

“Required Information” means:

(a)            (i) the Company’s audited consolidated balance sheets as of, and audited consolidated statements of operations, cash flows and equity for the fiscal year ended December 31, 2021 and for the fiscal year ended December 31, 2020 (but with respect to fiscal year ended December 31, 2020, only to the extent that such financial statements would be required to be included (or incorporated by reference) in a registration statement on Form S-3 under the Securities Act for an offering of non-convertible debt securities of Buyer or filed by Buyer on Form 8-K in connection with the transactions contemplated by this Agreement), in each case accompanied by an unqualified report thereon by the Company’s independent accountants, which audit shall be performed in accordance with GAAP; and (ii) the Company’s unaudited consolidated balance sheets as of the end of, and unaudited statements of operations and cash flows for, each fiscal quarter (other than the last fiscal quarter of a fiscal year) of the Company ended after December 31, 2021 and at least 45 days before the Closing Date (including the comparable prior year period only to the extent that such comparable prior year period would be required to be included (or incorporated by reference) in a registration statement on Form S-3 under the Securities Act for an offering of non-convertible debt securities of Buyer or filed by Buyer on Form 8-K in connection with the transactions contemplated by this Agreement);

(b)            such financial information regarding the Company reasonably requested and necessary to allow Buyer to prepare the pro forma financial statements in accordance with Article 11 of Regulation S-X that would be required to be included (or incorporated by reference) in a registration statement on Form S-3 under the Securities Act for an offering of non-convertible debt securities of Buyer, it being understood that nothing will require the Company to prepare or provide any pro forma financial statements; and

(c)            such other financial data, business and other information of the Company (other than annual and quarterly financial statements, as to which clause (a) above applies) (i) of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for an offering by Buyer of non-convertible debt securities on a registration statement on Form S-3 under the Securities Act (and excluding, for the avoidance of doubt, (A) consolidating and other financial statements and data that would be required by Rules 3-09, 3-10, 3-16, 13-01 and 13-02 of Regulation S-X under the Securities Act or any segment information, and (B) any information and data required by Item 10, Item 302, Item 402 or Item 601 of Regulation S-K under the Securities Act and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A) (but including qualitative and quantitative disclosure with respect to assets, liabilities, revenue, operating income and adjusted EBITDA customarily included in Rule 144A offerings of high-yield, non-convertible debt securities without registration rights), assuming that such offering(s) of debt securities were consummated at the same time during the fiscal year of the Company as any applicable offering(s) of debt securities proposed to be made in connection with the transactions contemplated hereby; and (ii) including the consents of the independent accountants of the Company for use of their audit reports in any registration statements or other materials relating to the Bond Financing or any securities being issued in lieu of or in connection therewith to the extent required to consummate the Bond Financing or issue such securities;

provided, that, notwithstanding the foregoing or anything herein to the contrary, the Required Information shall not include, and nothing herein shall be deemed to require Seller to prepare or provide, (1) any financial projections, (2) financial statements or other financial data for any period earlier than the fiscal year ended December 31, 2020, (3) consolidating financial statements, separate subsidiary financial statements, or any segment information (other than as set forth in clause (a) above), in each case which are not prepared in the ordinary course of business, (4) any (x) description of all or any portion of the Debt Financing or Bond Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A, (y) “MD&A” section to be contained in any document prepared in connection with the Debt Financing or Bond Financing or any securities issued in lieu thereof, or (z) risk factors relating to, or any description of, all or any component of the Debt Financing or Bond Financing, (5) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments, or (6) any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A.

“Required Use Instruments” has the meaning set forth in Section 4.11(b).

“Resolution Period” has the meaning set forth in Section 1.2(c)(ii).

“Retained Business Employee Liabilities” means the Liabilities set forth in Sections (1)(d)(iii) and (1)(d)(vi) of Exhibit B.

“Retained Liabilities” has the meaning set forth in Exhibit B.

“Reverse Divided Commingled Contracts” has the meaning set forth in Section 4.12(a).

“Sanctioned Country” means any country, territory or government that is subject to a comprehensive U.S. embargo.

“Sanctioned Person” means any Person that is (a) on the list of Specially Designated Nationals and Blocked Persons published by the U.S. Department of the Treasury, Office of Foreign Assets Control, the European Union, any European Union member state, the United Nations Security Council or any other list of persons subject to sanctions- or export controls-related restrictions issued by any relevant Governmental Authority with regulatory authority over the Company, the Transferred Subsidiaries, or any of the Company’s Controlled Affiliates from time to time, (b) located in or organized under the laws of, or the government or any agency or instrumentality of the government of, a country or territory which is the subject of country- or territory-wide sanctions (including Cuba, Iran, North Korea, Syria, or the Crimea region) or (c) 50 percent (50%) or more owned or controlled by any of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Sell-Side Party” has meaning set forth in Section 10.11.

“Seller” has the meaning set forth in the Preamble.

“Seller Cap” has the meaning set forth in the definition of “Transaction Expenses”.

“Seller Covered Person” has meaning set forth in Section 4.20(b).

“Seller Designated Accounts” has the meaning set forth in Section 1.1(b).

“Seller Disclosure Letter” means the letter, dated as of the date hereof, delivered by Seller to Buyer prior to the execution of this Agreement and identified as the Seller Disclosure Letter.

“Seller Fundamental Representations” means Section 2.1, Section 2.2(a), Section 2.4, Section 2.5, and Section 2.19.

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Seller Marks” means all Trademarks owned by Seller or its Controlled Affiliates (excluding the Company and the Transferred Subsidiaries), specifically excluding any Business Marks.

“Seller Plan” means each Benefit Plan that is not a Transferred Plan.

“Seller’s Savings Plans” has the meaning set forth in Section 4.4(i).

“Skadden” has the meaning set forth in Section 10.11.

“Specified Consents” means the consents, approvals and Permits listed on Section 9.1(e) of the Seller Disclosure Letter.

“Specified Consents Holdback Amount” means an amount equal to product of (x) the number of Specified Consents not obtained and remaining in full force and effect at the Closing multiplied (y) by $7,000,000. For the avoidance of doubt, the Specified Consents Holdback Amount shall not exceed $49,000,000 in the aggregate.

“Solvent” has the meaning set forth in Section 3.5.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than fifty percent (50%) of such securities or ownership interests are at the time directly or indirectly owned by such Person. The term “Subsidiary” shall include all Subsidiaries of a Subsidiary. For the avoidance of doubt, the Company and the Transferred Subsidiaries shall be deemed to be (a) prior to the Closing, “Subsidiaries” of Seller (and not of Buyer), and (b) following the Closing, “Subsidiaries” of Buyer (and not of Seller).

“Substituted Guarantees” has the meaning set forth in Section 4.9(c).

“Target Net Working Capital” shall mean $0.00.

“Tax” means any U.S. federal, state, local or foreign income, alternative, minimum, capital gains, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, escheat, abandoned or unclaimed property, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other taxes, assessments, governmental charge, duties, fees, levies, deficiencies thereof (including all interest, fines and penalties thereon and additions thereto).

“Tax Claim” has the meaning set forth in Section 5.5(a).

“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return, claim for refund or any amendment to any of the foregoing relating to Taxes.

“Third-Party Claim” has the meaning set forth in Section 8.5(b).

“Trademarks” means trademarks, including common law trademarks, and service marks, domain names and all other identifiers of source or origin (including all goodwill associated therewith and all registrations and applications therefor).

“Transaction Expenses” means (a) the aggregate amount of fees and expenses of legal counsel, investment bankers, accountants and other advisors, incurred by Seller and its Affiliates (including the Company and the Transferred Subsidiaries) prior to the Closing in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Pre-Closing Steps) that remain unpaid immediately prior to Closing and are payable by the Company and the Transferred Subsidiaries at or after the Closing, (b) fifty percent (50%) of the the Policy Costs, subject to a maximum amount treated as Transaction Expenses hereunder of $250,000 (the “Seller Cap”), and (c) any change of control, transaction or sale bonus, retention, deferred compensation, severance, incentive or other similar compensatory payment or benefit payable to any current or former Business Employees or other individual service providers solely as a result of the consummation of the transactions contemplated by this Agreement (and not in connection with any other event), together with the employer portion of any payroll Taxes payable in respect of any such payments or amounts described in this clause (b); provided that “Transaction Expenses” shall exclude Post-Close Costs and shall exclude any amount included in Indebtedness.

“Transferred Assets” has the meaning set forth in Exhibit B.

“Transferred Business Contracts” has the meaning set forth in Exhibit B.

“Transferred Business Employee” has the meaning set forth in Section 4.4(a).

“Transferred Intellectual Property” has the meaning set forth in Exhibit B.

“Transferred Plan” means each Benefit Plan that the Company or any Transferred Subsidiary, sponsors, maintains or contributes to, or is required to sponsor, maintain or contribute to for the exclusive benefit of the Business Employees.

“Transferred Plan Assets” has the meaning set forth in Exhibit B.

“Transferred Plan Liabilities” has the meaning set forth in Exhibit B.

“Transferred Real Property” means the Owned Real Property and the Leased Real Property.

“Transferred Subsidiaries” has the meaning set forth in Section 2.5(a).

“Transferred Subsidiaries Interests” has the meaning set forth in Section 2.5(a).

“Transfer Taxes” has the meaning set forth in Section 5.2.

“Transition Committee” has the meaning set forth in Section 4.17.

“Transition Services Agreement” means the transition services agreement relating to the transitional support services for the Business and for businesses retained by Seller or its Affiliates, in the form attached as Exhibit C (subject to Section 4.15), to be entered into on the Closing Date.

“Treasury Regulations” means the regulations prescribed under the Code.

“Trial Balances” has the meaning set forth in Section 2.6(a).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar Laws.

“Willful Breach” means, with respect to any agreement or covenant, a material breach that is the consequence of an action or omission by the breaching party with actual knowledge or intention that such action or omission is, or would reasonably be expected to be or result in, a breach of such agreement or covenant.

Section 9.2         Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. References to “Affiliate” or “Affiliates” of a party shall, except as otherwise expressly provided in this Agreement, only be deemed to include any Person so long as such Person remains an Affiliate of such party; provided that, for the avoidance of doubt, the Company and the Transferred Subsidiaries shall be deemed to be (a) prior to the Closing, “Affiliates” of Seller (and not of Buyer), and (b) following the Closing, “Affiliates” of Buyer (and not of Seller). The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Section and Exhibits of this Agreement unless otherwise specified. Any capitalized term used in any Exhibit or the Seller Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” shall not be exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. A document or item will be deemed “delivered,” “provided” or “made available” to Buyer within the meaning of this Agreement if such document or item is included in the electronic data room titled “KAR Global,” maintained on datasite.com at least one (1) day prior to the execution of this Agreement. References to any Person include the successors and permitted assigns of that Person. Any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations and published interpretations thereof. References from or through any date mean, unless otherwise specified, from and including or through and including that date, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. To the extent that Seller is required to cause its Controlled Affiliates, or Buyer is required to cause its Controlled Affiliates, to take, or use efforts to take, any action, and any one or more of such Controlled Affiliates fails to so take, or use efforts to, take such action, as applicable, then Seller or Buyer, as applicable, shall be deemed in breach of this Agreement.

Article 10

Miscellaneous

Section 10.1       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, electronic mail, or by certified mail to the other party as follows:

if to Buyer,

Carvana Group, LLC
c/o Carvana Co.
1930 W. Rio Salado Parkway
Tempe, Arizona 85281

Attention: Paul Breaux
Email:       paul.breaux@carvana.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attention:	Daniel E. Wolf, P.C.
Edward J. Lee, P.C.
Steven Y. Li
Email:	daniel.wolf@kirkland.com
edward.lee@kirkland.com
steven.li@kirkland.com

if to Seller,

KAR Auction Services, Inc.
11299 N. Illinois Street
Carmel, Indiana 46032
Attention: Chuck Coleman
Email:       chuck.coleman@karglobal.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001-8602

Attention:	Todd E. Freed
Dohyun Kim
Email:	todd.freed@skadden.com
dohyun.kim@skadden.com

or such other address or Email as such party may hereafter specify for the purpose by notice to the other party. All such notices, requests and other communications shall be deemed received (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed or (c) one (1) Business Day after the date when sent to the recipient by reputable overnight express courier services (charges prepaid).

Section 10.2      Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 10.3      Expenses. Except as otherwise set forth in this Agreement and the Ancillary Agreements (as applicable), whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated, all fees and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses; provided that in the event that the transactions contemplated by this Agreement are consummated, Buyer shall pay, or shall cause to be paid, all Transaction Expenses that are unpaid prior to the Closing in accordance with Section 1.1(d). Notwithstanding the foregoing, the parties agree that Buyer shall pay all fees, costs and expenses with respect to any title commitments, Title Policies and Surveys.

Section 10.4      Governing Law, etc.

(a)            This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the Laws of another jurisdiction. Each of the parties (i) submits to the jurisdiction of the Chancery Court of the State of Delaware and the federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and (ii) (A) agrees to bring all claims under any theory of liability in respect of such action or proceeding exclusively in any such court and (B) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.4, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(b)            Each party to this Agreement hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising out of or relating to this Agreement or any of the transactions contemplated hereby or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. Each party to this Agreement hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

Section 10.5      Successors and Assigns. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns; provided that, other than assignments of this Agreement by Buyer to any of its Controlled Affiliates (in which case no such assignment will relieve Buyer of its obligations under this Agreement), this Agreement and the rights and obligations hereunder shall not be assigned by any party (whether by operation of Law or otherwise), without the prior written consent of the other party. Any attempted assignment of this Agreement or any of the rights or obligations hereunder not in accordance with the terms of this Section 10.5 shall be void.

Section 10.6      Entire Agreement. This Agreement, the Ancillary Agreements (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the matters covered hereby and thereby and supersede all prior agreements, understandings and representations, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 10.7      Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.8      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.9      Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that, in addition to any other remedy that a party may have under law or equity, a party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. Each party acknowledges and agrees that monetary damages would be inadequate in the event of any such failure to perform or breach, and waives any equitable defense to the granting of specific performance or other injunctive relief available to such party. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.10     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except for Section 4.6 and Article 8 (each of which shall be for the benefit of the Persons set forth therein, and each such Person shall be an intended third party beneficiary thereof and shall have the rights, benefits and remedies provided for therein), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.11     Legal Representation of Seller and its Affiliates. Buyer on its own behalf and on behalf of its Controlled Affiliates (including, after the Closing, the Company and the Transferred Subsidiaries) and its and its Controlled Affiliates’ directors, shareholders, members, partners, officers and employees, hereby (i) acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) has acted as external counsel to Seller in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby and (ii) agrees, that, in the event that a dispute arises after the Closing arising from the transactions contemplated by this Agreement between Buyer or any of its Controlled Affiliates, on the one hand, and Seller or any of its Affiliates (excluding, after the Closing, the Company and the Transferred Subsidiaries) or its or its Affiliates’ respective directors, shareholders, members, partners, officers or employees (any of the foregoing, a “Sell-Side Party”), on the other hand, or in which the interests of any Sell-Side Party may otherwise be directly adverse to Buyer or any of its Controlled Affiliates in connection with a dispute arising after the Closing arising from the transactions contemplated by this Agreement, Skadden may represent the Sell-Side Party in such dispute even though the interests of the Sell-Side Party may be directly adverse to Buyer, the Company or the Transferred Subsidiaries, and even though Skadden may have represented the Company or any of the Transferred Subsidiaries in a matter substantially related to such dispute, and (iii) irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with Skadden’s prior representation of Seller, the Company or the Transferred Subsidiaries in any matter arising from this Agreement or the transactions contemplated by this Agreement. Buyer further agrees that, as to all legal information, information subject to attorney-client privilege, attorney work product privilege, and/or the expectation of client confidence, in each case of the Company, the Transferred Subsidiaries and/or the Sell-Side Parties, and communications among Skadden, the Company, the Transferred Subsidiaries and the Sell-Side Parties, in each case that relate in any way to (i) the sale of the Business, (ii) this Agreement or (iii) the transactions contemplated by this Agreement, the privilege and the expectation of client confidence belongs to Seller (on behalf of the Sell-Side Parties) and may be controlled by Seller and shall not pass to or be claimed by Buyer, the Company or any of the Transferred Subsidiaries, and all such information and communications shall remain the property of Seller. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or any of the Transferred Subsidiaries and a third party other than a Sell-Side Party after the Closing, the Company or any of the Transferred Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden to such third party; provided, however, that the Company or any such Transferred Subsidiaries may not waive such privilege without the prior written consent of Seller.

Section 10.12     Exhibits and Schedules. The Seller Disclosure Letter and all exhibits or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Without limiting the terms of the Seller Disclosure Letter, any fact or item disclosed in the Seller Disclosure Letter referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement to the extent the relevance of such disclosure to such other section is reasonably apparent on the face of such disclosure. Certain information set forth in the Seller Disclosure Letter is included solely for informational purposes. The inclusion of any information in the Seller Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has had, or would reasonably be expected to have, a Material Adverse Effect, or is outside the Ordinary Course of Business, nor shall such disclosure establish a standard of materiality or Ordinary Course of Business for any purpose whatsoever. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Seller Disclosure Letter is or is not material for purposes of this Agreement. The disclosure of any item or matter relating to any possible breach or violation of any Law or Contract shall not be construed as an admission or indication to any Person that any such breach or violation exits or has actually occurred. The Seller Disclosure Letter and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller or its Affiliates except as and to the extent expressly provided in this Agreement. In no event shall the listing of any matters in the Seller Disclosure Letter be deemed or interpreted to broaden the representations, warranties, covenants or agreements contained in this Agreement.

Section 10.13     Release.

(a)            Effective as of the Closing, (i) Seller, on behalf of itself and its Affiliates (other than the Company and the Transferred Subsidiaries) and each of their respective successors and assigns, hereby irrevocably release and forever discharge any and all rights, claims and causes of action Seller and its Affiliates (other than the Company and the Transferred Subsidiaries) have had, now have or might now have against each of the Company, the Transferred Subsidiaries and each of their respective successors and assigns arising out of, or relating to, the organization, management or operation of the businesses of Seller and its Affiliates (including the Company and the Transferred Subsidiaries) in their capacities as equityholders of the Company and the Transferred Subsidiaries relating to any matter, occurrence, action or activity on or prior to the Closing Date, and (ii) Buyer, on behalf of itself and its Affiliates (including the Company and the Transferred Subsidiaries) and each of their respective successors and assigns, hereby irrevocably releases and forever discharges any and all rights, claims and causes of action Buyer and its Affiliates (including the Company or any of the Transferred Subsidiaries) have had, now have or might now have against each of Seller and its Affiliates (other than the Company and the Transferred Subsidiaries) and each of their respective current and former employees, officers, directors, equityholders, partners, members, advisors, successors and assigns arising out of, or relating to, the organization, management or operation of the businesses of Seller and its Affiliates (including the Company and the Transferred Subsidiaries) in their capacities as equityholders of the Company and the Transferred Subsidiaries relating to any matter, occurrence, action or activity on or prior to the Closing Date, in the case of each of clauses (i) and (ii) other than (1) any rights, claims or causes of action under this Agreement, any Ancillary Agreement or any agreement listed on Section 4.9 of the Seller Disclosure Letter, (2) any agreement entered into after the Closing Date, (3) under any contract of insurance, organizational documents, or other indemnification and/or exculpation obligations covering or otherwise in favor of the directors, managers and officers of Seller or its Subsidiaries (including the Company) prior to the Closing or (4) any employment, severance, bonus or similar agreement or arrangement between the Company or a Transferred Subsidiary and a current officer or director that continues to remain in effect following the Closing. Notwithstanding the foregoing, the Buyer Releasing Parties shall not be deemed to have released any claim, defense, fact or circumstance against any Person solely in his or her capacity as a Business Employee.

(b)            Without limiting the foregoing, but subject to the terms of this Agreement, Buyer on behalf of itself and its Controlled Affiliates (including the Company and the Transferred Subsidiaries) and each of their respective successors and assigns, hereby irrevocably releases and forever discharges Seller and its Controlled Affiliates (other than the Company and the Transferred Subsidiaries) and each of their respective current and former employees, officers, directors, equity holders, partners, members, advisors, successors and assigns from all such known, unknown or potential claims and Liabilities arising under or pursuant to Environmental Law that relate to any matter, occurrence, action or activity on or prior to the Closing Date in connection with the Transferred Assets, the Transferred Subsidiaries or the Business, in each case other than (1) any rights, claims or causes of action under this Agreement, any Ancillary Agreement or any agreement listed on Section 4.9 of the Seller Disclosure Letter or (2) any agreement entered into after the Closing Date.

Section 10.14    Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, but in all cases subject to and without in any way limiting the rights and claims of Buyer or any of its Affiliates under and pursuant to any debt commitment letter or other applicable definitive document relating to the Debt Financing, each of Seller and the Company hereby:

(a)            agrees that any claim, action, suit, investigation or other proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement and/or the Debt Financing or any of the agreements entered into in connection therewith or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof) and each party hereto irrevocably submits itself and its property with respect to any such claim, action, suit, investigation or other proceeding to the exclusive jurisdiction of such court;

(b)            agrees that any such claim, action, suit, investigation or other proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any debt commitment letter or other applicable definitive document relating to the Debt Financing;

(c)            agrees not to bring or support or permit any of its respective Affiliates to bring or support any claim, action, suit, investigation or other proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement or the Debt Financing or any of the transactions contemplated hereby or the performance of any services thereunder in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof);

(d)            irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such claim, action, suit, investigation or other proceeding in any such court;

(e)            KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR OTHER PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE RELATED PARTY IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT OR THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER;

(f)            agrees that no Debt Financing Sources Related Party will have any liability to Seller, the Company or any their respective Affiliates or Representatives relating to or arising out of this Agreement or the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and

(g)            agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.14 and that such provisions and the definitions of “Debt Financing Sources” and “Debt Financing Source Related Parties” shall not be amended or waived in any way adverse to the rights of any Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 10.15      Guaranty.

(a)            The Guarantor, intending to be legally bound, hereby irrevocably, unconditionally, and absolutely guarantees as a primary obligor and not merely as a surety to Seller the full and punctual payment and performance by Buyer of all of its obligations pursuant to this Agreement, including all of Buyer’s payment obligations under this Agreement, including those obligations set forth in Article 1 (collectively, the “Guaranteed Obligations”), subject to all terms, conditions and limitations contained in this Agreement. The Guarantor acknowledges and agrees that the obligation of the Guarantor under this Section 10.15 is one of payment and performance, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Section 10.15, irrespective of whether any action is brought against Buyer or whether Buyer is joined in any such action or actions. The Guarantor further acknowledges and agrees that, subject to all terms, conditions and limitations contained in this Agreement, the obligations of the Guarantor under this Section 10.15 shall be unconditional and absolute and no release or extinguishments of Buyer’s obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee; and the liability of the Guarantor shall not be subject to any reduction, limitation, impairment, discharge, or termination for any other reason, including any claim of waiver, release, surrender, alteration, or compromise, and shall not be subject to any claim, defense, setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any Guaranteed Obligation or otherwise. The Guarantor hereby waives (i) promptness, diligence, notice of acceptance, notice of presentment of payment, and any other notice hereunder (in each case, other than notices to Buyer or Guarantor, with a copy to its counsel, pursuant to this Agreement), (ii) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Guaranteed Obligations, and any other notice with respect to the Guaranteed Obligations (in each case, other than notices to Buyer or Guarantor, with a copy to its counsel, pursuant to this Agreement), (iii) any requirement that Seller exhaust any right or take any action against Buyer or any other Person and (iv) any defense arising by any lack of capacity or authority of the Guarantor or Buyer. Notwithstanding anything in this Section 10.15 to the contrary, (x) the Guarantor shall be entitled to assert as a defense to any claim for payment or performance of the Guaranteed Obligations that such Guaranteed Obligations have previously been paid or performed in full and any and all defenses to the Guaranteed Obligations that are available to Buyer or other obligor of the Guaranteed Obligations and (y) Guarantor’s obligations pursuant to this Section 10.15 with respect to any Guaranteed Obligation shall not exceed any corresponding obligation of Buyer under this Agreement. The foregoing guaranty shall remain in full force and effect until the date on which each Guaranteed Obligation has been completely performed and/or paid in full, as applicable.

(b)            Seller shall not be required to marshal any assets in favor of the Guarantor, or against or in payment of Guaranteed Obligations.

(c)            The Guarantor hereby represents and warrants to Seller as follows:

(i)            The Guarantor is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted, except where the absence of such power to conduct its business would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(ii)           The Guarantor has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Guarantor is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Guarantor or any of its Controlled Affiliates is a party by the Guarantor or such Controlled Affiliates and the consummation of the transactions contemplated hereby and thereby by the Guarantor or such Controlled Affiliates have been duly authorized by all requisite corporate, limited liability company or other entity action of the Guarantor or such Controlled Affiliates, as applicable. No vote or approval of the holders of any class or series of capital stock of the Guarantor is necessary for the execution, delivery or performance by the Guarantor or its Controlled Affiliates of this Agreement or the Ancillary Agreements, as applicable, to which the Guarantor or such Controlled Affiliates is a party or the consummation by the Guarantor or its Controlled Affiliates of the transactions contemplated hereby or thereby. This Agreement has been (and the execution, delivery and performance of each of the Ancillary Agreements to which the Guarantor or any of its Controlled Affiliates will be a party will be) duly and validly executed and delivered by the Guarantor (and, in the case of the Ancillary Agreements, by the Guarantor or the applicable Controlled Affiliate) and constitutes (and each such Ancillary Agreement when so executed and delivered by the Guarantor or the applicable Controlled Affiliates will constitute) a valid, legal and binding agreement of the Guarantor (and in the case of Ancillary Agreements, the Guarantor or its Controlled Affiliates party thereto) (assuming that this Agreement has been, and the Ancillary Agreements to which the Guarantor or its applicable Controlled Affiliates is a party will be, duly and validly authorized, executed and delivered by the other Persons parties thereto), enforceable against the Guarantor (and in the case of the Ancillary Agreements, the Guarantor or its Controlled Affiliates party thereto) in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

(iii)          Assuming the truth and accuracy of the representations and warranties of Seller contained in Section 2.2(b), no notices to, filings with or authorizations, registrations, declarations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance by the Guarantor or any of its Controlled Affiliates of this Agreement or the Ancillary Agreements to which the Guarantor or any of its Controlled Affiliates is a party or the consummation by the Guarantor or its Controlled Affiliates of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) applicable requirements and filings under the Exchange Act or the Securities Act and (iii) those the failure of which to obtain or make would not, individually or in the aggregate, be (or reasonably be expected to be) materially adverse to the Guarantor’s and its applicable Controlled Affiliates’ ability to consummate the transactions contemplated hereby.

(d)           The parties hereto agree that the terms and provisions of Article 10 shall apply to this Section 10.15, mutatis mutandis. For the avoidance of doubt, Guarantor shall not be deemed to be a party to this Agreement for purposes of any provisions other than this Section 10.15.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CARVANA GROUP, LLC

By	/s/ Paul Breaux
Name: Paul Breaux
Title: Vice President, General Counsel and Secretary

CARVANA CO., solely for the purposes of Section 10.15

By	/s/ Paul Breaux
Name: Paul Breaux
Title: Vice President, General Counsel and Secretary

[Signature Page to Securities and Asset Purchase Agreement]

KAR AUCTION SERVICES, INC.

By	/s/ Eric M. Loughmiller
Name: Eric M. Loughmiller
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Securities and Asset Purchase Agreement]